Exhibit 10.1

EXECUTION VERSION

DEBTOR-IN-POSSESSION CREDIT

AND

NOTE PURCHASE AGREEMENT

dated as of

March 15, 2024

among

ENVIVA INC.,
as Company,

THE DIP CREDITORS PARTY HERETO

and

SEAPORT LOAN PRODUCTS LLC,

as Co-Administrative Agent

and

ACQUIOM AGENCY SERVICES LLC
as Co-Administrative Agent and Collateral Agent

i

SCHEDULES

Schedule 1.01(a)	-	Tranche A Commitment
Schedule 1.01(b)	-	Tranche B Commitment
Schedule 1.01(c)	-	Specified Letters of Credit
Schedule 3.01	-	Jurisdictions of Company and Restricted Subsidiaries
Schedule 3.08	-	Subsidiaries
Schedule 3.09	-	Litigation
Schedule 3.17	-	Environmental Matters
Schedule 3.18	-	Insurance
Schedule 3.19(a)	-	UCC Filing Offices
Schedule 3.20	-	Real Property
Schedule 5.09	-	Initial Budget
Schedule 5.15	-	Post-Closing Obligations
Schedule 5.18	-	Milestones
Schedule 6.01	-	Existing Indebtedness
Schedule 6.02	-	Existing Liens
Schedule 6.04(a)	-	Existing Investments
Schedule 6.07	-	Certain Transactions with Affiliates
Schedule 6.15	-	Additional Subsidiaries

EXHIBITS

Exhibit A	-	Form of Assignment and Acceptance
Exhibit B	-	Form of Affiliated DIP Creditor Assignment and Acceptance
Exhibit C-1	-	Form of Borrowing Request
Exhibit C-2	-	Form of Request Notice
Exhibit D	-	[Reserved]
Exhibit E	-	Form of Interest Election Notice
Exhibit F	-	Form of Interim Order
Exhibit G	-	Form of Prepayment Notice
Exhibit H	-	Form of Affiliate Subordination Agreement
Exhibit I	-	Form of Guarantee and Collateral Agreement
Exhibit J	-	Form of Compliance Certificate
Exhibit K-1	-	Form of U.S. Tax Compliance Certificate
Exhibit K-2	-	Form of U.S. Tax Compliance Certificate
Exhibit K-3	-	Form of U.S. Tax Compliance Certificate
Exhibit K-4	-	Form of U.S. Tax Compliance Certificate
Exhibit L	-	Form of Perfection Certificate
Exhibit M	-	[Reserved]
Exhibit N	-	Form of Initial Budget
Exhibit O	-	Form of Instrument of Transfer
Exhibit P	-	Form of Note
Exhibit Q	-	Form of Secretary’s Certificate
Exhibit R	-	Form of Closing Certificate
Exhibit S	-	Form of Substitution for DIP Notes Creditor

v

DEBTOR-IN-POSSESSION CREDIT

AND NOTE PURCHASE AGREEMENT

DEBTOR-IN-POSSESSION CREDIT AND NOTE PURCHASE AGREEMENT dated as of March 15, 2024, among ENVIVA INC., a Delaware corporation (the “Company”) and a debtor and debtor-in-possession under chapter 11 of the Bankruptcy Code (as defined below), the DIP Creditors (such term and each other capitalized term used but not defined in this introductory statement having the meaning given it in Article I), ACQUIOM AGENCY SERVICES LLC (“Acquiom”) and SEAPORT LOAN PRODUCTS LLC (“Seaport”), as co-administrative agents (in such capacity, including any successor thereto in such capacity, the “Co-Administrative Agents”) and Acquiom, as collateral agent (in such capacity, including any successor thereto in such capacity, the “Collateral Agent”) for the DIP Creditors.

RECITALS

A.            On March 12, 2024 (the “Petition Date”), the Company and the Guarantors (each, a “Debtor” and collectively, the “Debtors”) filed voluntary petitions with the Bankruptcy Court initiating their respective cases that are pending under chapter 11 of the Bankruptcy Code (each such case, a “Chapter 11 Case” and collectively, the “Chapter 11 Cases”) and have continued in the possession of their assets and the management of their business pursuant to sections 1107 and 1108 of the Bankruptcy Code.

B.            The Company has requested that the DIP Creditors provide a debtor-in-possession credit facility in an aggregate principal amount of up to $500,000,000 (the “DIP Facility”), with all of the Company’s obligations under the DIP Facility to be guaranteed by each Guarantor, and the DIP Creditors are willing to extend such credit to the Company on the terms and subject to the conditions set forth herein.

C.            The Company and each other Credit Party has secured all of the Obligations under the Credit Documents by granting to the Collateral Agent, for the benefit of the Secured Parties, a security interest in and Lien upon substantially all of the property of the Company and the other Credit Parties, subject to the limitations described herein and in the Security Documents.

D.            The priority of the DIP Facility with respect to the Collateral granted as security for the payment and performance of the Obligations shall be as set forth in the Interim Order and the Final Order, as applicable, in each case, upon entry thereof by the Bankruptcy Court, and in the Security Documents.

E.            All of the claims and the Liens granted under the Orders and the Credit Documents to the Co-Administrative Agents, the Collateral Agent, the DIP Creditors and the other Secured Parties in respect of the DIP Facility shall be subject to the Carve Out.

F.            The Company and the other Guarantors are engaged in related businesses, and each Guarantor will derive substantial direct and indirect benefit from the making of the extensions under this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual provisions, covenants and agreements herein contained, the parties hereto hereby covenant and agree as follows:

Article I

Definitions

Section 1.01      Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

“ABR” when used in reference to any Term Loan, any Note or any Borrowing, refers to whether (a) such Term Loan, (b) such Note or (c) the Term Loans or the Notes comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“ABR Note” means a Note that bears interest at a rate based on ABR.

“Acceptable Confirmation Order” shall mean an order of the Bankruptcy Court confirming an Acceptable Plan of Reorganization that is (a)(i) acceptable in form and substance to the Required DIP Creditors and that is subject to all applicable consent rights under the Restructuring Support Agreement (except as otherwise agreed in writing by the Required DIP Creditors) and (ii) solely with respect to those provisions thereof that affect the rights and duties of the Agents, in form and substance reasonably satisfactory to the Agents (solely with respect to their own rights, obligations, liabilities, duties and treatment, as the same may be amended, supplemented, or modified from time to time after entry thereof (b)(i) acceptable in form and substance to the Required DIP Creditors and that is subject to all applicable consent rights under the Restructuring Support Agreement (except as otherwise agreed in writing by the Required DIP Creditors) and (ii) solely with respect to those provisions thereof that affect the rights and duties of the Agents, in form and substance reasonably satisfactory to the Agents (solely with respect to their own rights, obligations, liabilities, duties and treatment).

“Acceptable Plan of Reorganization” shall mean a Chapter 11 Plan for each of the Chapter 11 Cases that:

(a)           provides for a Payment in Full and contains the terms and conditions consistent with the Restructuring Support Agreement, subject to all applicable consent rights set forth in the Restructuring Support Agreement (except as may be separately agreed in writing by the Required DIP Creditors) and is otherwise acceptable to the Required DIP Creditors, and, solely with respect to those provisions thereof that affect the rights and duties of the Agents, in form and substance reasonably satisfactory to the Agents (solely with respect to their own rights, obligations, liabilities, duties and treatment);

(b)           is in full force and effect and has not been modified, altered, amended or otherwise changed or supplemented except (i) with the consent of the Required DIP Creditors, (ii) with all applicable consents required under the Restructuring Support Agreement (or as otherwise agreed in writing by the Required DIP Creditors) and (iii) solely with respect to those provisions thereof that affect the rights and duties of the Agents, the consent of the Agents (not to be unreasonably withheld or delayed); and

(c)           is confirmed by the Bankruptcy Court pursuant to an Acceptable Confirmation Order.

“Ad Hoc Group” shall mean those certain DIP Creditors represented by the Ad Hoc Group Advisors as of the Closing Date.

“Ad Hoc Group Advisors” shall mean Davis Polk & Wardwell LLP, Evercore Group, L.L.C., and all other special or local counsel, consultants or advisors providing advice to the Ad Hoc Group in connection with the Restructuring.

“Administration Fee Letter” shall mean the Administration Fee Letter dated March 15, 2024 between the Company and the Co-Administrative Agents, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Affected Financial Institution” shall mean (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” shall mean, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Affiliate Subordination Agreement” shall mean an Affiliate Subordination Agreement in the form of Exhibit H pursuant to which intercompany obligations and advances owed by any Credit Party are subordinated to the Obligations.

“Affiliated DIP Creditor Assignment and Acceptance” shall mean an assignment and acceptance entered into by an Affiliated DIP Creditor that is an Eligible Assignee and a DIP Creditor or, if the Affiliated DIP Creditor is the assignor, an Eligible Assignee, and accepted by the Co-Administrative Agents, in the form of Exhibit B or such other form as shall be reasonably acceptable to the Co-Administrative Agents.

“Affiliated DIP Creditors” shall mean, at any time, any DIP Creditor that is (a) Riverstone Holdings LLC or any Affiliate of Riverstone Holdings LLC or any Affiliate of the Company (other than any Subsidiary of the Company) at such time, (b) any investor in any continuation fund or similar vehicle established in connection with the ownership of the Company and its Subsidiaries, and any Affiliate or Related Party of any such investor and (c) any other person that receives any Loans or Notes through the Syndication Procedures (as defined in the Interim DIP Order or, as applicable, the Final Order) or any other syndication or allocation of the Company Allocated Portion; provided that, notwithstanding anything to the contrary herein, under no circumstances shall the Ad Hoc Group, any member thereof or any Affiliate or Related Party of the Ad Hoc Group or its members be deemed an Affiliated DIP Creditor.

“Agents” shall have the meaning assigned to such term in Article VIII.

“Agreement” shall mean this Debtor-in-Possession Credit and Note Purchase Agreement, dated as of the date hereof, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1.00% and (c) Term SOFR published on such day (or if such day is not a Business Day the next previous Business Day) for an Interest Period of one month (taking into account any “floor” under the definition of “Term SOFR”) plus 1.00%. If the Co-Administrative Agents shall have determined (which determination shall be conclusive absent manifest error) that they are unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Co-Administrative Agents to obtain sufficient quotations in accordance with the terms of the definition thereof, the Alternate Base Rate shall be determined without regard to clause (b) of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Term SOFR shall be effective on the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Term SOFR, as the case may be. Notwithstanding the foregoing, on any date of determination the Alternate Base Rate shall be no less than 0.00%.

“Anti-Terrorism Laws” shall mean any laws applicable to the Company or any Subsidiary relating to sanctions, terrorism or money laundering, including Executive Order No. 13224, the USA PATRIOT Act, the laws comprising or implementing the Bank Secrecy Act and the laws administered by OFAC (as any of the foregoing laws may from time to time be amended, renewed, extended or replaced).

“Applicable Margin” shall mean, for any day (a) with respect to Term Loans and Notes which are ABR Loans and ABR Notes, respectively, hereunder, 7.00% and (b) with respect to Term Loans and Notes which are SOFR Loans and SOFR Notes, respectively, hereunder, 8.00%.

“Approved Bankruptcy Court Order” means (a) each of the Orders, as such order is amended and in effect from time to time in accordance with this Agreement, (b) any order entered by the Bankruptcy Court regarding, relating to or impacting (i) any rights or remedies of any Secured Party, (ii) the Credit Documents (including the Credit Parties’ obligations thereunder), (iii) the Collateral, any Liens thereon or any Superpriority Claims (including, without limitation, any sale or other disposition of Collateral or the priority of any such Liens or Superpriority Claims), (iv) use of Cash Collateral, (v) debtor-in-possession financing, (vi) adequate protection granted with respect to, or otherwise relating to, any Prepetition Indebtedness, (vii) any Chapter 11 Plan, (viii) the assumption or rejection of material contracts of the Debtors, and, in the case of each of the foregoing clauses (i) through (viii), that (A) is in form and substance satisfactory to the Co-Administrative Agents (solely with respect to its own rights, obligations, liabilities, duties and treatment), the Collateral Agent (solely with respect to its own rights, obligations, liabilities, duties and treatment) and the Required DIP Creditors, (B) satisfies all applicable consent rights in the Restructuring Support Agreement, (C) has not been vacated, reversed or stayed and (D) has not been amended or modified in a manner adverse to the rights of the DIP Creditors in any material respect except as agreed in writing by the Co-Administrative Agents (solely with respect to its own rights, obligations, liabilities, duties and treatment), the Collateral Agent (solely with respect to its own rights, obligations, liabilities, duties and treatment) and the Required DIP Creditors in their sole discretion, and (c) with respect to any other order, an order entered by the Bankruptcy Court that (i) is in form and substance reasonably satisfactory to each Co-Administrative Agent (solely with respect to its own rights, obligations, liabilities, duties and treatment), the Collateral Agent (solely with respect to its own rights, obligations, liabilities, duties and treatment) and the Required DIP Creditors, (ii) has not been vacated, reversed or stayed and (iii) has not been amended or modified except in a manner reasonably satisfactory to each Co-Administrative Agent (solely with respect to its own rights, obligations, liabilities, duties and treatment), the Collateral Agent (solely with respect to its own rights, obligations, liabilities, duties and treatment) and the Required DIP Creditors.

“Approved Budget” initially, the Initial Budget, and, thereafter, the most recent Updated Budget accepted (or deemed accepted) by the Required DIP Creditors in accordance with Section 5.09(a).

“Approved Fund” shall mean any Person (other than a natural Person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities that is administered or managed by (a) a DIP Creditor, (b) an Affiliate of a DIP Creditor or (c) an entity or an Affiliate of an entity that administers or manages a DIP Creditor.

“Asset Sale” shall mean (a) the sale, transfer or other disposition (by way of merger or otherwise) by the Company or any Restricted Subsidiary, including the issuance by any Restricted Subsidiary, to any Person other than the Company or any Wholly Owned Restricted Subsidiary of any Equity Interests of a Restricted Subsidiary (other than directors’ qualifying shares) and (b) the sale, transfer or other disposition (by way of merger or otherwise) by the Company or any Restricted Subsidiary to any Person other than the Company or any Wholly Owned Restricted Subsidiary of any other assets of the Company or any Restricted Subsidiary (in each case other than (i) any Disposition permitted under clauses (i) through (xiii) and clauses (xv) and (xvii) of Section 6.05(b) and (ii) any sale, transfer or other disposition or series of related sales, transfers or other dispositions having a fair market value not in excess of $100,000).

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a DIP Creditor and an Eligible Assignee (but not an assignment and acceptance entered into by the Company or any of the Company’s Affiliates or Subsidiaries), and accepted by the Co-Administrative Agents, in the form of Exhibit A (in the case of Term Loans) or Exhibit O (in the case of Notes) or such other form as shall be reasonably acceptable to the Co-Administrative Agents.

“Available Tenor” shall mean, as of any date of determination and with respect to the then-current Benchmark (or component thereof), as applicable, that is or may be used for determining any tenor for such Benchmark or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section  2.29(d).

“Avoidance Action” has the meaning assigned to such term in the Interim Order or the Final Order, as applicable.

“Backstop Premium” shall have the meaning given to such term in Section 2.05(e).

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” shall mean (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank Secrecy Act” shall mean the Bank Secrecy Act of 1970 (Titles I and II of Pub. L. No. 91-508 (signed into law October 26, 1970 and as modified, amended, supplemented or restated from time to time)).

“Bankruptcy Code” shall mean Title 11 of the United States Code (11 USC § 101 et seq.), as it has been, or may be, amended, from time to time.

“Bankruptcy Court” shall mean the United States Bankruptcy Court for Eastern District of Virginia or any other court having jurisdiction over the Chapter 11 Cases from time to time.

“Bankruptcy Law” shall mean each of (a) the Bankruptcy Code, (b) any domestic or foreign law relating to liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, administration, insolvency, reorganization, debt adjustment, receivership or similar debtor relief laws from time to time in effect and affecting the rights of creditors generally (including without limitation any plan of arrangement provisions of applicable corporation statutes), and (c) any order made by a court of competent jurisdiction in respect of any of the foregoing.

“Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure, as the same may from time to time be in effect and applicable to the Chapter 11 Cases.

“Barclays” shall mean Barclays Bank PLC.

“Base Rate Term SOFR Determination Day” shall have the meaning assigned to such term in the definition of “Term SOFR”.

“Benchmark” shall mean, initially, Term SOFR; provided that if a Benchmark Transition Event has occurred with respect to Term SOFR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.29.

“Benchmark Replacement” shall mean, with respect to any Benchmark Transition Event, the first alternative set forth in the order below that can be determined by the Co-Administrative Agents for the applicable Benchmark Replacement Date:

(a)            the sum of: (a) Daily Simple SOFR and (b) the related Benchmark Replacement Adjustment; or

(b)            the sum of: (i) the alternate benchmark rate that has been selected by the Co-Administrative Agents and the Company giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for Dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment;

provided that, if the Benchmark Replacement would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Credit Documents.

“Benchmark Replacement Adjustment” shall mean, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement that the Required DIP Creditors inform the Co-Administrative Agents in a written notice shall apply after giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities.

“Benchmark Replacement Date” shall mean the earlier to occur of the following events with respect to the then-current Benchmark:

(a)           in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b)           in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by or on behalf of the administrator of such Benchmark (or such component thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative or non-compliant with or non-aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks; provided that such non-representativeness, non-compliance or non-alignment will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” shall mean the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a)           a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b)           a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c)           a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” shall mean the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Credit Document in accordance with Section 2.29 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Credit Document in accordance with Section 2.29.

“Beneficial Owner” shall have the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act as in effect on the Closing Date. The terms “Beneficially Owns” and “Beneficially Owned” shall have corresponding meanings.

“Beneficial Ownership Certification” shall mean a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” shall mean 31 C.F.R. § 1010.230.

“Benefit Plan” shall mean any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” of a party shall mean an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Blocked Person” shall have the meaning assigned to such term in Section 3.23(b).

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“Borrowing” shall mean (i) Loans of the same Class and Type made, converted or continued on the same date and, in the case of Term SOFR Loans, as to which a single Interest Period is in effect and (ii) Notes of the same Class and Type issued, converted or continued on the same date and, in the case of Term SOFR Notes, as to which a single Interest Period is in effect.

“Borrowing Request” shall mean a request by a Company in accordance with the terms of Section 2.03 and substantially in the form of Exhibit C-1 or such other form reasonably acceptable to the Co-Administrative Agents.

“Break Premium” shall have the meaning given to such term in Section 2.19(g).

“Breakage Event” shall have the meaning assigned to such term in Section 2.16.

“Budget” shall mean any 13-week consolidated weekly operating budget of the Debtors and their respective Subsidiaries setting forth, among other things, projected receipts, disbursements, liquidity and net cash flow for the period described therein and weekly transfers from the DIP Funding Account, prepared by the Company’s management, in form and level of detail substantially consistent with the Initial Budget.

“Budget Variance Report” shall mean, for any Budget Variance Test Period, a weekly variance report prepared by the Company’s management, comparing for such Budget Variance Test Period the actual results against anticipated results under the Approved Budget (including with respect to professional fee disbursements), on an aggregate basis and in the same level of detail set forth in the applicable Approved Budget, together with a written explanation for all variances of greater than the applicable permitted variance for any given testing period.

“Budget Variance Test Date” shall mean the Friday of every week (commencing with the Friday of the fifth full calendar week occurring after the Petition Date) or, to the extent such Friday is not a Business Day, the next Business Day thereafter.

“Budget Variance Test Period” shall mean, with respect to any Budget Variance Test Date, the four-week period ending on the last Business Day of the week immediately preceding the applicable Budget Variance Test Date; provided that the initial Budget Variance Test Period shall include the period beginning on the Closing Date through end of the otherwise applicable four-week period.

“Business Day” shall mean any day other than a Saturday, Sunday or day on which banks in New York City are authorized or required by law to close; provided, however, that when used in connection with a Term SOFR Loan or a Term SOFR Note, the term “Business Day” shall also exclude any day that is not a U.S. Government Securities Business Day.

“Bylaws” shall mean the Bylaws of Enviva Inc. adopted December 31, 2021, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time to the extent an Event of Default under paragraph (n) of Article VII has not occurred as a result of such amendment, restatement, amendment and restatement, supplement or other modification.

“Capital Lease Obligations” of any Person shall mean the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the “principal” amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Carve Out” shall have the meaning set forth in the Interim Order or the Final Order, as applicable.

“Cash Collateral” shall have the meaning assigned to such term in the Interim Order or the Final Order, as applicable.

“Cash Management Order” shall mean an order of the Bankruptcy Court entered in the Chapter 11 Cases that authorizes the Debtors to maintain their existing cash management and treasury arrangements, that is acceptable in form and substance to the Required DIP Creditors and is subject to all applicable consent rights under the Restructuring Support Agreement (except as otherwise agreed in writing by the Required DIP Creditors) and, solely with respect to those provisions thereof that affect the rights and duties of the Agents, in form and substance reasonably satisfactory to the Agents, as the same may be amended, supplemented, or modified from time to time after entry thereof that is acceptable in form and substance to the Required DIP Creditors and is subject to all applicable consent rights under the Restructuring Support Agreement (except as otherwise agreed in writing by the Required DIP Creditors) (or, if a RSA Termination Event has occurred, the consent of the Required DIP Creditors (acting in their sole discretion) and, solely with respect to those provisions thereof that affect the rights and duties of the Agents, in form and substance reasonably satisfactory to the Agents).

“Casualty Event Receipt” shall mean cash received by or paid to or for the account of the Company or any of the Restricted Subsidiaries constituting proceeds of casualty insurance (excluding proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings) or condemnation awards (and payments in lieu thereof), in each case, to the extent such proceeds or awards exceed $500,000 for any event or series of related events, net of (i) any taxes paid or payable as a result of the receipt of such cash (or reasonably and in good faith reserved for the payment of any such taxes after taking into account all available credits and deductions), (ii) reasonable out-of-pocket transaction costs and expenses incurred in connection with obtaining such cash and (iii) the principal amount, premium or penalty, if any, and interest, breakage costs or other amounts of any Indebtedness (other than Indebtedness under the Credit Documents) that is secured by the property subject to such casualty or condemnation and is required to be repaid and actually repaid in connection therewith.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980.

“CERCLIS” shall mean the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

“CFC” shall mean a “controlled foreign corporation” as defined in Section 957 of the Code.

“Change in Control” shall mean the occurrence of any of the following:

(a)           any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) other than the Riverstone Entities becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, directly or indirectly, of thirty-five percent (35%) or more of the equity interests of the Company on a fully diluted basis and entitled to vote for members of the board of directors or equivalent governing body of the Company;

(b)           the Company shall cease to Beneficially Own, directly or indirectly, equity interests representing 100% of both (i) the aggregate ordinary voting power represented by the issued and outstanding equity interests of Enviva, LP and (ii) the economic interests represented by the issued and outstanding equity interests of Enviva, LP; or

(c)           a “Change in Control” or similar event shall occur and be continuing under any Material Indebtedness of the Company or any Restricted Subsidiary other than prepetition Indebtedness that is subject to the automatic stay applicable under section 362 of the Bankruptcy Code.

“Change in Law” shall mean the occurrence of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty after the date of this Agreement, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any DIP Creditor (or, for purposes of Section 2.14, by any lending office of such DIP Creditor or by such DIP Creditor’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or United States or foreign regulatory agencies, in each case, pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Chapter 11 Cases” shall have the meaning given to such term in the recitals to this Agreement.

“Chapter 11 Plan” shall mean a plan of reorganization in any or all of the Chapter 11 Cases.

“Chapter 11 Plan Related Documents” means the Restructuring Support Agreement and any other document required, necessary or desirable in order to implement the Chapter 11 Plan.

“Charges” shall have the meaning assigned to such term in Section 9.09.

“Class”, when used with respect to: (a) any Term Loans, refers to whether such Term Loans are Tranche A Loans or Tranche B Loans; (b) any Notes, refers to whether such Notes are Tranche A Notes or Tranche B Notes; (c) any Borrowing, refers to whether the Term Loans or the Notes comprising such Borrowing, are Tranche A Loans, Tranche B Loans, Tranche A Notes or Tranche B Notes and (d) any Commitment, refers to whether such Commitment is a Tranche A Loan Commitment, Tranche A Note Commitment, Tranche B Loan Commitment or Tranche B Note Commitment.

“Closing” shall have the meaning given to such term in Section 2.03(b)(i).

“Closing Date” shall mean March 15, 2024.

“Co-Administrative Agent” shall mean, collectively, Acquiom and Seaport, as Co-Administrative Agents for the DIP Creditors under this Agreement and the other Credit Documents, or any successor administrative agent(s) or co-administrative agents appointed pursuant to Section 9.04 and “Co-Administrative Agent” shall mean any one of them.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time (unless as herein specifically provided otherwise).

“Collateral” shall have the meaning given to the term “DIP Collateral” in the Interim Order (and, when applicable, the Final Order) and words of similar intent, and in any of the Security Documents, and shall include all present and after acquired assets and property, whether real, personal, tangible, intangible or mixed of the Credit Parties, wherever located, on which Liens are or are purported to be granted pursuant to the Orders to secure the payment and performance of the Obligations.

“Collateral Agent” shall have the meaning assigned to such term in the introductory statement to this Agreement.

“Commitment” shall mean, with respect to any DIP Creditor, individually or collectively, as the context may require, such DIP Creditor’s Tranche A Loan Commitment, Tranche A Note Commitment, Tranche B Loan Commitment, Tranche B Note Commitment, Initial Term Loan Commitment, Delayed Draw Term Loan Commitment, Initial Note Commitment and/or Delayed Draw Note Commitment, as applicable.

“Commitment Parties” shall mean the “DIP Creditors” as such term is defined in the DIP Commitment Letter, together with their successors and permitted assigns.

“Communications” shall have the meaning assigned to such term in Section 9.01.

“Company” shall have the meaning assigned to such term in the introductory statement to this Agreement.

“Company Allocated Portion” shall have the meaning assigned to such term in the DIP Commitment Letter.

“Company Materials” shall have the meaning assigned to such term in Section 9.01.

“Company Retained Professionals Disbursements” means any disbursements for any advisors or professionals that have been retained (or are proposed or contemplated to be retained) by the Company or any of its Subsidiaries in the Chapter 11 Cases.

“Compliance Certificate” shall mean a compliance certificate, substantially in the form of Exhibit J.

“Confirmation Order” means the order of the Bankruptcy Court confirming the Chapter 11 Plan under section 1129 of the Bankruptcy Code.

“Conforming Changes” means, with respect to either the use or administration of any Benchmark or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 2.16 and other technical, administrative or operational matters) that the Co-Administrative Agents decide may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Co-Administrative Agents in a manner substantially consistent with market practice (or, if the Co-Administrative Agents decide that adoption of any portion of such market practice is not administratively feasible or if the Co-Administrative Agents determine that no market practice for the administration of any such rate exists, in such other manner of administration as the Co-Administrative Agents decide is reasonably necessary in connection with the administration of this Agreement and the other Credit Documents).

“Connection Income Taxes” shall mean Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“Corresponding Tenor” shall mean, with respect to any Available Tenor, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Covered Entity” shall mean any of the following:

(i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Credit Documents” shall mean this Agreement and the Security Documents, the DIP Commitment Letter, the Fee Letters, the Notes and any other document from time to time executed in connection with the foregoing that is designated as a “Credit Document”.

“Credit Parties” shall mean the Company and each other Person that is a Guarantor.

“Daily Simple SOFR” shall mean, for any day (a “SOFR Rate Day”), a rate per annum equal to the greater of (a) SOFR for the day (such day “i”) that is five U.S. Government Securities Business Days prior to (A) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (B) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website, and (b) the Floor. If by 5:00 p.m. (New York City time) on the second (2nd) U.S. Government Securities Business Day immediately following any day “i”, the SOFR in respect of such day “i” has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to the Daily Simple SOFR has not occurred, then the SOFR for such day “i” will be the SOFR as published in respect of the first preceding U.S. Government Securities Business Day for which such SOFR was published on the SOFR Administrator’s Website; provided that any SOFR determined pursuant to this sentence shall be utilized for purposes of calculation of Daily Simple SOFR for no more than three (3) consecutive SOFR Rate Days. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Company.

“Davis Polk” shall mean Davis Polk & Wardwell LLP.

“Debtor” or “Debtors” shall have the meaning given to such term in the recitals to this Agreement.

“Debtor Relief Laws” shall mean the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Declined Amounts” shall have the meaning assigned to such term in Section 2.13(h).

“Default” shall mean any event or condition which upon notice, lapse of time or both would constitute an Event of Default.

“Default Rate” shall have the meaning assigned to such term in Section 2.07.

“Default Right” shall have the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting DIP Creditor” shall mean, subject to Section 2.22(b), any DIP Creditor that (a) has failed to (i) fund all or any portion of its Term Loans and/or Notes within two (2) Business Days of the date such Loans and/or Notes were required to be funded hereunder unless such DIP Creditor notifies the Co-Administrative Agents and the Company in writing that such failure is the result of such DIP Creditor’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Co-Administrative Agents or any other DIP Creditor any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, (b) has notified the Company, the Co-Administrative Agents in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such DIP Creditor’s obligation to fund a Loan and/or Note hereunder and states that such position is based on such DIP Creditor’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Co-Administrative Agents or the Company, to confirm in writing to the Co-Administrative Agents and the Company that it will comply with its prospective funding obligations hereunder (provided that such DIP Creditor shall cease to be a Defaulting DIP Creditor pursuant to this clause (c) upon receipt of such written confirmation by the Co-Administrative Agents and the Company), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-in Action; provided that a DIP Creditor shall not be a Defaulting DIP Creditor solely by virtue of the ownership or acquisition of any Equity Interest in that DIP Creditor or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such DIP Creditor with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such DIP Creditor (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such DIP Creditor. Any determination by the Co-Administrative Agents that a DIP Creditor is a Defaulting DIP Creditor under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such DIP Creditor shall be deemed to be a Defaulting DIP Creditor (subject to Section 2.22(b)) upon delivery of written notice of such determination to the Company and each DIP Creditor.

“Delayed Draw Borrowing Date” shall mean each date on which the conditions set forth in Section  4.02 of this Agreement are satisfied or waived by the Required DIP Creditors which, for the avoidance of doubt, shall occur (i) prior to the Delayed Draw Commitment Termination Date and (ii) not more than four times between the Closing Date and prior to the Delayed Draw Commitment Termination Date.

“Delayed Draw Commitment Termination Date” shall mean the date that is the earlier of (i) the Maturity Date and (ii) the date upon which all Delayed Draw Note Commitments and all Delayed Draw Term Loan Commitments of each DIP Creditor have been permanently terminated.

“Delayed Draw DIP Creditor” shall mean any DIP Creditor (i) holding a Delayed Draw Term Loan Commitment and/or holding outstanding Delayed Draw Term Loans and/or (ii) holding Delayed Draw Note Commitment and/or holding outstanding Delayed Draw Notes.

“Delayed Draw Issuance Period” shall mean the period commencing on Closing Date and ending on (and including) the Delayed Draw Commitment Termination Date.

“Delayed Draw Note Amount” shall have the meaning assigned to such term in Section 2.01(b)(i).

“Delayed Draw Note Commitment” shall mean the commitment of each DIP Creditor to purchase Delayed Draw Notes on a Delayed Draw Borrowing Date in an aggregate amount not to exceed the amount set forth opposite such DIP Creditor’s name in Schedule 1.01(a) and/or Schedule 1.01(b), as the same may be reduced or increased from time to time pursuant to the terms hereof and/or assignments by or to such DIP Creditor pursuant to Section 10.02 or as set forth herein in connection with the Syndication. The aggregate amount of the Delayed Draw Note Commitments on the Closing Date is $43,221,073.70.

“Delayed Draw Notes” shall have the meaning assigned to such term in Section 2.01(b)(i).

“Delayed Draw Term Loan Commitment” shall mean the commitment of each DIP Creditor to make Delayed Draw Term Loans on a Delayed Draw Borrowing Date in an aggregate amount not to exceed the amount set forth opposite such DIP Creditor’s name in Schedule 1.01(a) and/or Schedule 1.01(b), as the same may be reduced or increased from time to time pursuant to the terms hereof and/or assignments by or to such DIP Creditor pursuant to Section 9.04 or as set forth herein in connection with the Syndication. The aggregate amount of the Delayed Draw Term Loan Commitments on the Closing Date is $306,778,926.30.

“Delayed Draw Term Loans” shall have the meaning given to such term in Section 2.02(a)(ii).

“Delayed Draw Tranche A Loans” shall mean any Tranche A Loans that are borrowed on a Delayed Draw Borrowing Date.

“Delayed Draw Tranche A Notes” shall mean any Tranche A Notes that are sold and purchased on a Delayed Draw Borrowing Date.

“Delayed Draw Tranche B Loans” shall mean any Tranche B Loans that are borrowed on a Delayed Draw Borrowing Date.

“Delayed Draw Tranche B Notes” shall mean any Tranche B Notes that are sold and purchased on a Delayed Draw Borrowing Date.

“DIP Commitment Letter” shall mean that certain DIP Commitment Letter by and among the Company and the Commitment Parties, dated as of March 12, 2024.

“DIP Creditor” or “DIP Creditors” shall mean the DIP Fronting Creditor, each DIP Notes Creditor, each DIP Term Loan Creditor, each Person signatory hereto as a “DIP Creditor” and each other Person that becomes a “DIP Creditor” hereunder pursuant to Section 9.04 and/or Section 10.02, as the context may require.

“DIP Facility” shall mean the term loan facilities and secured notes provided for by this Agreement.

“DIP Fronting Creditor” shall mean Barclays.

“DIP Funding Account” shall mean Account Number xxxxxx3960 at Capital One held in the name of Enviva MLP International Holdings, LLC.

“DIP Notes Creditor” shall mean each DIP Creditor with a Note Commitment listed in Schedule 1.01(a) and Schedule 1.01(b) and/or each DIP Creditor that holds an outstanding Note, and each of the foregoing DIP Creditor’s successors and assigns (so long as any such assignment complies with Section 10.02).

“DIP Notes Creditor Register” shall have the meaning given to such term in Section 10.01.

“DIP Term Loan Creditor” shall mean each DIP Creditor with a Term Loan Commitment listed in Schedule 1.01(a) and Schedule 1.01(b) and/or each DIP Creditor that holds an outstanding Term Loan, and each of the foregoing DIP Creditor’s successors and assigns (so long as any such assignment complies with Section 9.04).

“DIP Term Loan Creditor Register” shall have the meaning assigned to such term in Section 9.04(d).

“Dispositions” shall mean the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith in an amount (determined by reference to the fair market value of such property), for any transaction or series of related transactions, in excess of $500,000 in any fiscal year; provided that, for the avoidance of doubt, in no event shall the issuance of Equity Interests by the Company be deemed a Disposition. “Dispose” shall have a correlative meaning.

“Disqualified Stock” shall mean any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, or requires the payment of any cash dividend or any other scheduled payment constituting a return of capital, or (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interest referred to in clause (a) above.

“Dollars” or “$” shall mean lawful money of the United States of America.

“Domestic Subsidiary” shall mean any Subsidiary incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia.

“Drax Contract” shall mean the Agreement for the Sale and Purchase of Biomass CIF Discharge Port, dated as of December 23, 2011, between Drax Power Limited, as buyer, and Enviva, LP, as seller, as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof.

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” shall mean any Person other than a natural Person or (other than in the case of and in accordance with Section 9.04(k)) the Company or any Affiliate of the Company that is (i) a DIP Creditor, an Affiliate of any DIP Creditor or an Approved Fund (any two or more related Approved Funds being treated as a single Eligible Assignee for all purposes hereof) or (ii) a commercial bank, insurance company, investment or mutual fund or other entity that is (x) an “accredited investor” as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act or an entity in which all of the equity investors are such institutional accredited investors and (y) other than in the case of (i) the initial Syndication of the Company Allocated Portion or (ii) assignments to then-existing DIP Creditors, which extends credit or buys loans or notes in the ordinary course of its business; provided that, notwithstanding anything to the contrary herein, members of the Ad Hoc Group and the Affiliates and Related Parties thereof shall, at all times, be Eligible Assignees.

“Employee Benefit Plan” shall mean any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was sponsored, maintained or contributed to by, or required to be contributed by the Company or any Restricted Subsidiary or, with respect to any such plan that is subject to Title IV of ERISA, by an ERISA Affiliate.

“Environmental Laws” shall mean any and all Laws relating to pollution, the preservation and protection of natural resources (including, without limitation, threatened or endangered species and wetlands) or the environment, or the generation, use, handling, transportation, storage, treatment, or Release of or exposure to Hazardous Materials.

“Environmental Liability” shall mean any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Company or any Restricted Subsidiary directly or indirectly resulting from or based upon (a) noncompliance with any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” shall mean any permit, license, franchise, certificate, approval, waiver, variance, consent or other similar authorization required under any Environmental Law.

“Enviva, LP” shall mean Enviva, LP, a Delaware limited partnership.

“Equity Interests” shall mean shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity interests in any Person, and any option, warrant or other right entitling the holder thereof to purchase or otherwise acquire any such equity interest.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time, the regulations promulgated thereunder and any successor statute.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Company or any of its Restricted Subsidiaries, is treated as a single employer under Section 414(b) or (c) of the Code, or solely for purposes of Section 302 or 303 of ERISA and Section 412 or 430 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived by regulation), (b) the failure of any Plan to meet the minimum funding standard of Section 412 or 430 of the Code or Section 302 or 303 of ERISA, whether or not waived, (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, (d) a determination that any Plan is in “at risk” status (as defined in Section 430 of the Code or Section 303 of ERISA), (e) a determination that any Multiemployer Plan is in “critical” or “endangered” status under Section 432 of the Code or Section 305 of ERISA, (f) the incurrence by the Company or any Restricted Subsidiaries or any of their ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan or the complete or partial withdrawal of the Company or any Restricted Subsidiaries or any of their ERISA Affiliates from any Plan or Multiemployer Plan, (g) the receipt by the Company or any Restricted Subsidiaries or any of their ERISA Affiliates from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or to appoint a trustee to administer any Plan, (h) the adoption of any amendment to a Plan that would require the provision of security pursuant to Section 436(f) of the Code, (i) the receipt by the Company or any Restricted Subsidiary or any of their ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan from the Company or any Restricted Subsidiary or any of their ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent, within the meaning of Title IV of ERISA, (j) the occurrence of a “prohibited transaction” (within the meaning of Section 4975 of the Code) with respect to which the Company or any Restricted Subsidiary is a “disqualified person” (within the meaning of Section 406 of ERISA or Section 4975 of the Code) or with respect to which the Company or any Restricted Subsidiary could otherwise be liable, or (k) the imposition of a Lien under Section 412 or 430(k) of the Code or Section 303(k) or 4068 of ERISA on any property (or rights to property, whether real or personal) of the Company or any Restricted Subsidiary or any of their ERISA Affiliates.

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Events of Default” shall have the meaning assigned to such term in Article VII.

“EWH JV” shall mean Enviva Wilmington Holdings, LLC.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended and in effect from time to time.

“Excluded Subsidiary” shall mean (a) each non-wholly owned Subsidiary that is a joint venture and not a Debtor, (b) each Foreign Subsidiary, (c) each Domestic Subsidiary that is directly or indirectly owned by a CFC and (d) each Subsidiary that is a FSHCO. Notwithstanding anything herein to the contrary, “Excluded Subsidiary” shall not include any Debtor or any Credit Party as of the Closing Date.

“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any DIP Creditor, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a DIP Creditor, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such DIP Creditor with respect to an applicable interest in a Loan, Note or Commitment pursuant to a law in effect on the date on which (i) such DIP Creditor acquires such interest in the Loan, Note or Commitment (other than pursuant to an assignment request by the Company under Section 2.21(a)) or (ii) such DIP Creditor changes its lending office, except in each case to the extent that, pursuant to Section 2.20(a), amounts with respect to such Taxes were payable either to such DIP Creditor’s assignor immediately before such DIP Creditor became a party hereto or to such DIP Creditor immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.20(e), and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Executive Order No. 13224” shall mean Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“Exit Premium” shall have the meaning given to such term in Section 2.05(e).

“FATCA” shall mean Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code, and any intergovernmental agreements entered into by the United States that implement or modify the foregoing (together with the portions of any law implementing such intergovernmental agreements).

“FCPA” shall mean the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

“Federal Funds Effective Rate” shall mean, for any day, the rate calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the Federal Funds Effective Rate; provided, that if the Federal Funds Effective Rate for any day is less than zero, the Federal Funds Effective Rate for such day will be deemed to be zero.

“Fee Letters” shall mean (a) the Administration Fee Letter and (b) the Fronting Fee Letter.

“Fees and Premiums” shall mean the Co-Administrative Agents Fees, Backstop Premium, Break Premium, Exit Premium, Undrawn Commitment Premium and Upfront Premium.

“Final Order” shall mean a final order of the Bankruptcy Court authorizing and approving on a final basis, among other things, the matters and provisions in the Interim Order, in substantially the form of the Interim Order, with only such modifications thereto as are reasonably necessary to convert the Interim Order to a final order and such other modifications as are (a) acceptable in form and substance to the Required DIP Creditors, (b) subject to all applicable consent rights set forth in the Restructuring Support Agreement (except as may be separately agreed in writing by the Required DIP Creditors) and (c) solely with respect to those provisions thereof that affect the rights and duties of the Agents, in form and substance reasonably satisfactory to the Agents.

“Final Order Entry Date” shall mean the date on which the Final Order is entered by the Bankruptcy Court.

“Financial Officer” of any Person shall mean the chief financial officer, principal accounting officer, treasurer or controller of such Person.

“First Day Orders” shall mean all material orders entered by the Bankruptcy Court pursuant to motions filed on or about the Petition Date by the Debtors, which shall include the Cash Management Order, that are acceptable in form and substance to the Required DIP Creditors and are subject to all applicable consent rights under the Restructuring Support Agreement (except as otherwise agreed in writing by the Required DIP Creditors).

“First-Tier Foreign Subsidiary” shall mean a Foreign Subsidiary that is a direct Subsidiary of the Company or any Domestic Subsidiary (other than an Excluded Subsidiary).

“Fitch” shall mean Fitch Ratings, Inc. and its affiliates.

“Floor” shall mean a rate of interest equal to 0.00%.

“Foreign DIP Creditor” shall mean any DIP Creditor that is not a “United States person” as such term is defined in Section 7701(a)(30) of the Code.

“Foreign Subsidiary” shall mean any Subsidiary that is not a Domestic Subsidiary.

“Fronting Fee Letter” shall mean the Fronting Fee Letter dated March 15, 2024 between the Company and Barclays, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“FSHCO” shall mean any Domestic Subsidiary (including a disregarded entity for U.S. federal income tax purposes) that owns no material assets (held directly or through Subsidiaries) other than Equity Interests of one or more CFCs or Indebtedness of such CFCs.

“GAAP” shall mean United States generally accepted accounting principles.

“Governmental Authority” shall mean any Federal, state, local or (to the extent applicable and legally binding) foreign court or governmental department, authority, instrumentality, regulatory body or other agency.

“Granting DIP Creditor” shall have the meaning assigned to such term in Section 9.04(j).

“Guarantee” of or by any Person shall mean any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment of such Indebtedness or (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness; provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantee and Collateral Agreement” shall mean the Guarantee and Collateral Agreement, substantially in the form of Exhibit I, among the Company, the Guarantors party thereto and the Collateral Agent for the benefit of the Secured Parties.

“Guarantor” shall mean the Company, each existing and subsequently acquired or organized direct or indirect Subsidiary, but excluding any Excluded Subsidiary.

“Hazardous Materials” shall mean all hazardous or toxic substances, wastes, pollutants or other substances defined, listed or regulated as hazardous or toxic or similar designation under any Environmental Law, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, per- and polyfluoroalkyl substances, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Improper Recipient” shall have the meaning assigned to such term in Section 2.19(d).

“Indebtedness” of any Person shall mean, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds (other than surety, appeal or performance bonds to the extent that such surety, appeal or performance bonds do not constitute or result in the incurrence of reimbursement obligations payable by such Person), debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed (such Indebtedness to be valued at an aggregate outstanding principal amount not to exceed the fair market value of such property), (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all Synthetic Lease Obligations of such Person, (i) net obligations of such Person under any hedging agreements, valued at the agreement value thereof, (j) all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock (valued at the greater of its voluntary or involuntary liquidation preference plus any accrued and unpaid dividends), (k) all obligations of such Person as an account party in respect of letters of credit (to the extent such letter of credit does not support any Indebtedness of such Person which is otherwise recognized under this definition) and (l) all obligations of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner to the extent such Person is liable for such Indebtedness pursuant to applicable law or the relevant partnership agreement; provided, however, that reserves for retention or deductible amount under insurance programs shall not be considered “Indebtedness” for purposes of this definition.  Notwithstanding the foregoing, (i) any obligation arising from any agreement providing for indemnities, guarantees or similar obligations (other than Guarantees of Indebtedness) incurred by any Person in connection with the acquisition or disposition of assets, (ii) [reserved], (iii) indebtedness which is owed by the Company or a Restricted Subsidiary to any Person to the extent and up to the amount of any corresponding indebtedness owed by such Person to the Company or a Restricted Subsidiary pursuant to municipal bonds or other instruments being issued by such Person in connection with qualification for a tax exemption, regulatory relief or similar circumstances and (iv) indebtedness which is owed by the Company or a Restricted Subsidiary to any Person to the extent and up to the amount of any corresponding indebtedness owed by such Person (or a beneficial owner of such Person) to the Company or a Restricted Subsidiary in connection with new market tax credit financing or similar financings, shall not constitute “Indebtedness” unless and until in the case of clause (i), such obligation becomes due and payable or certain to be payable.

“Indemnified Taxes” shall mean Taxes (other than Excluded Taxes) imposed on or with respect to any payment made by or on account of any obligation of the Company or any other Credit Party under any Credit Document.

“Information” shall have the meaning assigned to such term in Section 9.16.

“Initial Budget” shall mean the initial Budget for the 13-week period commencing on or about the Petition Date, in form and substance acceptable to the Required DIP Creditors, a copy of which is attached as Schedule 5.09.

“Initial DIP Creditor” shall mean any DIP Creditor (i) holding an Initial Term Loan Commitment and/or holding outstanding any Initial Term Loans and/or (ii) holding an Initial Note Commitment and/or holding any outstanding Initial Notes.

“Initial Notes” shall have the meaning assigned to such term in Section 2.01(a)(i).

“Initial Note Amount” shall have the meaning assigned to such term in Section 2.01(a)(i).

“Initial Note Commitment” shall mean the commitment of each DIP Creditor to purchase Initial Notes on the Closing Date in an aggregate amount not to exceed the amount set forth opposite such DIP Creditor’s name in Schedule 1.01(a) and/or Schedule 1.01(b), as the same may be reduced or increased from time to time pursuant to the terms hereof and/or assignments by or to such DIP Creditor pursuant to Section 10.02. The aggregate amount of the Initial Note Commitments on the Closing Date is $18,523,317.32.

“Initial Term Loan” shall have the meaning assigned to such term in Section 2.02(a)(i).

“Initial Term Loan Commitment” shall mean, with respect to the DIP Fronting Creditor and each Specified Initial DIP Creditor, the commitment to make Initial Term Loans on the Closing Date in an aggregate amount not to exceed the amount set forth opposite the DIP Fronting Creditor’s and each Specified Initial DIP Creditor’s name, as applicable, in Schedule 1.01(a), as the same may be reduced or increased from time to time pursuant to the terms hereof and/or assignments by or to such Initial DIP Creditor pursuant to Section 9.04. The aggregate amount of the Initial Term Loan Commitments on the Closing Date is $131,476,682.68.

“Initial Tranche A Loans” shall mean the Tranche A Loans that are borrowed on the Closing Date.

“Initial Tranche A Notes” shall mean the Tranche A Notes that are issued on the Closing Date.

“Intellectual Property” shall have the meaning assigned to such term in the Guarantee and Collateral Agreement.

“Interest Election Notice” shall mean an Interest Election Notice, delivered by the Company pursuant to Section 2.10, substantially in the form of Exhibit E.

“Interest Payment Date” shall mean (a) with respect to any ABR Loan or ABR Note, the last Business Day of each March, June, September and December and the Maturity Date and (b) with respect to any Term SOFR Loan or Term SOFR Note, the last day of the Interest Period applicable to the Borrowing of which such Loan or Note is a part, in the case of a Term SOFR Borrowing with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing, and the Maturity Date.

“Interest Period” shall mean, with respect to any Term SOFR Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 3 or 6 months thereafter, as the Company may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period, (c) no Interest Period for any Loan or any Note shall extend beyond the Maturity Date of such Loan or such Note, as applicable. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period and (d) no tenor that has been removed from this definition pursuant to Section 2.29(d) shall be available for specification in such Borrowing Request or Interest Election Notice. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interim Order” shall mean an interim order of the Bankruptcy Court approving the Credit Documents and related matters in the form set forth as Exhibit F, with such modifications thereto that are (a) acceptable in form and substance to the Required DIP Creditors and subject to all applicable consent rights under the Restructuring Support Agreement (except as otherwise agreed in writing by the Required DIP Creditors) and (b) solely with respect to those provisions thereof that affect the rights and duties of the Co-Administrative Agents, in form and substance reasonably satisfactory to the Co-Administrative Agents, as the same may be amended, supplemented, or modified from time to time after entry as is, (i) acceptable in form and substance to the Required DIP Creditors and subject to all applicable consent rights under the Restructuring Support Agreement (except as otherwise agreed in writing by the Required DIP Creditors) and (ii) solely with respect to those provisions thereof that affect the rights and duties of the Agents, the consent of the Agents (not to be unreasonably withheld or delayed).

“Interim Order Entry Date” shall mean the date on which the Interim Order is entered by the Bankruptcy Court.

“Investment” with respect to any Person shall mean: (i) any acquisition of Equity Interests, bonds, notes, debentures, partnership, joint venture or other ownership interests or other securities of another Person; (ii) any advance, note, loan or other extension of credit to or assumption of debt of another Person; and (iii) any acquisition of any division or business unit of, or substantially all of the assets of, another Person.

“IRS” shall mean the United States Internal Revenue Service.

“Law” shall mean any federal, state, regional or local constitution, statute, code, law (including common law), rule or regulation, or any judgment, permit, order, ordinance, writ, injunction or decree of, any Governmental Authority.

“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Liquidity” shall mean, at any time, an amount equal to the amount of total Unrestricted Cash (which, for the avoidance of doubt, shall include proceeds of the funded Term Loans and Notes) held by the Company and its Subsidiaries that are Guarantors and Debtors plus the sum of all unfunded Term Loan Commitments and unfunded Note Commitments for which a Borrowing Request and/or Request Notice has been submitted pursuant to Section 2.03 at any time at which the conditions precedent to a Delayed Draw Borrowing pursuant to Section 4.02 have been or are expected to be satisfied.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” shall mean (a) a materially adverse effect on the business, assets, liabilities, operations, financial condition or operating results of the Company and the Restricted Subsidiaries, taken as a whole, (b) a material impairment of the ability of the Company or the Restricted Subsidiaries, taken as a whole, to perform any of their material obligations under the Credit Documents to which they are parties or (c) a material impairment of the rights and remedies of or benefits available to the DIP Creditors or the Co-Administrative Agents or Collateral Agent under any Credit Document; provided that Material Adverse Effect shall expressly exclude the effect of (i) the filing of the Chapter 11 Cases, the events and conditions resulting from or leading up thereto and/or typically resulting from the filing of cases under chapter 11 of the Bankruptcy Code, (ii) any action required to be taken under the Credit Documents or the Orders and (iii) any matters (including, for the avoidance of doubt, any litigation) disclosed in the Schedules hereto and/or publicly disclosed in any first day pleadings or declarations filed in the Chapter 11 Cases.

“Material Indebtedness” shall mean Indebtedness, of the Company or any Restricted Subsidiary in an aggregate principal amount exceeding the Materiality Threshold.

“Material Intellectual Property” means any intellectual property (or the rights therein) that is material to the business of the Company and its Subsidiaries, taken as a whole.

“Material Non-Public Information” shall mean material non-public information with respect to the Company, its Subsidiaries or any of their securities.

“Materiality Threshold” shall mean $1,000,000.

“Maturity Date” shall mean the earliest to occur of (i) the Scheduled Maturity Date, (ii) the effective date of any Chapter 11 Plan for the Company, (iii) the consummation of a sale or other disposition of all or substantially all assets of the Debtors, taken as a whole, under section 363 of the Bankruptcy Code; and (iv) the date of acceleration or termination of the DIP Facility in accordance with the terms hereof.

“Maximum Rate” shall have the meaning assigned to such term in Section 9.09.

“Milestones” shall have the meaning given to such term in Section 5.18.

“MGT” shall mean MGT Teesside Limited.

“MGT Contract” shall mean the Biomass Supply Agreement, dated as of January 22, 2016, between Enviva Wilmington Holdings, LLC, as purchaser, and the Company, as seller, as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof (which Agreement is, for the avoidance of doubt, in relation to those certain volumes contracted to be sold by Enviva Wilmington Holdings, LLC to MGT Teesside Limited).

“Moody’s” shall mean Moody’s Investors Service, Inc., or any successor thereto.

“Mortgages” shall mean any mortgages, deeds of trust, leasehold mortgages, assignments of leases and rents, modifications and other security documents in favor of the Collateral Agent as security for the Obligations, each in a form reasonably acceptable to the Required DIP Creditors and the Collateral Agent.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA under which the Company, any Restricted Subsidiary or any of their respective ERISA Affiliates is a participating employer or has any liability.

“Net Cash Proceeds” shall mean (a) with respect to any Asset Sale, the cash proceeds (including cash proceeds subsequently received (as and when received) in respect of noncash consideration initially received), net of (i) selling expenses (including reasonable broker’s fees or commissions, legal fees, transfer and similar Taxes and the Company’s good faith estimate of income Taxes paid or payable by the Company or the applicable Restricted Subsidiary in connection with such sale), (ii) amounts provided as a reserve, in accordance with GAAP, against any liabilities under any indemnification obligations or purchase price adjustment associated with such Asset Sale (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds), (iii) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness (other than Indebtedness under the Credit Documents) for borrowed money which is secured by the asset sold in such Asset Sale and which is required to be repaid and actually repaid with such proceeds (other than any such Indebtedness assumed by the purchaser of such asset and other than any Term Loans or Notes hereunder).

“Non-Defaulting DIP Creditor” shall mean any DIP Creditor other than a Defaulting DIP Creditor.

“Note Commitment” shall mean, individually or collectively, as the context may require, the Tranche A Note Commitment, the Tranche B Note Commitment, the Initial Note Commitment and/or the Delayed Draw Note Commitment.

“Notes” shall mean, individually or collectively, as the context may require, the Tranche A Notes, the Tranche B Notes, the Initial Notes and/or the Delayed Draw Notes.

“Notes Upfront Premium” shall have the meaning given to such term in Section 2.05(c)(ii).

“NPL” shall mean the National Priorities List under CERCLA.

“Obligations” shall mean all obligations of every nature of each Credit Party, including obligations from time to time owed to the Co-Administrative Agents, the Collateral Agent, the DIP Creditors or any of them, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, in each case, that arise under, out of, or in connection with any Credit Document, whether on account of principal, premiums, interest, reimbursement obligations, Fees and Premiums (including the Backstop Premium, Break Premium, Exit Premium, Undrawn Commitment Premium and Upfront Premium), indemnities, costs, expenses (including all reasonable and documented fees, charges and disbursements of the Ad Hoc Group Advisors and counsel to the Co-Administrative Agents, in each case, required to be paid by the Company pursuant to Section 9.05) or otherwise and including all indemnity claims of the Ad Hoc Group, the Co-Administrative Agents and the DIP Creditors pursuant to Section 9.05.

“OFAC” shall have the meaning assigned to such term in Section 3.23(b)(v).

“Orders” shall mean, collectively, the Interim Order and the Final Order.

“Organizational Documents” shall mean (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Original DIP Notes Creditor” shall mean each DIP Notes Creditor listed in the Tranche A Commitment Schedule and Tranche B Commitment Schedule and party hereto on the date of this Agreement.

“Other Connection Taxes” shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan or Note or Credit Document).

“Other Taxes” shall mean any and all present or future stamp, court, intangible, recording, filing, documentary or similar Taxes arising from any payment made under any Credit Document or from the execution, delivery, performance, registration or enforcement of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.21(a)).

“Participant” shall have the meaning assigned to such term in Section 9.04(f).

“Participant Register” shall have the meaning assigned to such term in Section 9.04(f).

“Payment in Full” shall have the meaning given to such term in the lead-in to Article V.

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Perfection Certificate” shall mean the Perfection Certificate substantially in the form of Exhibit L.

“Periodic Term SOFR Determination Day” shall have the meaning assigned to such term in the definition of “Term SOFR”.

“Permitted Business” shall mean the business conducted (or proposed to be conducted) by the Company and the Restricted Subsidiaries as of the date of this Agreement, and all business that is reasonably similar or ancillary thereto and reasonable extensions thereof.

“Permitted Encumbrances” shall mean those Liens permitted by Section 6.02.

“Permitted Equity Liens” shall have the meaning assigned to such term in Section 3.07(a).

“Permitted Investments” shall mean:

(a)            direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within twelve months from the date of acquisition thereof;

(b)            investments in commercial paper maturing within twelve months from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c)            investments in certificates of deposit, banker’s acceptances and time deposits maturing within twelve months from the date of acquisition thereof issued or guaranteed by or placed with, and demand, savings and money market deposit accounts issued or offered by, the Co-Administrative Agents or any Affiliate of the Co-Administrative Agents, any DIP Creditor or any Affiliate of any DIP Creditor or any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000 and that issues (or the parent of which issues) commercial paper rated at least “Prime-2” (or the then equivalent grade) by Moody’s or “A-2” (or the then equivalent grade) by S&P;

(d)            fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria of clause (c) above; and

(e)            investments in “money market funds” within the meaning of Rule 2a-7 of the Investment Company Act of 1940, as amended, at least 95% of whose assets are invested in investments of the type described in clauses (a) through (d) above.

“Permitted Priority Encumbrances” shall mean, with respect to Real Property, those Liens permitted by paragraphs (a), (b), (d), (e), (g), (h), (i), (j), (p) and (bb) of Section 6.02.

“Person” shall mean any natural person, corporation, business trust, joint venture, association, company, limited liability company, partnership, Governmental Authority or other entity.

“Petition Date” shall have the meaning given to such terms in the recitals to the Agreement.

“Plan” shall mean any “employee pension benefit plan” as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Sections 412 and 430 of the Code or Section 302 of ERISA, and in respect of which the Company or any Restricted Subsidiary or any ERISA Affiliate is (or, if such plan were terminated, would under Sections 4062 or 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Plan Effective Date” shall mean the date of the substantial consummation (as defined in section 1101(2) of the Bankruptcy Code, which for purposes hereof shall be no later than the effective date) of an Acceptable Plan of Reorganization.

“Platform” shall have the meaning assigned to such term in Section 9.01.

“Post-Petition” shall mean the time period commencing immediately upon filing of the Chapter 11 Cases.

“Prepayment Notice” shall mean a Prepayment Notice delivered by the Company pursuant to Section 2.12 or Section 2.13 and substantially in the form of Exhibit G.

“Prepetition 2026 Indenture” shall mean that certain Indenture, dated as of December 9, 2019 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the Petition Date), by and among the Company, Enviva Partners Finance Corp., the guarantors party thereto from time to time and Wilmington Trust, National Association, as trustee.

“Prepetition Agent” shall mean Ankura Trust Company, LLC.

“Prepetition AL Indenture” shall mean that certain Indenture of Trust, dated as of July 1, 2022 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the Petition Date) by and among the Industrial Development Authority of Sumter County, as issuer, and Wilmington Trust, N.A., as trustee.

“Prepetition Bond Green Bonds” shall mean the Exempt Facilities Revenue Bonds (Enviva Inc. Project) and Series 2022 (Green Bonds) (each, as defined in the Prepetition MS Indenture) issued pursuant to the Prepetition MS Indenture.

“Prepetition Credit Agreement” shall mean that certain Credit Agreement, dated as of April 9, 2015 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the Petition Date) by and among the Company, Enviva, LP, the guarantors party thereto from time to time, the lenders party thereto from time to time and Barclays Bank PLC, as administrative agent and collateral agent.

“Prepetition Credit Facilities” shall mean the term loan and revolving credit facilities incurred pursuant to the Prepetition Credit Agreement.

“Prepetition Epes Green Bonds” shall mean the Exempt Facilities Revenue Bonds (Enviva Inc. Project) and Series 2022 (Green Bonds) (each, as defined in the Prepetition AL Indenture) issued pursuant to the Prepetition AL Indenture.

“Prepetition Indebtedness” shall mean individually or collectively, as the context may require, the indebtedness in respect of (i) the Prepetition Credit Facilities, (ii) the Prepetition Senior Notes, (iii) the Prepetition Bond Green Bonds, (iv) the Prepetition Epes Green Bonds and (v) any other Indebtedness set forth on Schedule 6.01 hereto.

“Prepetition MS Indenture” shall mean that certain Indenture of Trust, dated as of November 1, 2022 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the Petition Date) by and among Mississippi Business Finance Corporation, as issuer, and Wilmington Trust, N.A., as trustee.

“Prepetition Senior Notes” shall mean the senior notes issued pursuant to the Prepetition 2026 Indenture.

“Prime Rate” shall mean the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Co-Administrative Agents) or any similar release by the Board (as determined by the Co-Administrative Agents).

“Protected Person” shall have the meaning assigned to such term in Section 9.05(b).

“Prudent Industry Practices” shall mean any of the practices, methods and acts engaged in or approved by a significant portion of the Wood Pellet production industry for Wood Pellet Production Facilities and Port Facilities that are similar to the Facilities in the United States during the relevant time period, or any of the practices, methods and acts which, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, sound engineering practices, reliability, safety and expedition. For the avoidance of doubt, “Prudent Industry Practices” is not intended to be limited to the optimum practice, method or act to the exclusion of all others, but rather to be acceptable principles, methods and acts generally accepted in the United States, having due regard for, among other things, the preservation of manufacturers’ warranties and operating instructions, the requirements or guidance of Governmental Authorities, applicable laws, applicable operating guidelines and rules and the requirements of insurers.

“PTE” shall mean a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public DIP Creditor” shall have the meaning assigned to such term in Section 9.01.

“Qualified Capital Stock” of any Person shall mean any Equity Interest of such Person that is not Disqualified Stock.

“Rate” shall have the meaning assigned to such term in the definition of “Type.”

“Real Property” shall mean collectively, all right, title and interest of the Company or any Restricted Subsidiary in and to any and all parcels of real property owned or leased by the Company or any other Restricted Subsidiary together with all improvements and appurtenant fixtures, easements and other property and rights incidental to the ownership, lease or operation thereof.

“Recipient” shall mean (i) each Agent and (ii) any DIP Creditor.

“Registrar” shall mean a registrar appointed by the Company to maintain the DIP Notes Creditor Register.

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective directors, trustees, officers, employees, agents, partners, members, sub-agents, representatives, shareholders, attorneys, attorneys-in-fact, controlling persons, counsel and other advisors of such Person and such Person’s Affiliates and their heirs, successors and assigns.

“Release” shall mean any placing, spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migration, dumping, disposing or depositing in, into, onto, or through the environment.

“Relevant Governmental Body” shall mean the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

“Repurchase Accounting Provisions” shall mean ASC 606, including but not limited to 606-10-25-26 and 606-10-55-66 through 606-10-55-75.

“Request Notice” shall mean the written notice on the Company’s letterhead substantially in the form of Exhibit C-2 or such other form reasonably acceptable to the Co-Administrative Agents which shall, in all circumstances, specify the DIP Funding Account as the account into which the purchase price of the Notes shall be transferred.

“Required DIP Creditors” shall mean, at any time, DIP Creditors having outstanding Term Loans and Notes, and unused Commitments hereunder representing more than 50% of the sum of all outstanding Term Loans and Notes, and unused Commitments hereunder at such time; provided that the Term Loans, Notes and Commitments of any Defaulting DIP Creditor shall be disregarded in the determination of the Required DIP Creditors at any time.

“Required DIP Notes Creditors” shall mean, at any time, DIP Notes Creditors having outstanding Notes and unused Note Commitments representing more than 50% of the sum of all outstanding Notes and unused Note Commitments at such time; provided that the Notes or Note Commitments of any Defaulting DIP Creditor shall be disregarded in the determination of the Required DIP Notes Creditors at any time.

“Resolution Authority” shall mean an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” of any Person shall mean any executive officer or Financial Officer of such Person and any other officer or similar official thereof responsible for the administration of the obligations of such Person in respect of this Agreement.

“Restricted Payment” shall mean any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Company or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in the Company or any Restricted Subsidiary, and any purchase, redemption or other acquisition or retirement for value (including, without limitation, in connection with any merger or consolidation involving the Company or any Restricted Subsidiary) of any Equity Interests of the Company or any Restricted Subsidiary or any direct or indirect parent of the Company or any Restricted Subsidiary.

“Restricted Subsidiary” shall mean any Subsidiary of the Company.

“Restructuring” shall have the meaning as defined in the Restructuring Support Agreement.

“Restructuring Support Agreement” shall mean that certain Restructuring Support Agreement, dated as of March 12, 2024, by and among the Company, the other Debtors, certain lenders holding Prepetition Indebtedness party thereto from time to time and the other parties party thereto from time to time, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“Riverstone Entities” shall mean Riverstone/Carlyle Renewable and Alternative Energy Fund II, L.P. and each Affiliate thereof that is neither a portfolio company nor a company controlled by a portfolio company and that is not a Credit Party.

“RSA Termination Event” shall mean the termination of the Restructuring Support Agreement by any party thereto in accordance with Sections 7 and 8 thereof.

“S&P” shall mean S&P Global Ratings, or any successor thereto.

“Sanctioned Country” shall mean, at any time, a country or territory which is the subject or target of any Sanctions.

“Sanctioned Person” shall mean, at any time, any Person subject of any Sanctions, including, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC or the U.S. Department of State, or by the United Nations Security Council, or the European Union or His Majesty’s Treasury of the United Kingdom or (b) any Person operating, organized or resident in a Sanctioned Country.

“Sanctions” shall mean economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or His Majesty’s Treasury of the United Kingdom.

“Scheduled Maturity Date” shall mean the date that is the nine-month anniversary of Closing Date; provided that if such date is not a Business Day, the Scheduled Maturity Date shall be the immediately preceding Business Day.

“Secured Parties” shall mean, collectively, the Agents, the DIP Creditors and each Protected Person.

“Securities” or “Security” shall have the meaning specified in section 2(1) of the Securities Act.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder from time to time in effect.

“Security Documents” shall mean the Orders, the Mortgages, the Guarantee and Collateral Agreement, and each other agreement executed and delivered by any Credit Party pursuant to any of the foregoing or pursuant to Section 5.13 or Section 5.15 in order to perfect the Lien created on any property pursuant thereto or that creates or purports to create a Lien in favor of the Collateral Agent for the benefit of the Secured Parties.

“SOFR” shall mean, with respect to any U.S. Government Securities Business Day, a rate per annum equal to the secured overnight financing rate for such U.S. Government Securities Business Day published by the SOFR Administrator on the SOFR Administrator’s Website on the immediately succeeding U.S. Government Securities Business Day.

“SOFR Administrator” shall mean the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” shall mean the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Borrowing” means, as to any Borrowing, the SOFR Term Loans or the SOFR Notes comprising such Borrowing.

“SOFR Loan” means a Loan that bears interest at a rate based on Daily Simple SOFR or Term SOFR, other than pursuant to clause (c) of the definition of “Alternate Base Rate”.

“SOFR Note” means a Note that bears interest at a rate based on Daily Simple SOFR or Term SOFR, other than pursuant to clause (c) of the definition of “Alternate Base Rate”.

“SOFR Rate Day” shall have the meaning assigned to such term in the definition of “Daily Simple SOFR”.

“Specified Ad Hoc Group Advisors” shall mean Davis Polk, Evercore Group L.L.C., McCurdy Consulting Inc., McGuireWoods LLP and any other counsel, advisors or consultants engaged by or on behalf of the Ad Hoc Group.

“Specified Initial DIP Creditors” shall mean each DIP Creditor with an Initial Term Loan Commitment on the Closing Date that is listed on Schedule 1.01(a) other than the DIP Fronting Creditor.

“Specified Letters of Credit” shall mean the letters of credit identified on Schedule 1.01(c).

“SPV” shall have the meaning assigned to such term in Section 9.04(j).

“SPV Register” shall have the meaning assigned to such term in Section 9.04(j).

“Subordinated Indebtedness” shall mean the collective reference to any Indebtedness of the Company or any of the Restricted Subsidiaries subordinated in right of payment to the Obligations and containing such other terms and conditions, in each case, as are reasonably satisfactory to the Co-Administrative Agents.

“subsidiary” shall mean, with respect to any Person (herein referred to as the “parent”), any corporation, partnership, limited liability company, association or other business entity of which securities or other ownership interests representing more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partner interests are, at the time any determination is being made, owned, Controlled or held, directly or indirectly by the parent and/or one or more subsidiaries of the parent.

“Subsidiary” shall mean any subsidiary of the Company.

“Substitute DIP Notes Creditor” shall have the meaning given to such term in Section 9.24.

“Superpriority Claims” shall mean superpriority, administrative expense claim status in the Chapter 11 Cases having a priority over all administrative expenses and any claims of any kind or nature whatsoever, specified in or ordered pursuant to any applicable provisions of the Bankruptcy Code.

“Syndication” shall have the meaning assigned to such term in Section 2.30.

“Synthetic Lease” shall mean, as to any Person, any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) (a) that is accounted for as an operating lease under GAAP and (b) in respect of which the lessee retains or obtains ownership of the property so leased for U.S. federal income tax purposes, other than any such lease under which such Person is the lessor.

“Synthetic Lease Obligations” shall mean, as to any Person, an amount equal to the capitalized amount of the remaining lease payments under any Synthetic Lease that would appear on a balance sheet of such Person in accordance with GAAP if such obligations were accounted for as Capital Lease Obligations.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan Commitment” shall mean, individually or collectively, as the context may require, the Tranche A Loan Commitment, the Tranche B Loan Commitment, the Initial Term Loan Commitment and/or the Delayed Draw Term Loan Commitment.

“Term Loan Upfront Premium” shall have the meaning given to such term in Section 2.05(c)(i).

“Term Loans” or “Loans” shall mean, individually or collectively, as the context may require, the Tranche A Loans, the Tranche B Loans, the Initial Term Loans and/or the Delayed Draw Term Loans.

“Term SOFR” means,

(a)            for any calculation with respect to a SOFR Loan or a SOFR Note, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(b)            for any calculation with respect to an ABR Loan or ABR Note on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Base Rate Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Base Rate SOFR Determination Day;

provided, further, that if Term SOFR determined as provided above (including pursuant to the proviso under clause (a) or clause (b) above) shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.

“Term SOFR Administrator” means the CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Co-Administrative Agents in its reasonable discretion).

“Term SOFR Loan” means a Loan that bears interest at a rate based on Term SOFR, other than pursuant to clause (c) of the definition of “Alternate Base Rate”.

“Term SOFR Note” means a Note that bears interest at a rate based on Term SOFR, other than pursuant to clause (c) of the definition of “Alternate Base Rate”.

“Term SOFR Reference Rate” means the rate per annum determined by the Co-Administrative Agents as the forward-looking term rate based on SOFR.

“Tranche A Commitment” shall mean the Tranche A Loan Commitments and/or the Tranche A Note Commitments, as the context requires. The aggregate amount of the Tranche A Commitments on the Closing Date is $250,000,000.

“Tranche A Commitment Schedule” shall mean the Schedule attached hereto as Schedule 1.01(a).

“Tranche A Loan Commitment” means the amount in Dollars set opposite each DIP Creditor’s name under the heading “Tranche A Loan Commitment” in Schedule 1.01(a) or in an Assignment and Acceptance pursuant to which such DIP Creditor became a party hereto, as the same may be changed or reduced from time to time pursuant to the terms hereof.

“Tranche A Loans” shall mean the Initial Tranche A Loans and/or the Delayed Draw Tranche A Loans, as the context requires.

“Tranche A Note Commitment” means the amount in Dollars set opposite each DIP Creditor’s name under the heading “Tranche A Note Commitment” in Schedule 1.01(a) or in an Instrument of Transfer substantially in the form attached hereto as Exhibit O pursuant to which such DIP Creditor became a party hereto, as the same may be changed or reduced from time to time pursuant to the terms hereof.

“Tranche A Notes” shall mean the Initial Tranche A Notes and/or the Delayed Draw Tranche A Notes, as the context requires.

“Tranche B Commitment” shall mean the Tranche B Loan Commitments and/or the Tranche B Note Commitments, as the context requires. The aggregate amount of the Tranche B Commitments on the Closing Date is $250,000,000.

“Tranche B Commitment Schedule” shall mean the Schedule attached hereto as Schedule 1.01(b).

“Tranche B Loan Commitment” means the amount in Dollars set opposite each DIP Creditor’s name under the heading “Tranche B Loan Commitment” in Schedule 1.01(b) or in an Assignment and Acceptance pursuant to which such DIP Creditor became a party hereto, as the same may be changed or reduced from time to time pursuant to the terms hereof.

“Tranche B Loans” shall mean the Delayed Draw Tranche B Loans.

“Tranche B Note Commitment” means the amount in Dollars set opposite each DIP Creditor’s name under the heading “Tranche B Note Commitment” in Schedule 1.01(b) or in an Instrument of Transfer substantially in the form attached hereto as Exhibit O pursuant to which such DIP Creditor became a party hereto, as the same may be changed or reduced from time to time pursuant to the terms hereof.

“Tranche B Notes” shall mean the Delayed Draw Tranche B Notes.

“Transactions” shall mean in connection with the Closing Date, the completion, substantially contemporaneously with the Closing Date, of the following: (i) the execution and delivery by the Company and the other Credit Parties of the Credit Documents to be delivered on the Closing Date and the making of the initial Borrowings and the use of proceeds hereunder, (ii) the granting by the Credit Parties of Liens on the Collateral pursuant to the Security Documents, (iii) with respect to each Guarantor, the guaranteeing of the Obligations pursuant to the Guarantee and Collateral Agreement, and (iv) the payment of all fees, premiums and expenses incurred in connection with the foregoing.

“Type”, when used in respect of any Term Loan, Note or Borrowing, shall refer to the Rate by reference to which interest on (a) such Term Loan, (b) such Note or (c) on the Term Loans or the Notes comprising such Borrowing is determined. For purposes hereof, the term “Rate” shall mean Term SOFR (or other Benchmark) or the Alternate Base Rate.

“UK Bribery Act” shall mean the United Kingdom Bribery Act of 2010.

“UK Financial Institution” shall mean any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” shall mean the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” shall mean any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” shall mean a certificate substantially in the form of Exhibit K-1-4.

“USA PATRIOT Act” shall mean The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001 and as modified, amended, supplemented or restated from time to time)).

“Unadjusted Benchmark Replacement” shall mean the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Undrawn Commitment Premium” shall have the meaning given to such term in Section 2.05(a).

“Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect from time to time in the state of New York; provided that if, with respect to any filing statement or by reason of any provisions of law, the perfection or the effect of perfection or non-perfection of the security interests granted to the Collateral Agent pursuant to the applicable Security Document is governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States other than New York, Uniform Commercial Code shall mean the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions of each Credit Document and any filing statement relating to such perfection or effect of perfection or non-perfection.

“Unrestricted Cash” shall mean, as of any date, the sum of the amount of cash and Permitted Investments of the Company and each Restricted Subsidiary that is a Guarantor and a Debtor, as set forth on the balance sheet of the Company and its Restricted Subsidiaries, it being understood that such amount shall exclude in any event (i) any cash or Permitted Investments identified on such balance sheet as “restricted” (other than cash or Permitted Investments restricted in favor of the Secured Parties) and (ii) any amount to the extent any use thereof for application to the payment for Indebtedness under the Credit Documents is restricted or prohibited by Law or contract.

“Updated Budget” shall have the meaning given to such term in Section 5.09(a).

“Updated Budget Delivery Date” shall have the meaning given to such term in Section 5.09(a).

“Upfront Premium” shall have the meaning given to such term in Section 2.05(c)(ii).

“Voting Participant” shall have the meaning assigned to such term in Section 9.04(g).

“Voting Participant Notice” shall have the meaning assigned to such term in Section 9.04(g).

“Wholly Owned Domestic Subsidiary” shall mean a Wholly Owned Subsidiary that is also a Domestic Subsidiary.

“Wholly Owned Restricted Subsidiary” shall mean a Wholly Owned Subsidiary that is also a Restricted Subsidiary.

“Wholly Owned Subsidiary” of any Person shall mean a subsidiary of such Person of which securities or other ownership interests representing 100% of the Equity Interests (other than directors’ qualifying shares, Disqualified Stock and preferred Equity Interests) are, at the time any determination is being made, owned, Controlled or held by such Person or one or more wholly owned subsidiaries of such Person or by such Person and one or more wholly owned subsidiaries of such Person.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” shall mean any Credit Party and any Co-Administrative Agent.

“Wood Pellets” shall mean biomass comprised of wood, which can be used as a fuel for the purpose of recovering its energy content by combustion.

“Write-Down and Conversion Powers” shall mean, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.02       Terms Generally. The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”; and the words “asset” and “property” shall be construed as having the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, (a) any reference in this Agreement to any Credit Document shall mean such document as amended, restated, supplemented or otherwise modified from time to time, in each case, in accordance with the express terms of this Agreement and such Credit Document at the time of such modification, and (b) all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, however, that if the Company notifies the Co-Administrative Agents that the Company wishes to amend any provision hereof or any related definition to eliminate the effect of any change in GAAP occurring after the date of this Agreement on the operation of such provision (or if the Co-Administrative Agents notify the Company that the Required DIP Creditors wish to amend any provision hereof or any related definition for such purpose), then the Company’s compliance with such provision shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such provision or definition is amended in a manner satisfactory to the Company and the Required DIP Creditors; provided, further, that obligations relating to a lease that were accounted for by a Person as an operating lease as of the Closing Date and any similar lease entered into after the Closing Date by such Person shall be accounted for as obligations relating to an operating lease and not as a Capital Lease Obligation. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Company or any of its Subsidiaries at “fair value”.

Section 1.03       Classification of Loans, Notes and Borrowings. For purposes of this Agreement, Loans and/or Notes may be classified and referred to by Class (e.g., a “Tranche A Loan” or a “Tranche A Note”) or by Type (e.g., a “Term SOFR Loan” or a “Term SOFR Note”) or by Class and Type (e.g., a “Term SOFR Tranche A Loan” or a “Term SOFR Tranche A Note”). Borrowings also may be classified and referred to by Class (e.g., a “Tranche A Loan Borrowing” or a “Tranche A Note Borrowing”) or by Type (e.g., a “Term SOFR Borrowing”) or by Class and Type (e.g., a “Term SOFR Tranche A Loan Borrowing” or a “Term SOFR Tranche A Note Borrowing”).

Section 1.04       [Reserved].

Section 1.05        Divisions. For all purposes under the Credit Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

Section 1.06       [Reserved].

Section 1.07       Rates. The Co-Administrative Agents do not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to Alternate Base Rate, the Term SOFR Reference Rate, Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, Alternate Base Rate, the Term SOFR Reference Rate, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Co-Administrative Agents and their affiliates or other related entities may engage in transactions that affect the calculation of Alternate Base Rate, the Term SOFR Reference Rate, Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Company. The Co-Administrative Agents may select information sources or services in their reasonable discretion to ascertain Alternate Base Rate, the Term SOFR Reference Rate, Term SOFR or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Company, any DIP Creditor or any other Person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

Section 1.08       Authorization and Issue of Notes. The Company has authorized the issue and sale of up to $161,744,391.02 aggregate principal amount of its Notes plus the amount of Note Commitments converted from Term Loan Commitments in connection with the Syndication. The Notes shall be substantially in the form set out in Exhibit P, the terms and provisions of which shall constitute, and are hereby expressly incorporated in and made a part of this Agreement.

The terms “Note” and “Notes” as used herein shall include each Note and each Note delivered in substitution or exchange for any such Note pursuant to any such provision. Each Note will be evidenced by electronic book-entry in the DIP Notes Creditor Register maintained by the Registrar.

Article II

The Credits

Section 2.01       Notes.

(a)

(i)            Initial Notes

(A)            Subject to the Orders, compliance with the procedures and terms set forth in Section 2.03 and the conditions set forth in Section 4.01, the Company will issue and sell to the DIP Notes Creditors and the DIP Notes Creditors will purchase from the Company on the Closing Date (or any later date in connection with the Syndication), Initial Tranche A Notes (the “Initial Notes”) in an aggregate principal amount of $18,523,317.32 (plus any additional amounts issued in connection with the Syndication) (the “Initial Note Amount”) sold to, and purchased by, each DIP Notes Creditor in the principal amount specified opposite such DIP Notes Creditor’s name in the relevant columns of the Tranche A Commitment Schedule. Amounts borrowed under this Section 2.01(a)(i) and repaid or prepaid may not be reborrowed.

(B)            If the applicable conditions set forth in this Agreement have been met, the sale and purchase of the Initial Notes pursuant to paragraph (i) of this Section shall occur on the Closing Date, or such other date agreed by the Company, the Co-Administrative Agents and all of the DIP Notes Creditors.

(ii)            Delayed Draw Notes.

(A)            Subject to the Orders, compliance with the procedures and terms set forth in Section 2.03 and the conditions set forth in Section 4.02, the Company will issue and sell to the DIP Notes Creditors and each of the DIP Notes Creditors hereby severally but not jointly agrees to purchase from the Company on each Delayed Draw Borrowing Date in no more than four issuances, Delayed Draw Tranche A Notes and Delayed Draw Tranche B Notes (the “Delayed Draw Notes”) in an aggregate principal amount no greater than the principal amount specified opposite such DIP Notes Creditor’s name in the relevant columns of the Tranche A Commitment Schedule and Tranche B Commitment Schedule (each such amount of Delayed Draw Notes on a Delayed Draw Borrowing Date, a “Delayed Draw Note Amount”). Amounts borrowed under this Section 2.01(a)(ii) and repaid or prepaid may not be reborrowed

(B)            If the applicable conditions set forth in this Agreement have been met, the sale and purchase of the Delayed Draw Notes pursuant to paragraph (b)(i) of this Section shall occur on such proposed Delayed Draw Borrowing Date, or such other date agreed by the Company, the Co-Administrative Agents and all of the DIP Notes Creditors.

(C)            The DIP Notes Creditors’ obligations hereunder are several and not joint obligations and no DIP Notes Creditor shall have any liability to any Person for the performance or non-performance of any obligation by any other DIP Notes Creditor hereunder.

(b)            Each Note shall be issued as part of a Borrowing consisting of Notes purchased by the DIP Notes Creditors ratably in accordance with their applicable Note Commitments; provided, however, that the failure of any DIP Notes Creditor to purchase any Note shall not in itself relieve any other DIP Notes Creditor of its obligation to purchase hereunder.

(c)            Subject to Sections 2.08, 2.15 and 2.29, each Borrowing comprised of Notes shall be comprised entirely of ABR Notes or Term SOFR Notes as the Company may request pursuant to Section 2.03 and Section 2.10.

(d)            Sale and Purchase Procedures.

(i)            The sale and purchase of the Notes to be purchased by each DIP Notes Creditor shall occur at 1:00 p.m., New York time (or such other time agreed in writing by the Required DIP Notes Creditors, the Co-Administrative Agents and the Company), at a closing on the Closing Date and on each Delayed Draw Borrowing Date, as applicable (each a “Closing”).

(ii)            At the relevant Closing the Company will cause to be registered in each DIP Notes Creditor’s name (or in the name of its nominee) on the DIP Notes Creditor Register each Initial Note or Delayed Draw Note to be purchased by such DIP Notes Creditor, dated as of the Closing Date or such Delayed Draw Borrowing Date, as the case may be, against deemed delivery by such DIP Notes Creditor of the purchase price therefor with payment of the purchase price by each DIP Notes Creditor to the Co-Administrative Agents made pursuant to Section 2.03(a), with such payment to the Co-Administrative Agents satisfying such DIP Notes Creditor’s payment obligation under this Section 2.01(d).

(iii)            If at the relevant Closing the Company shall fail to cause any such Note to be registered on the DIP Notes Creditor Register, or any of the conditions specified in Article IV shall not have been satisfied, such DIP Notes Creditor shall, at its election, be relieved of all further obligations under this Agreement, without thereby waiving any rights such DIP Notes Creditor may have by reason of such failure or such nonfulfillment.

(iv)            At the relevant Closing, Initial Notes and Delayed Draw Notes, as applicable, shall be evidenced by electronic book-entry in the DIP Notes Creditor Register maintained by the Registrar and no certificated Notes will be issued.

Section 2.02       Term Loans.

(a)

(i)             Initial Term Loans. Subject to the Orders, compliance with the procedures and terms set forth in Section 2.03 and the conditions set forth in Section 4.01, the DIP Fronting Creditor and each Specified Initial DIP Creditor, severally, but not jointly, agrees to make Initial Tranche A Loans (the “Initial Term Loans”) to the Company on the Closing Date, in a single draw denominated in Dollars in an amount not to exceed the aggregate amount set forth in the definition of “Initial Term Loan Commitment”. Amounts borrowed under this Section 2.02(a)(i) and repaid or prepaid may not be reborrowed.

(ii)            Delayed Draw Term Loans. Subject to the Orders, compliance with the procedures and terms set forth in Section 2.03 and the conditions set forth in Section 4.02, each DIP Term Loan Creditor severally, but not jointly, agrees to make to the Company, Delayed Draw Tranche A Loans and Delayed Draw Tranche B Loans (the “Delayed Draw Term Loans”), in no more than four draws after the Closing Date and prior to the Delayed Draw Commitment Termination Date in accordance with the terms hereof, in an amount not to exceed the aggregate amount of the principal amount specified opposite such DIP Term Loan Creditor’s name in the relevant columns of the Tranche A Commitment Schedule and Tranche B Commitment Schedule (as such amounts may be reduced by any election of a DIP Creditor to convert any such Term Loan Commitments to Note Commitments). Amounts borrowed under this Section 2.02(a)(ii) and repaid or prepaid may not be reborrowed.

(b)            Each Loan shall be made as part of a Borrowing consisting of Loans made by the DIP Term Loan Creditors ratably in accordance with their applicable Term Loan Commitments; provided, however, that the failure of any DIP Term Loan Creditor to make any Loan shall not in itself relieve any other DIP Term Loan Creditor of its obligation to lend hereunder.

(c)            The aggregate principal amount of the Borrowing comprised of Initial Term Loans shall be in an integral multiple of $1,000,000 and shall not be less than $5,000,000.

(d)            Subject to Sections 2.08, 2.15 and 2.29, each Borrowing of Term Loans shall be comprised entirely of ABR Term Loans or Term SOFR Term Loans as the Company may request pursuant to Section 2.03 and Section 2.10.

Section 2.03       Procedures.

(a)            In order to request a Borrowing, the Company shall provide the Co-Administrative Agents such Borrowing Request and/or Request Notice (a) in the case of a Term SOFR Borrowing, not later than 1:00 p.m., New York City time, three (3) Business Days before a proposed Borrowing, and (b) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the Business Day prior to the requested date of a proposed Borrowing. Each such Borrowing Request and/or Request Notice shall be irrevocable, shall be in the form of a written Borrowing Request and/or Request Notice delivered to the Co-Administrative Agents and shall specify the following information: (i) whether the Borrowing then being requested is to be a Term SOFR Borrowing or an ABR Borrowing; (ii) the date of such Borrowing (which shall be a Business Day); (iii) the number and location of the account to which funds are to be disbursed which shall be the DIP Funding Account; (iv) the amount of such Borrowing; and (v) if such Borrowing is to be a Term SOFR Borrowing, the Interest Period with respect thereto; provided, however, that, notwithstanding any contrary specification in any Borrowing Request, each requested Borrowing shall comply with the requirements set forth in Section 2.01 and Section 2.02. If no election as to the Type of Borrowing is specified in any such notice, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period with respect to any Term SOFR Borrowing is specified in any such notice, then the Company shall be deemed to have selected an Interest Period of one month’s duration. The Co-Administrative Agents shall promptly advise the applicable DIP Creditors of any notice given pursuant to this Section 2.03 (and the contents thereof), and of each DIP Creditor’s portion of the requested Borrowing. Each DIP Creditor shall make its applicable Loan and/or fund the principal amount of Notes for each Borrowing available to the Co-Administrative Agents not later than 12:00 p.m. (New York City time) on the Closing Date or a Delayed Draw Borrowing Date, as applicable, by wire transfer of same day funds in Dollars, at the principal office designated by the Co-Administrative Agents. Upon satisfaction or waiver of the applicable conditions precedent specified herein, the Co-Administrative Agents shall make the proceeds of such Loans and/or Notes, as applicable, available to the Company on the Closing Date or a Delayed Draw Borrowing Date, as applicable, by causing an amount of same day funds in Dollars equal to the proceeds of all such Loans and/or Notes, as appliable, received by the Co-Administrative Agents from the DIP Creditors to be credited to the account of the Company to such account as may be designated to the Co-Administrative Agents by the Company (or as otherwise indicated in the Request Notice or Borrowing Request).

(b)            All Borrowings shall be made first, with respect to all Tranche A Commitments until all Tranche A Commitments have been fully utilized and, thereafter, with respect to Tranche B Commitments. Borrowings of (a) Initial Term Loans and Initial Notes and (b) Delayed Draw Term Loans and Delayed Draw Notes borrowed or issued on the same Delayed Draw Borrowing Date shall in each case be made ratably as between the Commitments with respect to Loans and Notes of the applicable Class and the Type to be made or issued, as applicable, and the Interest Periods and Types of all (x) Initial Term Loans and Initial Notes and (y) Delayed Draw Term Loans and Delayed Draw Notes borrowed or issued on the same Delayed Draw Borrowing Date shall in each case at all times be identical, including with respect to any subsequent extensions or conversions thereof.

(c)            On each Delayed Draw Borrowing Date, Borrowings comprised of Delayed Draw Term Loans and Delayed Draw Notes shall be made ratably between Delayed Draw Tranche A Loans and Delayed Draw Tranche A Notes (or Delayed Draw Tranche B Loans and Delayed Draw Tranche B Notes) and the aggregate principal amount of all Borrowings of Delayed Draw Term Loans and Delayed Draw Notes collectively on each Delayed Draw Borrowing Date shall be in an integral multiple of $1,000,000, shall not be greater than $100,000,000 and shall not be less than $50,000,000, or shall be equal to the remaining available balance of Delayed Draw Term Loan Commitments and Delayed Draw Note Commitments.

Section 2.04        Evidence of Debt; Repayment of Loans and Notes.

(a)            The Company hereby unconditionally promises to pay to the Co-Administrative Agents for the account of each DIP Creditor the principal amount of each Term Loan and Note of such DIP Creditor as provided in Section 2.11.

(b)            Each DIP Creditor shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Company to such DIP Creditor resulting from each Term Loan made or Note issued by such DIP Creditor from time to time, including the amounts of principal and interest payable and paid to such DIP Creditor from time to time under this Agreement.

(c)            Subject to Section 9.04(d) (and, with respect to Notes, Section 10.01), which shall control in all cases, the Co-Administrative Agents shall maintain accounts in which it will record (i) the amount of each Term Loan made or Note issued hereunder, the Class and Type thereof and, if applicable, the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Company to each DIP Creditor hereunder and (iii) the amount of any sum received by the Co-Administrative Agents hereunder from the Company and each DIP Creditor’s share thereof.

(d)            Subject to Section 9.04(d) (and, with respect to Notes, Section 10.01), which shall control in all cases, the entries made in the accounts maintained pursuant to paragraphs (b) and (c) above shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided that the failure of any DIP Creditor or the Co-Administrative Agents to maintain such accounts or any error therein shall not in any manner affect the obligations of the Company to repay the Term Loans and Notes in accordance with their terms.

Section 2.05       Fees and Premiums.

(a)            Undrawn Commitment Premium. The Company agrees to pay to each DIP Creditor, through the Co-Administrative Agents, on the last Business Day of each month and on the Delayed Draw Commitment Termination Date, a commitment premium (a “Undrawn Commitment Premium”), initially equal to 4.00% per annum on the daily unused amount of the Commitment of such DIP Creditor (computed on the basis of the actual number of days elapsed over a year of 360 days) during the preceding month (or other period commencing with the Closing Date or the last date for which the Undrawn Commitment Premium was paid and ending with the Delayed Draw Commitment Termination Date), which shall be payable in cash, subject to the entry of the Interim Order.

(b)            Co-Administrative Agents Fees. The Company agrees to pay to the Co-Administrative Agents, for each Co-Administrative Agent’s own account, the fees and payments described in the Administration Fee Letter, on the terms and in the amounts set forth therein.

(c)            Fronting Fee. The Company agrees to pay to the Co-Administrative Agents, for the account of the DIP Fronting Creditor, the administrative fee described in the Fronting Fee Letter, on the terms and in the amount set forth therein.

(d)            Upfront Premiums.

(i)            On the Closing Date, the Company agrees to pay the Co-Administrative Agents, for the account of the DIP Fronting Creditor and the Specified Initial DIP Creditors, as applicable, an upfront premium in an amount equal to 4.00% of the aggregate amount of such DIP Term Loan Creditor’s Term Loan Commitments on the Closing Date (the “Term Loan Upfront Premium”), which shall be fully earned and payable in cash on the Closing Date, subject to the entry of the Interim Order.

(ii)            On the Closing Date, the Company agrees to pay the Co-Administrative Agents, for the account of each DIP Creditor holding Note Commitments as of the Closing Date (other than a Defaulting DIP Creditor), an upfront premium in an amount equal to 4.00% of the aggregate amount of such DIP Creditor’s Note Commitments on the Closing Date (the “Notes Upfront Premium” and, together with the Term Loan Upfront Premium, the “Upfront Premiums”), which shall be fully earned and payable in cash on the Closing Date, subject to the entry of the Interim Order.

(e)            Backstop Premium. On the Closing Date, the Company agrees to pay (i) to the Co-Administrative Agents, for the account of (A) the DIP Fronting Creditor, a backstop premium in an amount equal to 3.00% of the aggregate amount of each Commitment Party’s (other than the Specified Initial DIP Creditors’) commitments with respect to Loans under the DIP Commitment Letter as of the date of the DIP Commitment Letter and (B) the Specified Initial DIP Creditors, a backstop premium in an amount equal to 3.00% of the aggregate amount of the Specified Initial DIP Creditors’ commitments with respect to Loans under the DIP Commitment Letter as of the date of the DIP Commitment Letter and (ii) to the Co-Administrative Agents, for the account of each DIP Notes Creditor a backstop premium in an amount equal to 3.00% of the aggregate amount of each Commitment Party’s commitments with respect to Notes under the DIP Commitment Letter as of the date of the DIP Commitment Letter (collectively, the “Backstop Premium”), which shall be fully earned as of the date of the DIP Commitment Letter and which shall be payable in cash on the Closing Date, subject to the entry of the Interim Order.

(f)            Exit Premium. On the Plan Effective Date and the Maturity Date, the Company agrees to pay to the Co-Administrative Agents, for the account of each DIP Creditor, an exit premium in an amount equal to 3.00% of the aggregate amount of such DIP Creditor’s outstanding Loans and/or Notes as of the Plan Effective Date (the “Exit Premium”), payable in cash on the earlier of the Plan Effective Date and the Maturity Date; provided that no Exit Premium shall be payable with respect to any Tranche A Loans and Tranche A Notes to the extent repayment thereof is offset with obligations owed in respect of any subscription for the purchase of equity in the reorganized Debtors on the effective date of an Acceptable Plan of Reorganization, as described in the first proviso to Section 2.11.

(g)            All fees, discounts and premiums shall be paid on the dates due, in immediately available funds, to the Co-Administrative Agents for distribution, if and as appropriate, among the DIP Creditors. The Company and the DIP Creditors agree that the fees, discounts and premiums paid hereunder (i) are paid without set-off or counterclaim, (ii) once paid, shall not be refundable under any circumstances and (iii) for U.S. federal, and applicable state and local, income tax purposes, the Company and the DIP Creditors shall treat (A) each of the Term Loans and Notes as indebtedness, (B) each of the Backstop Premium and any Undrawn Commitment Premium, respectively, as a premium paid in respect of the issuance of a put option in respect of the Term Loan Commitment and Note Commitment, respectively, and (C) the Upfront Premium as reducing the issue price of the Term Loans and Notes issued in connection therewith, and the Company and the DIP Creditors shall not take any inconsistent position on any tax return, unless required to do so pursuant to a change in law following the date hereof or a “determination” as defined under Section 1313 of the Code.

Section 2.06       Interest.

(a)            Subject to the provisions of Section 2.07, the Term Loans or the Notes comprising each ABR Borrowing shall bear interest (in the case of ABR Term Loans or ABR Notes bearing interest based upon the Prime Rate, computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as applicable, and in all other cases, computed on the basis of the actual number of days elapsed over a year of 360 days at all times and calculated from and including the date of such Borrowing to but excluding the date of repayment or conversion thereof), at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin.

(b)            Subject to the provisions of Section 2.07, the Term Loans or the Notes comprising each Term SOFR Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal to the Term SOFR for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(c)            Interest on each Loan and each Note shall be payable by the Company on the Interest Payment Dates applicable to such Loan or such Note except as otherwise provided in this Agreement. The applicable Alternate Base Rate or Term SOFR for each Interest Period or day within an Interest Period, as the case may be, shall be determined by the Co-Administrative Agents, and such determination shall be conclusive absent manifest error.

Section 2.07       Default Interest. If any Event of Default under Article VII has occurred and is continuing, then, from the date of such Event of Default and for so long as such Event of Default is continuing, to the extent permitted by law, all amounts not paid when due under this Agreement and the other Credit Documents shall bear interest (after as well as before judgment), payable by the Company on demand, (a) in the case of principal, at the rate otherwise applicable to such Loan or such Note pursuant to Section 2.06 plus 2.00% per annum and (b) in all other cases, at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, when determined by reference to the Prime Rate and over a year of 360 days at all other times) equal to the rate that would be applicable to an ABR Loan or ABR Note plus 2.00% per annum (such 2.00% rate referred to in clauses (a) and (b), the “Default Rate”).

Section 2.08       Alternate Rate of Interest.

(a)            Subject to Section 2.29, in the event, and on each occasion, that on the day two (2) Business Days prior to the commencement of any Interest Period for a Term SOFR Borrowing the Co-Administrative Agents shall have determined that Dollar deposits in the principal amounts of the Term Loans or the Notes comprising such Borrowing are not generally available, or that the rates at which such Dollar deposits are being offered will not adequately and fairly reflect the cost to the majority of DIP Creditors of making or maintaining Term SOFR Term Loans or Term SOFR Notes during such Interest Period, or that reasonable means do not exist for ascertaining the Term SOFR, the Co-Administrative Agents shall, as soon as practicable thereafter, give written or fax notice of such determination to the Company and the DIP Creditors. In the event of any such determination, until the Co-Administrative Agents shall have advised the Company and the DIP Creditors that the circumstances giving rise to such notice no longer exist, any request by a Company for a Term SOFR Borrowing pursuant to Section 2.03 or 2.10 shall be deemed to be a request for an ABR Borrowing. Each determination by the Co-Administrative Agents under this Section 2.08 shall be conclusive absent manifest error.

(b)            Subject to Section 2.29, if on or before the first day of any Interest Period for any Term SOFR Borrowing (i) the Co-Administrative Agents determines in good faith that, for any reason, adequate and reasonable means do not exist for determining the Term SOFR (including without limitation, the unavailability of matching deposits in the applicable currency) or (ii) such rate will not accurately reflect the cost to the DIP Creditors of funding Term SOFR Borrowings for such Interest Period, the Co-Administrative Agents shall give written notice (in reasonable detail) of such determination and of the basis therefor to the Company and the DIP Creditors, whereupon until the Co-Administrative Agents notifies the Company and DIP Creditors that the circumstances giving rise to such suspension no longer exist (which the Co-Administrative Agents shall do promptly after each Co-Administrative Agent determines that such circumstances do not exist), (A) the obligations of the DIP Creditors to make, continue or convert Term Loans or Notes as or into such Term SOFR Term Loans or such Term SOFR Notes, as applicable, or to convert ABR Borrowings into such Term SOFR Borrowings, shall be suspended and (B) each Term SOFR Borrowing will automatically on the last day of the then existing Interest Period therefor, convert into an ABR Borrowing.

Section 2.09       Termination and Reduction of Commitments.

(a)            The Initial Term Loan Commitments and Initial Note Commitments shall automatically and permanently terminate upon the making of the Initial Term Loans and/or issuance of the Initial Notes on the Closing Date.

(b)            The Delayed Draw Term Loan Commitment of each applicable DIP Creditor shall be automatically and permanently reduced by the aggregate amount of Delayed Draw Term Loans funded by such DIP Creditor. The remaining Delayed Draw Term Loan Commitment of each DIP Creditor shall automatically and permanently terminate on the Delayed Draw Commitment Termination Date.

(c)            The Delayed Draw Note Commitment of each applicable DIP Creditor shall be automatically and permanently reduced by the aggregate amount of Delayed Draw Notes purchased by such DIP Creditor. The remaining Delayed Draw Note Commitment of each DIP Creditor shall automatically and permanently terminate on the Delayed Draw Commitment Termination Date.

Section 2.10       Conversion and Continuation of Borrowings. The Company shall have the right at any time upon prior irrevocable Interest Election Notice to the Co-Administrative Agents  not later than 1:00 p.m., New York City time, three (3) Business Days prior to conversion, to convert any Term SOFR Borrowing into an ABR Borrowing,   not later than 1:00 p.m., New York City time, three (3) Business Days prior to conversion or continuation, to convert any ABR Borrowing into a Term SOFR Borrowing or to continue any Term SOFR Borrowing as a Term SOFR Borrowing for an additional Interest Period, and  not later than 1:00 p.m., New York City time, three (3) Business Days prior to conversion, to convert the Interest Period with respect to any Term SOFR Borrowing to another permissible Interest Period, subject in each case to the following:

(i)             each conversion or continuation shall be made pro rata among the applicable DIP Creditors in accordance with the respective principal amounts of the Term Loans or the Notes comprising the converted or continued Borrowing;

(ii)            the Interest Periods and Types of any Loans and Notes that have been borrowed or issued on the same date shall at all times be identical, including with respect to any subsequent extensions or conversions thereof;

(iii)           each conversion shall be effected by each DIP Creditor and the Co-Administrative Agents by recording for the account of such DIP Creditor the new Borrowing of such DIP Creditor resulting from such conversion, and accrued interest on any Term SOFR Loan or on any Term SOFR Note (or, in each case, a portion thereof) being converted shall be paid by the Company at the time of conversion;

(iv)           if any Term SOFR Borrowing is converted at a time other than the end of the Interest Period applicable thereto, the Company shall pay, upon demand, any amounts due to the DIP Creditors pursuant to Section 2.16;

(v)            any portion of a Borrowing maturing or required to be repaid in less than one month may not be converted into or continued as a Term SOFR Borrowing;

(vi)           any portion of a Term SOFR Borrowing that cannot be converted into or continued as a Term SOFR Borrowing by reason of the immediately preceding clause shall be automatically converted at the end of the Interest Period in effect for such Borrowing into an ABR Borrowing;

(vii)          no Interest Period may be selected for any Term SOFR Borrowing that would end later than the Scheduled Maturity Date occurring on or after the first day of such Interest Period if, after giving effect to such selection, the aggregate outstanding amount of the Term SOFR Borrowings comprised of Term Loans or of Notes, as applicable, with Interest Periods ending on or prior to the applicable date would not be at least equal to the principal amount of applicable Term SOFR Borrowings to be paid on such date; and

(viii)         upon notice to the Company from the Co-Administrative Agents given at the request of the Required DIP Creditors, after the occurrence and during the continuance of a Default or Event of Default, no outstanding Loan or Note may be converted into, or continued as, a Term SOFR Loan or a Term SOFR Note, as applicable.

Each notice pursuant to this Section 2.10 shall be irrevocable and shall refer to this Agreement and specify (i) the identity and amount of the Borrowing that the Company request be converted or continued, (ii) whether such Borrowing is to be converted to or continued as a Term SOFR Borrowing or an ABR Borrowing, (iii) if such notice requests a conversion, the date of such conversion (which shall be a Business Day) and (iv) if such Borrowing is to be converted to or continued as a Term SOFR Borrowing, the Interest Period with respect thereto. If no Interest Period is specified in any such notice with respect to any conversion to or continuation as a Term SOFR Borrowing, the Company shall be deemed to have selected an Interest Period of one month’s duration. The Co-Administrative Agents shall advise the DIP Creditors of any notice given pursuant to this Section 2.10 and of each DIP Creditor’s portion of any converted or continued Borrowing. If the Company shall not have given notice in accordance with this Section 2.10 to continue any Borrowing into a subsequent Interest Period (and shall not otherwise have given notice in accordance with this Section 2.10 to convert such Borrowing), such Borrowing shall, at the end of the Interest Period applicable thereto (unless repaid pursuant to the terms hereof), automatically be converted to an ABR Borrowing.

Section 2.11       Repayment of Borrowings. To the extent not previously paid, all Term Loans and Notes shall be due and payable in full in cash on the Maturity Date, respectively, together with accrued and unpaid interest on the principal amount to be paid to but excluding the date of payment; provided that any Acceptable Plan of Reorganization (or any other plan of reorganization in the Chapter 11 Cases that provides for equity to be issued pursuant to an equity rights offering or similar arrangement and/or through the equitization of claims) shall provide each DIP Creditor holding Tranche A Loans or Tranche A Notes with the right, exercisable prior to the disclosure statement hearing for such plan, and established by and conditioned upon consummation thereof (which consummation, for the avoidance of doubt, shall occur only following approval by the Bankruptcy Court), to subscribe for the purchase of equity in the reorganized Debtors on the effective date of such plan at a price equivalent to the price established pursuant to the equity rights offering (or similar arrangement, as applicable) in connection therewith, and subject to the same dilution terms as such equity rights offering (or similar) shares, up to the principal amount of any Obligations then owing in respect of such Tranche A Loans and/or Tranche A Notes held by such DIP Creditor, and with the purchase price for such equity to be satisfied on the effective date of such plan by offset against repayment of the applicable portion of such Obligations; provided further that on the Maturity Date, any DIP Creditor may elect, pursuant to a notice reasonably acceptable to the Administrative Agent, to offset the Obligations owed to it under the DIP Facility (including with respect to any Fees or Premiums but after any offset described in the preceding proviso) against any payment obligations it may have with respect to any equity rights offering or similar arrangement or agreement to be consummated pursuant to any Acceptable Plan of Reorganization on the Plan Effective Date or any other plan of reorganization.  All repayments pursuant to this Section 2.11 shall be subject to Section 2.16.

Section 2.12       Voluntary Prepayments.

(a)            The Company shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part by providing a Prepayment Notice, upon at least three (3) Business Days’ prior written notice in the case of Term SOFR Loans or Term SOFR Notes, or written notice at least one (1) Business Day prior to the date of prepayment in the case of ABR Loans or ABR Notes, to the Co-Administrative Agents before 1:00 p.m., New York City time; provided that each partial prepayment shall be in an amount that is an integral multiple of $1,000,000 and not less than $1,000,000.

(b)            Each notice of prepayment shall specify the prepayment date and the principal amount of each Borrowing (or portion thereof) to be prepaid, shall be irrevocable and shall commit the Company to prepay such Borrowing by the amount stated therein on the date stated therein. All prepayments under this Section 2.12 shall be subject to Section 2.16. All prepayments under this Section 2.12 shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment.

Section 2.13       Mandatory Prepayments.

(a)            Not later than the fifth Business Day following the receipt by the Company or any Restricted Subsidiary (or by any other Person on account of an Asset Sale by the Company or any Restricted Subsidiary) of Net Cash Proceeds in respect of any Asset Sale, the Company shall apply 100% of the Net Cash Proceeds received with respect thereto to prepay outstanding Term Loans and Notes in accordance with Section 2.13(e).

(b)            In the event that the Company or any Restricted Subsidiary (or any other Person at the direction of the Company or a Restricted Subsidiary) shall receive Net Cash Proceeds from the issuance or incurrence of Indebtedness for money borrowed by the Company or any such Restricted Subsidiary (other than any cash proceeds from the issuance of Indebtedness for money borrowed permitted pursuant to Section 6.01), the Company shall on the Business Day of receipt of such Net Cash Proceeds, apply an amount equal to 100% of such Net Cash Proceeds to prepay outstanding Term Loans and Notes in accordance with Section 2.13(e).

(c)            In the event that the Company or any Restricted Subsidiary (or any other Person at the direction of the Company or a Restricted Subsidiary) shall receive Net Cash Proceeds from any Casualty Event Receipt, the Company shall not later than the second Business Day following the receipt of such Net Cash Proceeds by the Company or such Restricted Subsidiary, apply an amount equal to 100% of such Net Cash Proceeds to prepay outstanding Term Loans and Notes in accordance with Section 2.13(e).

(d)            [reserved].

(e)            Mandatory prepayments under this Section 2.13 shall be applied ratably to all then outstanding Loans and Notes.

(f)            The Company shall deliver to the Co-Administrative Agents, at the time of each prepayment required under this Section 2.13, (i) a certificate signed by a Responsible Officer of the Company setting forth in reasonable detail the calculation of the amount of such prepayment and (ii) by 1:00 p.m., New York City time, at least five (5) Business Days prior written notice of such prepayment. Each notice of prepayment shall specify the prepayment date, the Type of each Loan and/or Note being prepaid and the principal amount of each Loan and/or each Note (or, in each case, a portion thereof) to be prepaid. All prepayments of Borrowings under this Section 2.13 shall be subject to Section 2.16, and shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment.

(g)            [reserved].

(h)            Notwithstanding the foregoing provisions of this Section 2.13, (i) in the case of any mandatory prepayment of the Term Loans and/or the Notes (other than a mandatory prepayment pursuant to Section 2.13(b)), any DIP Term Loan Creditor or any DIP Notes Creditor, as applicable, may waive by written notice to the Company and the Co-Administrative Agents on or before 1:00 p.m., New York City time, one (1) Business Day prior to the date on which such mandatory prepayment would otherwise be required to be made hereunder the right to receive its respective portion of such mandatory prepayment of the Term Loans and/or the Notes then outstanding, (ii) if any DIP Creditor elects to waive the right to receive the amount of such mandatory prepayment, all of the amount that otherwise would have been applied to mandatorily prepay the Term Loans and/or Notes of such DIP Creditor shall be offered by the Company to repay the remaining Term Loans and/or Notes of the non-waiving DIP Creditors on a pro rata basis, based on the respective outstanding principal amounts of all of the Term Loans and Notes of the non-waiving DIP Creditors, (iii) if and to the extent any such non-waiving DIP Creditor does not elect by written notice to the Company and the Co-Administrative Agents within three Business Days following the date on which the offer is made pursuant to clause (ii) above to accept such offer, such DIP Creditor shall be deemed to have rejected such offer, and (iv) to the extent there are any prepayment amounts remaining after the foregoing application, such amounts shall be paid promptly by the Co-Administrative Agents to the Company (any amounts returned to the Company pursuant to this clause (iv), “Declined Amounts”).

Section 2.14       Reserve Requirements; Change in Circumstances.

(a)            Notwithstanding any other provision of this Agreement, if any Change in Law affecting any DIP Creditor or any lending office of such DIP Creditor’s holding company, if any, shall (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of or credit extended by any DIP Creditor, (ii) subject the Co-Administrative Agents, any DIP Creditor to any Taxes in connection with this Agreement or any Loan, Note or Commitment made hereunder or its deposits, reserves, other liabilities or capital attributable thereto, or change the basis of taxation payments in respect thereof (except, in each case, (A) for Indemnified Taxes or Other Taxes indemnified pursuant to Section 2.20, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) or (iii) impose on such DIP Creditor any other condition affecting this Agreement or Term SOFR Term Loans made by such DIP Creditor or participation therein, and the result of any of the foregoing shall be to increase the cost (other than Taxes) to such DIP Creditor of making or maintaining any Term SOFR Loan, then the Company will pay to such DIP Creditor upon demand such additional amount or amounts as will compensate such DIP Creditor for such additional costs incurred or reduction suffered.

(b)            If any DIP Creditor shall have determined that any Change in Law regarding any capital or liquidity requirements has or would have the effect of reducing the rate of return on such DIP Creditor’s capital or on the capital of such DIP Creditor’s holding company, if any, as a consequence of this Agreement or the Term Loans made or Notes purchased to a level below that which such DIP Creditor or such DIP Creditor’s holding company could have achieved but for such Change in Law (taking into consideration such DIP Creditor’s policies and the policies of such DIP Creditor’s holding company with respect to capital adequacy), then from time to time the Company shall pay to such DIP Creditor such additional amount or amounts as will compensate such DIP Creditor or such DIP Creditor’s holding company for any such reduction suffered.

(c)            A certificate of a DIP Creditor setting forth in reasonable detail the calculation of the amount or amounts necessary to compensate such DIP Creditor or its holding company, as applicable, as specified in paragraph (a) or (b) above shall be delivered to the Company and shall be conclusive absent manifest error. The Company shall pay such DIP Creditor the amount shown as due on any such certificate delivered by it within 10 days after its receipt of the same.

(d)            Failure or delay on the part of any DIP Creditor to demand compensation pursuant to this Section 2.14 for any increased costs incurred or reduction suffered in amounts received or receivable or reduction in return on capital shall not constitute a waiver of such DIP Creditor’s right to demand such compensation; provided that the Company shall not be under any obligation to compensate any DIP Creditor under paragraph (a) or (b) above with respect to increased costs incurred or reductions suffered more than 180 days prior to the date such DIP Creditor notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such DIP Creditor’s intention to claim compensation therefor; provided, further, that the foregoing limitation shall not apply to any increased costs or reductions arising out of the retroactive application of any Change in Law within such 180-day period.

Section 2.15       Change in Legality.

(a)            Notwithstanding any other provision of this Agreement, if any Change in Law shall make it unlawful for any DIP Creditor to make or maintain any Term SOFR Loan or any Term SOFR Note or to give effect to its obligations as contemplated hereby with respect to any Term SOFR Loan or any Term SOFR Note, then, by written notice to the Company and to the Co-Administrative Agents:

(i)             such DIP Creditor may declare that Term SOFR Term Loans and Term SOFR Notes will not thereafter (for the duration of such unlawfulness) be made or purchased, as applicable, by such DIP Creditor hereunder (or be continued for additional Interest Periods) and ABR Term Loans and ABR Notes will not thereafter (for such duration) be converted into Term SOFR Term Loans and ABR Notes, whereupon any request for a Term SOFR Borrowing (or to convert an ABR Borrowing to a Term SOFR Borrowing or to continue a Term SOFR Borrowing for an additional Interest Period) shall, as to such DIP Creditor only, be deemed a request for an ABR Loan or ABR Note, as applicable, (or a request to continue an ABR Loan or ABR Note as such or to convert a Term SOFR Loan or Term SOFR Note into an ABR Loan or ABR Note, as the case may be), unless such declaration shall be subsequently withdrawn; and

(ii)            such DIP Creditor may require that all outstanding Term SOFR Term Loans or Term SOFR Notes made or purchased, as applicable, by it be converted to ABR Term Loans or ABR Notes, as applicable, in which event all such Term SOFR Term Loans or Term SOFR Notes shall be automatically converted to ABR Term Loans or ABR Notes, as applicable, as of the effective date of such notice as provided in paragraph (b) below.

In the event any DIP Creditor shall exercise its rights under clause (i) or (ii) above, all payments and prepayments of principal that would otherwise have been applied to repay the Term SOFR Term Loans or the Term SOFR Notes that would have been made or purchased, as applicable, by such DIP Creditor or the converted Term SOFR Term Loans or Term SOFR Notes of such DIP Creditor shall instead be applied to repay the ABR Term Loans or ABR Notes made or purchased, as applicable, by such DIP Creditor in lieu of, or resulting from the conversion of, such Term SOFR Term Loans or such Term SOFR Notes.

(b)            For purposes of this Section 2.15, a notice to the Company by any DIP Creditor shall be effective as to each Term SOFR Loan or each Term SOFR Note made or purchased, as applicable, by such DIP Creditor, if lawful, on the last day of the Interest Period then applicable to such Term SOFR Loan or such Term SOFR Note; in all other cases such notice shall be effective on the date of receipt by the Company.

Section 2.16       Breakage. The Company shall indemnify each DIP Creditor against any loss (other than a loss of applicable margin or profits) or expense that such DIP Creditor may sustain or incur as a consequence of (a) any event, other than a default by such DIP Creditor in the performance of its obligations hereunder, which results in (i) such DIP Creditor receiving or being deemed to receive any amount on account of the principal of any Term SOFR Loan or any Term SOFR Note prior to the end of the Interest Period in effect therefor, (ii) the conversion of any Term SOFR Loan or any Term SOFR Note to an ABR Loan or an ABR Note, as applicable, or the conversion of the Interest Period with respect to any Term SOFR Loan or Term SOFR Note, in each case other than on the last day of the Interest Period in effect therefor, or (iii) any Term SOFR Loan to be made by or any Term SOFR Note to be purchased by such DIP Creditor (including any Term SOFR Loan or Term SOFR Note to be made or purchased, as applicable, pursuant to a conversion or continuation under Section 2.10) not being made after notice of such Loan or such Note shall have been given by the Company hereunder (any of the events referred to in this clause (a) being called a “Breakage Event”) or (b) any default in the making of any payment or prepayment required to be made hereunder. In the case of any Breakage Event, such loss shall include an amount equal to the excess, as reasonably determined by such DIP Creditor, of (i) its cost of obtaining funds for the Term SOFR Loan or the Term SOFR Note that is the subject of such Breakage Event for the period from the date of such Breakage Event to the last day of the Interest Period in effect (or that would have been in effect) for such Loan or such Note over (ii) the amount of interest likely to be realized by such DIP Creditor in redeploying the funds released or not utilized by reason of such Breakage Event for such period. A certificate of any DIP Creditor setting forth in reasonable detail the calculation of any amount or amounts which such DIP Creditor is entitled to receive pursuant to this Section 2.16 shall be delivered to the Company and shall be conclusive absent manifest error.

Section 2.17       Pro Rata Treatment. Subject to the express provisions of this Agreement which require, or permit, differing payments to be made to Non-Defaulting DIP Creditors as opposed to Defaulting DIP Creditors, and as required under Section 2.15, each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of interest on the Term Loans, each payment of interest on the Notes, each reduction of the applicable Class of Commitments and each conversion of any Borrowing to or continuation of any Borrowing as a Borrowing of any Type shall be allocated pro rata among the DIP Creditors in accordance with their respective applicable Commitments (or, if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of their outstanding Term Loans or Notes). Any repayment of Loans and Notes on any date shall be ratably as between the Loans and Notes of the applicable Class and any prepayment of Loans and Notes that have been borrowed or issued on the same date shall at all times be made ratably as between such Loans and Notes

Section 2.18       Sharing. Each DIP Creditor agrees that if it shall, through the exercise of a right of banker’s lien, setoff or counterclaim against the Company or any other Credit Party, or pursuant to a secured claim under Section 506 of the Bankruptcy Code or other security or interest arising from, or in lieu of, such secured claim, received by such DIP Creditor under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of any Loan or Note as a result of which the unpaid principal portion of its Loans or Notes shall be proportionately less than the unpaid principal portion of the Loans or Notes of any other DIP Creditor, it shall be deemed simultaneously to have purchased from such other DIP Creditor at face value, and shall promptly pay to such other DIP Creditor the purchase price for, a participation in the Loans or Notes of such other DIP Creditor, so that the aggregate unpaid principal amount of the Loans or Notes and participations in Loans or Notes held by each DIP Creditor shall be in the same proportion to the aggregate unpaid principal amount of all Loans or Notes then outstanding as the principal amount of its Loans or Notes prior to such exercise of banker’s lien, setoff or counterclaim or other event was to the principal amount of all Loans or Notes outstanding prior to such exercise of banker’s lien, setoff or counterclaim or other event; provided that (i) if any such purchase or purchases or adjustments shall be made pursuant to this Section 2.18 and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest, and (ii) the provisions of this Section 2.18 shall not be construed to apply to any payment made by the Company pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a DIP Creditor as consideration for the assignment of or sale of a participation in any of its Term Loans or Notes (to the extent permitted) to any assignee or participant, other than to the Company or any of its Restricted Subsidiaries (as to which the provisions of this Section 2.18 shall apply), other than as permitted pursuant to Section 9.04 and/or Section 10.02. The Company expressly consents to the foregoing arrangements and agrees that any DIP Creditor holding a participation in a Loan deemed to have been so purchased may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all moneys owing by the Company to such DIP Creditor by reason thereof as fully as if such DIP Creditor had made a Loan directly to the Company in the amount of such participation.

Section 2.19       Payments.

(a)            The Company shall make each payment (including principal of or interest on any Borrowing or any Fees or other amounts) hereunder and under any other Credit Document not later than 1:00 p.m., New York City time, on the date when due in immediately available Dollars, without setoff, defense or counterclaim. Any amounts received after such time on any date shall be deemed to have been received on the next succeeding Business Day for purposes of calculating the amounts due hereunder. Each such payment shall be made to the Co-Administrative Agents at Acquiom’s offices at 950 17th Street, Suite 1400, Denver, CO 80202 or such other location as the Co-Administrative shall direct. The Co-Administrative Agents shall promptly distribute to each DIP Creditor any payments received by the Co-Administrative Agents on behalf of such DIP Creditor.

(b)            Except as otherwise expressly provided herein, whenever any payment (including principal of or interest on any Borrowing or any Fees and Premiums or other amounts) hereunder or under any other Credit Document shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or Fees and Premiums, if applicable.

(c)            Unless the Co-Administrative Agents shall have received notice from the Company prior to the date on which any payment is due to the Co-Administrative Agents for the account of any DIP Creditors hereunder that the Company will not make such payment, the Co-Administrative Agents may assume that the Company has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the DIP Creditors, the amount due. In such event, if the Company has not in fact made such payment, then each of the DIP Creditors severally agrees to repay to the Co-Administrative Agents forthwith on demand the amount so distributed to such DIP Creditor, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Co-Administrative Agents, at the greater of the Federal Funds Effective Rate and a rate determined by the Co-Administrative Agents to represent its cost of overnight or short term funds (which determination shall be conclusive absent manifest error).

(d)            If a payment (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Improper Payment”)) is made by the Co-Administrative Agents (or their Affiliates) in error (as determined by the Co-Administrative Agents in their sole discretion and whether known to the recipient or not) or if a DIP Creditor, Credit Party or another recipient of funds is not otherwise entitled to receive such funds at such time of such Improper Payment or from such Person in accordance with the Credit Documents (each such DIP Creditor, Credit Party or other recipient, as applicable, an “Improper Recipient”), then such Improper Recipient shall forthwith on demand repay to the Co-Administrative Agents the portion of such Improper Payment that was made in error (or otherwise not intended (as determined by the Co-Administrative Agents in their sole discretion) to be received) in same day funds, together with interest thereon in respect of each day from and including the date such Improper Payment was made available by the Co-Administrative Agents (or their Affiliate) to such Improper Recipient to the date such Improper Payment is repaid to the Co-Administrative Agents (or their Affiliate) in same day funds at (i) in the case of any Improper Recipient that is a Credit Party (or its Affiliates), at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, when determined by reference to the Prime Rate and over a year of 360 days at all other times) equal to the rate that would be applicable to an ABR Loan or an ABR Note, and (ii) in the case of any other Improper Recipient, the greater of the Federal Funds Effective Rate, a rate determined by the Co-Administrative Agents to represent its cost of overnight or short term funds and a rate determined by the Co-Administrative Agents in accordance with banking industry rules on interbank compensation from time to time in effect (which determination shall be conclusive absent manifest error). Each Improper Recipient hereby authorizes the Co-Administrative Agents and any other party hereto that is not an Improper Recipient (or its Affiliate), as applicable, to set off and apply any and all amounts at any time owing to such Improper Recipient under this Agreement or any other Credit Document against any Improper Payments due to the Co-Administrative Agents or any other party hereto, as applicable. Each Improper Recipient and other party hereto shall not assert any right or claim to the Improper Payment, and hereby waives any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Co-Administrative Agents for the return of any Improper Payments received, including without limitation waiver of defense based on “discharge for value” or any similar doctrine or any other claim of entitlement to any portion of an Improper Payment that the Co-Administrative Agents, in its sole discretion, determines was made in error.

(e)            Each Improper Recipient hereby further agrees that if it receives an Improper Payment from the Co-Administrative Agents (or any of their Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment or other communication sent by the Co-Administrative Agents (or any of their Affiliates) with respect to such Improper Payment (a “Payment Notice”), (y) that was not preceded or accompanied by a Payment Notice, or (z) that such Improper Recipient otherwise becomes aware was transmitted, or received, in error or mistake (in whole or in part), in each case, an error shall be deemed to have been made with respect to such Improper Payment. Each Improper Recipient hereby agrees that, in each such case, it shall promptly notify the Co-Administrative Agents of such occurrence and, upon demand from the Co-Administrative Agents, it shall promptly, but in no event later than one (1) Business Day thereafter, return to the Co-Administrative Agents the amount of any such Improper Payment (or portion thereof) as to which such a demand was made.

(f)            The Company and each other Credit Party hereby agrees that the receipt by any DIP Creditor of an Improper Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed to such DIP Creditor by the Company or any other Credit Party.

(g)            If any prepayment, repayment or refinancing of all outstanding Term Loans and Notes shall result in the actual or deemed satisfaction and/or indefeasible repayment of any portion of or all Obligations hereunder, and such prepayment, repayment or refinancing occurs prior to the earlier of the Maturity Date or the Plan Effective Date, the Company shall pay to the Co-Administrative Agents, for the ratable account of each affected DIP Creditor, a repayment premium equal to 5.00% of the aggregate principal amount of all such repaid and/or refinanced Term Loans and Notes (including any accrued and unpaid interest thereon) (the “Break Premium”).

Section 2.20       Taxes.

(a)            Any and all payments by or on account of any obligation of any Credit Party hereunder or under any other Credit Document shall be made free and clear of and without deduction or withholding for any Taxes except as required by any applicable Law; provided that, if any Taxes are required by any applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) to be withheld or deducted from such payments, then (i) the applicable Withholding Agent shall make such deductions or withholdings and shall pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law, and (ii) if any Taxes required to be withheld or deducted are Indemnified Taxes or Other Taxes, then the sum payable by such Credit Party shall be increased as necessary so that after making such required deductions or withholdings (including such deductions and withholdings of Indemnified Taxes and Other Taxes applicable to additional sums payable under this Section 2.20) the applicable Recipient receives an amount equal to the sum it would have received had no such deductions or withholdings been made.

(b)            Without limiting the provisions of subsection (a) above, the Company shall pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Co-Administrative Agents timely reimburse it for the payment of, any Other Taxes.

(c)            Without duplication of Sections 2.20(a) or (b) above, the Company shall indemnify each Recipient within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Co-Administrative Agents or such DIP Creditor, as the case may be, on or with respect to any payment by or on account of any obligation of the Company hereunder or under any other Credit Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.20) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Company by a DIP Creditor (with copies to the Co-Administrative Agents), or by each Co-Administrative Agent on behalf of itself or a DIP Creditor, shall be conclusive absent manifest error.

(d)            As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Company to a Governmental Authority, the Company shall deliver to the Co-Administrative Agents the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Co-Administrative Agents.

(e)            Any DIP Creditor that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document shall deliver to the Company and the Co-Administrative Agents, at the time or times reasonably requested by the Company or the Co-Administrative Agents, such properly completed and executed documentation reasonably requested by the Company or the Co-Administrative Agents as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any DIP Creditor, if reasonably requested by the Company or the Co-Administrative Agents, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Company or the Co-Administrative Agents as will enable the Company or the Co-Administrative Agents to determine whether or not such DIP Creditor is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.20(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the DIP Creditor’s reasonable judgment such completion, execution or submission would subject such DIP Creditor to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such DIP Creditor. If any form or certification previously delivered pursuant to this Section 2.20(e) or Section 2.20(g) expires or becomes obsolete or inaccurate in any respect with respect to a Recipient, such Recipient shall promptly notify the Company and the Co-Administrative Agents in writing of such expiration, obsolescence or inaccuracy and update the form or certification if it is legally eligible to do so.

(i)            Without limiting the generality of the foregoing,

(A)            any DIP Creditor that is a U.S. Person shall deliver to the Company and the Co-Administrative Agents on or prior to the date on which such DIP Creditor becomes a DIP Creditor under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Co-Administrative Agents), executed copies of IRS Form W-9 certifying that such DIP Creditor is exempt from U.S. federal backup withholding tax;

(B)            any Foreign DIP Creditor shall, to the extent it is legally entitled to do so, deliver to the Company and the Co-Administrative Agents (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign DIP Creditor becomes a DIP Creditor under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Co-Administrative Agents), whichever of the following is applicable:

(1)            in the case of a Foreign DIP Creditor claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Credit Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, (or its successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Credit Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, (or its successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)            executed copies of IRS Form W-8ECI;

(3)            in the case of a Foreign DIP Creditor claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit K-1 to the effect that such Foreign DIP Creditor is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of either Company within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, (or its successor form); or

(4)            to the extent a Foreign DIP Creditor is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, (or its successor form), a U.S. Tax Compliance Certificate substantially in the form of Exhibit K-2 or Exhibit K-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign DIP Creditor is a partnership and one or more direct or indirect partners of such Foreign DIP Creditor are claiming the portfolio interest exemption, such Foreign DIP Creditor may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit K-4 on behalf of each such direct and indirect partner;

(C)            any Foreign DIP Creditor shall, to the extent it is legally entitled to do so, deliver to the Company and the Co-Administrative Agents (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign DIP Creditor becomes a DIP Creditor under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Co-Administrative Agents), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Company or the Co-Administrative Agents to determine the withholding or deduction required to be made; and

(D)            if a payment made to a Recipient under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Recipient were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Recipient shall deliver to the Company and the Co-Administrative Agents at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Co-Administrative Agents such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Co-Administrative Agents as may be necessary for the Company and the Co-Administrative Agents to comply with their obligations under FATCA and to determine that such Recipient has complied with such DIP Creditor’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D) and paragraph (g), hereof, “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(f)            If the Co-Administrative Agents or any DIP Creditor determines, in its discretion, exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by an indemnifying party or with respect to which an indemnifying party has paid additional amounts pursuant to this Section 2.20, it shall pay over such refund to the indemnifying party (but only to the extent of indemnity payments made, or additional amounts paid, by the indemnifying party under this Section 2.20 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of the Co-Administrative Agents or such DIP Creditor , as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the indemnifying party, upon the request of the Co-Administrative Agents or such DIP Creditor , agrees to repay the amount paid over to the indemnifying party (plus any interest, penalties or other charges imposed by the relevant Governmental Authority) to the Co-Administrative Agents or such DIP Creditor in the event the Co-Administrative Agents or such DIP Creditor is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.20(f), in no event will the Co-Administrative Agents or any DIP Creditor be required to pay any amount to an indemnifying party pursuant to this paragraph to the extent the payment of such amount would place the Co-Administrative Agents or such DIP Creditor in a less favorable net after-Tax position than it would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. Nothing in this Section 2.20(f) shall be construed to require the Co-Administrative Agents or any DIP Creditor to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Company or any other Person.

(g)            On or before the date that each of Seaport and Acquiom (or any successor or replacement Co-Administrative Agent) becomes a Co-Administrative Agent hereunder, it shall deliver to the Company two duly executed copies of either (i) IRS Form W-9, or (ii) IRS Form W-8ECI (with respect to any payments to be received on its own behalf) and IRS Form W-8IMY (for all other payments), establishing that the Company can make payments to such Co-Administrative Agent without deduction or withholding of any Taxes imposed by the United States, including Taxes imposed under FATCA.

(h)            For purposes of this Section 2.20 the term “applicable Law” includes FATCA.

Section 2.21     Assignment of Commitments Under Certain Circumstances; Duty to Mitigate.

(a)            In the event (i) any DIP Creditor delivers a certificate requesting compensation pursuant to Section 2.14, (ii) any DIP Creditor delivers a notice described in Section 2.15, (iii) the Company is required to pay any additional amount to any DIP Creditor or any Governmental Authority on account of any DIP Creditor pursuant to Section 2.20, (iv) any DIP Creditor refuses to consent to any amendment, waiver or other modification of any Credit Document requested by the Company that requires the consent of all DIP Creditors or all DIP Creditors directly and adversely affected thereby and such amendment, waiver or other modification is consented to by the Required DIP Creditors, or (v) any DIP Creditor becomes a Defaulting DIP Creditor, then, in each case, the Company may, at its sole expense and effort (including with respect to the processing and recordation fee referred to in Section 9.04(b)(v)), upon notice to such DIP Creditor, as the case may be, and the Co-Administrative Agents, require such DIP Creditor to transfer and assign, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all of its interests, rights (other than its existing rights to payments pursuant to Sections 2.14, 2.16 and 2.20, its rights pursuant to Section 9.05 in respect of the period in which it was a DIP Creditor) and obligations under this Agreement (or, in the case of clause (iv) above, all of its interests, rights and obligation with respect to the Class of Term Loans, Notes or Commitments that is the subject of the related consent, amendment, waiver or other modification) to an Eligible Assignee (which (x) Eligible Assignee may be an Affiliated DIP Creditor only if Section 9.04(k) is complied with and (y) may not be the Company or any Subsidiary thereof) that shall assume such assigned obligations and, with respect to clause (iv) above, shall consent to such requested amendment, waiver or other modification of any Credit Documents (which assignee may be another DIP Creditor, if a DIP Creditor accepts such assignment); provided that (x) such assignment shall not conflict with any law, rule or regulation or order of any court or other Governmental Authority having jurisdiction, (y) the Company shall have received the prior written consent of the Co-Administrative Agents, which consents shall not unreasonably be withheld, conditioned or delayed, and (z) the Company or such assignee shall have paid to the affected DIP Creditor in immediately available funds an amount equal to the sum of the principal of and interest accrued to the date of such payment on the outstanding Term Loans or Notes of such DIP Creditor, respectively, plus all Fees and Premiums and other amounts accrued for the account of such DIP Creditor hereunder with respect thereto (including any amounts under Sections 2.14, 2.16 and 2.20 and, the prepayment fee referred to in Section 2.11(c), which fee shall be payable by the Company); provided, further, that, if prior to any such transfer and assignment the circumstances or event that resulted in such DIP Creditor’s claim for compensation under Section 2.14, notice under Section 2.15, entitlement to receive amounts pursuant to Section 2.20 or being a Defaulting DIP Creditor, as the case may be, cease to cause such DIP Creditor to suffer increased costs or reductions in amounts received or receivable or reduction in return on capital, or cease to have the consequences specified in Section 2.15, or cease to result in amounts being payable under Section 2.20, or cease to cause such DIP Creditor to be a Defaulting DIP Creditor, as the case may be (including as a result of any action taken by such DIP Creditor pursuant to paragraph (b) below), or if such DIP Creditor shall waive its right to claim further compensation under Section 2.14 in respect of such circumstances or event or shall withdraw its notice under Section 2.15 or shall waive its right to further payments under Section 2.20 in respect of such circumstances or event or shall consent to the proposed amendment, waiver, consent or other modification, as the case may be, or shall cease to be a Defaulting DIP Creditor, then such DIP Creditor shall not thereafter be required to make any such transfer and assignment hereunder. Notwithstanding anything to the contrary, in the event that a DIP Creditor that is being replaced pursuant to this Section 2.21(a) does not execute an Assignment and Acceptance (or an Affiliated DIP Creditor Assignment and Acceptance) within one (1) Business Day after being requested to do so, such assignment shall be deemed to have occurred on such Business Day without such DIP Creditor’s execution of such documentation but after satisfaction of the other conditions set forth herein.

(b)            If (i) any DIP Creditor shall request compensation under Section 2.14, (ii) any DIP Creditor delivers a notice described in Section 2.15 or (iii) the Company is required to pay any additional amount to any DIP Creditor or any Governmental Authority on account of any DIP Creditor pursuant to Section 2.20, then such DIP Creditor shall use reasonable efforts (which shall not require such DIP Creditor to incur an unreimbursed loss or unreimbursed cost or expense or otherwise take any action inconsistent with its legal or regulatory restrictions or suffer any disadvantage or burden deemed by it to be significant) (x) to file any certificate or document reasonably requested in writing by the Company or (y) to assign its rights and delegate and transfer its obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such DIP Creditor, such filing or assignment would reduce its claims for compensation under Section 2.14 or enable it to withdraw its notice pursuant to Section 2.15 or would reduce amounts payable pursuant to Section 2.20, as the case may be, in the future. The Company hereby agrees to pay all reasonable costs and expenses incurred by any DIP Creditor in connection with any such filing or assignment, delegation and transfer.

Section 2.22     Defaulting DIP Creditor.

(a)            Notwithstanding anything to the contrary contained in this Agreement, if any DIP Creditor becomes a Defaulting DIP Creditor, then the following provisions shall apply for so long as such DIP Creditor is a Defaulting DIP Creditor:

(i)            Waivers and Amendments. Such Defaulting DIP Creditor’s right to approve or object to any amendment, waiver or provide consent with respect to and in accordance with this Agreement shall be restricted as set forth in the definition of Required DIP Creditors and in Section 9.08.

(ii)            Defaulting DIP Creditor Waterfall. Any payment of principal, interest, fees or other amounts received by the Co-Administrative Agents for the account of such Defaulting DIP Creditor (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise) or received by the Co-Administrative Agents from a Defaulting DIP Creditor pursuant to Section 9.06 shall be applied at such time or times as may be determined by the Co-Administrative Agents as follows: first, to the payment of any amounts owing by such Defaulting DIP Creditor to the Agents hereunder; second, if requested by the Company, to the payment on a pro rata basis (so long as no Default or Event of Default exists), to the funding of any Loan or any Note in respect of which such Defaulting DIP Creditor has failed to fund its portion thereof as required by this Agreement, as determined by the Co-Administrative Agents; third, to the payment of any amounts owing to the DIP Creditors as a result of any judgment of a court of competent jurisdiction obtained by any DIP Creditor against such Defaulting DIP Creditor as a result of such Defaulting DIP Creditor’s breach of its obligations under this Agreement; fourth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Company as a result of any judgment of a court of competent jurisdiction obtained by the Company against such Defaulting DIP Creditor as a result of such Defaulting DIP Creditor's breach of its obligations under this Agreement; and fifth, to such Defaulting DIP Creditor or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Term Loans or any Notes in respect of which such Defaulting DIP Creditor has not fully funded its appropriate share, and (y) such Term Loans were made or such Notes were issued at a time when the conditions set forth in Section 4.01 were satisfied or waived, such payment shall be applied solely to pay the Term Loans and Notes of all Non-Defaulting DIP Creditors of the applicable Class on a pro rata basis prior to being applied to the payment of any Term Loans or any Notes of such Defaulting DIP Creditor until such time as all Term Loans or all Notes are held by the DIP Creditors of the applicable Class pro rata in accordance with the Commitments under the applicable Class. Any payments, prepayments or other amounts paid or payable to a Defaulting DIP Creditor that are applied (or held) to pay amounts owed by a Defaulting DIP Creditor shall be deemed paid to and redirected by such Defaulting DIP Creditor, and each DIP Creditor irrevocably consents hereto.

(iii)            Certain Fees and Premiums. No Defaulting DIP Creditor shall be entitled to receive any Fee and Premiums for any period during which that DIP Creditor is a Defaulting DIP Creditor (and the Company shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting DIP Creditor).

(b)            Defaulting DIP Creditor Cure. If the Company and the Co-Administrative Agents agree in writing that a DIP Creditor is no longer a Defaulting DIP Creditor, the Co-Administrative Agents will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that DIP Creditor will, to the extent applicable, purchase at par that portion of outstanding Term Loans or outstanding Notes of the other DIP Creditors or take such other actions as the Co-Administrative Agents may determine to be necessary to cause the Term Loans or the Notes to be held pro rata by the DIP Creditors in accordance with the applicable Commitments, whereupon such DIP Creditor will cease to be a Defaulting DIP Creditor; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Company while that DIP Creditor was a Defaulting DIP Creditor; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting DIP Creditor to Non-Defaulting DIP Creditor will constitute a waiver or release of any claim of any party hereunder arising from that DIP Creditor’s having been a Defaulting DIP Creditor.

Section 2.23     [Reserved].

Section 2.24     [Reserved].

Section 2.25     [Reserved].

Section 2.26     [Reserved].

Section 2.27     [Reserved].

Section 2.28     Acknowledgment and Consent to Bail-In of Affected Financial Institutions.

(a)            Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any of the parties hereto, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(b)            the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(c)            the effects of any Bail-in Action on any such liability, including, if applicable:

(i)            a reduction in full or in part or cancellation of any such liability;

(ii)           a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent company, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or

(iii)         the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

Section 2.29     Benchmark Replacement Setting.

(a)            Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Credit Document, upon the occurrence of a Benchmark Transition Event, then (A) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Credit Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Credit Document and (B) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Credit Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the DIP Creditors without any amendment to, or further action or consent of any other party to, this Agreement or any other Credit Document so long as the Co-Administrative Agents have posted such proposed amendment to all affected DIP Creditors and the Company so long as the Co-Administrative Agents have not received, by such time, written notice of objection to such amendment from DIP Creditors comprising the Required DIP Creditors.

(b)            Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Co-Administrative Agents will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Credit Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Credit Document.

(c)            Notices; Standards for Decisions and Determinations. The Co-Administrative Agents will promptly notify the Company and the DIP Creditors of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Co-Administrative Agents will promptly notify the Company of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.29(d) and (y) the commencement of a Benchmark Unavailability Period. Any determination, decision or election that may be made by the Co-Administrative Agents or, if applicable, any DIP Creditor (or group of DIP Creditors) pursuant to this Section 2.29, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Credit Document, except, in each case, as expressly required pursuant to this Section 2.29.

(d)            Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Credit Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Co-Administrative Agents in their reasonable discretion with the consent of all DIP Creditors or (B) the administrator of such Benchmark or the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks, then the Co-Administrative Agents may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable, non-representative, non-compliant or non-aligned tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks for a Benchmark (including a Benchmark Replacement), then the Co-Administrative Agents may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e)            Benchmark Unavailability Period. Upon the Company’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Company may revoke any pending request for a Term SOFR Borrowing of, conversion to or continuation of Term SOFR Loans or Term SOFR Notes to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Company will be deemed to have converted any such request into a request for a Borrowing of or conversion to ABR Term Loans or ABR Notes, as applicable. During any Benchmark Unavailability Period or at any time that any tenor for the then-current Benchmark is not an Available Tenor, the component of Alternate Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Alternate Base Rate.

Section 2.30     Syndication. Following the Closing Date, the Company shall use commercially reasonable efforts to assist the Co-Administrative Agents, Barclays and the Commitment Parties in connection with the primary syndication process (the “Syndication) for the assignment of a proportionate share of the Term Loans, Notes and Commitments in accordance with the Restructuring Support Agreement and the DIP Commitment Letter. If the Company Allocated Portion is not allocated by the date set forth for the allocation thereof in the DIP Commitment Letter, any Loans made by the DIP Fronting Creditor on account of the Company Allocated Portion, shall, at the request of any DIP Creditor who is required and permitted to fund its commitment under the DIP Commitment Letter in the form of Notes, be replaced by Notes to be issued by the Company to such DIP Creditor, which shall for all purposes hereunder be “Initial Notes” and the proceeds of which shall be used to repay the Loans made by the DIP Fronting Creditor on account of such commitments. In connection with the Syndication of the Company Allocated Portion, any Loans made by the DIP Fronting Creditor on account of the Company Allocated Portion, shall, at the request of any DIP Creditor who is required and permitted to fund its commitment acquired pursuant to the Syndication in the form of Notes, any Loans so acquired may be replaced by Notes to be issued by the Company to such DIP Creditor, which shall for all purposes hereunder be “Initial Notes” and the proceeds of which shall be used to repay the Loans made by the DIP Fronting Creditor on account of such commitments. In connection with any conversion of Loans to Notes in accordance with this paragraph, (i) any Notes Upfront Premium due with respect to such Notes shall be paid by the Company to the applicable DIP Creditor holding such Notes pursuant to the Syndication, (ii) the DIP Fronting Creditor shall refund to the Company any Term Loan Upfront Premium paid by the Company in connection with such converted Initial Term Loans and (iii) interest accrued on such Initial Term Loans shall not be due upon such conversion but shall instead be paid on the regularly scheduled Interest Payment Date for such amounts. Any unused Tranche A Loan Commitment may be converted into a Tranche A Note Commitment and any unused Tranche B Loan Commitment may be converted into a Tranche B Note Commitment in connection with the Syndication. The Co-Administrative Agents shall be entitled to conclusively rely on a certificate from the Company setting forth the amounts of such conversions and names of the applicable DIP Creditors making such conversion, and no such conversion shall require the consent of any DIP Creditor; provided that, at the request of any DIP Creditor who desires to convert its unused Tranche A Loan Commitment may be converted into a Tranche A Note Commitment and any unused Tranche B Loan Commitment may be converted into a Tranche B Note Commitment in connection with the Syndication, the Company shall deliver a certificate effectuating such conversion to the Co-Administrative Agents. Following receipt of any such certificate, the Co-Administrative Agents shall update their records to reflect such conversion.

Article III

Representations and Warranties

The Company represents and warrants to each Co-Administrative Agent, the Collateral Agent and each of the DIP Creditors that, on and as of the Closing Date and on and as of each other date thereafter as required by Section 4.01:

Section 3.01     Organization; Powers. Subject to the entry of the Orders and the terms thereof, the Company and each of the Restricted Subsidiaries (a) is duly organized or formed, validly existing and in good standing under the laws of the jurisdiction of its organization or formation (which, as of the Closing Date, is as identified in Schedule 3.01), (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted and as proposed to be conducted, except, in each case where the failure to have such power and authority could not reasonably be expected to result in a Material Adverse Effect, (c) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except in each case where the failure so to qualify could not reasonably be expected to result in a Material Adverse Effect and (d) has the power and authority to execute, deliver and perform its obligations under each of the Credit Documents and, in the case of the Company, to borrow hereunder.

Section 3.02     Authorization. Subject to the entry of the Orders and the terms thereof, the Transactions have been duly authorized by all requisite company or partnership and, if required, equity holder action.

Section 3.03     Enforceability. Subject to the entry of the Orders and the terms thereof, this Agreement has been duly executed and delivered by the Company and constitutes, and each other Credit Document when executed and delivered by the applicable Credit Party will constitute, legal, valid and binding obligations of such Credit Party enforceable against such Credit Party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or other similar laws affecting creditors’ rights generally (including the Orders), and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 3.04     Governmental Approvals; No Conflicts.

(a)            Subject to the entry of the Orders and the terms thereof, no action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in connection with the execution, delivery or performance by any Credit Party of this Agreement or any other Credit Document or in connection with the Transactions, except for (i) the filing or recording of Uniform Commercial Code financing statements and Mortgages, (ii) such as have been made or obtained and are in full force and effect and (iii) in the case of the Transactions (other than the execution, delivery or performance by any Credit Party of this Agreement or any other Credit Document) any such other action, consent, approval, registration or filing that if not obtained and maintained in full force and effect could not reasonably be expected to result in a Material Adverse Effect.

(b)            Subject to the entry of the Orders and the terms thereof, the Credit Documents will not (i) violate any provision of law, statute, rule or regulation of a Governmental Authority applicable to the Credit Parties (other than violations arising as a result of the commencement of the Chapter 11 Cases and except as otherwise excused by the Bankruptcy Court), (ii) violate any order of any Governmental Authority binding on the Credit Parties (other than violations arising as a result of the commencement of the Chapter 11 Cases and except as otherwise excused by the Bankruptcy Court), (iii) violate any Organizational Documents of a Credit Party, (iv) result in the creation or imposition of any Lien upon any property or assets now owned or hereafter acquired by the Company or any Restricted Subsidiary (other than any Lien created hereunder or under the Security Documents) and (v) violate or result in a default under the Drax Contract or any indenture or any other agreement, instrument or other evidence of Material Indebtedness.

Section 3.05     Financial Statements.

(a)            The Company has furnished to the DIP Creditors its consolidated balance sheet and related consolidated statements of operations and cash flows as of and for the fiscal quarter ended September 30, 2023. Such financial statements present fairly in all material respects the financial condition and results of operations and cash flows of the Company as of its respective date and for such periods. Such financial statements were prepared in all material respects in accordance with GAAP.

(b)            The financial projections included in the Initial Budget and any Updated Budget prepared by or on behalf of the Company or any of its representatives and that have been made available to any DIP Creditor in connection with the DIP Facility have been prepared in good faith based upon assumptions believed by the Company to be reasonable at the time furnished (it being understood that the projections are as to future events and are not to be viewed as facts and are subject to significant uncertainties and contingencies many of which are beyond the control of the Company, that no assurance can be given that any particular financial projection will be realized, that actual results may differ significantly from projected results and that such differences may be material).

Section 3.06     No Material Adverse Effect. No Material Adverse Effect has occurred since the Petition Date that is continuing.

Section 3.07     Title to Properties; Possession Under Leases.

(a)            Subject to the terms of the applicable Orders, the Company and each of the Restricted Subsidiaries has good and marketable title to, or valid leasehold interests in, all its properties and assets, except as could not reasonably be expected to result in a Material Adverse Effect. All such material properties and assets are free and clear of Liens, other than (i) in the case of Equity Interests, Liens permitted under clauses (a) (solely with respect to Liens under the Prepetition Credit Facilities and Liens on the equity of EWH JV in favor of John Hancock Life Insurance Company (U.S.A.)), (b), (d), (j), (aa) and (bb) of Section 6.02 (such Liens, the “Permitted Equity Liens”) and (ii) in the case of all other material properties and assets, Liens expressly permitted by Section 6.02.

(b)            As of the Closing Date, the Company has not received any notice of, nor has any knowledge of, any pending or contemplated condemnation proceeding affecting any Real Property material to the business of the Company and the Restricted Subsidiaries.

(c)            As of the Closing Date, neither the Company nor any of the Subsidiaries is obligated under any right of first refusal, option or other contractual right to sell, assign or otherwise dispose of any material Real Property owned in fee by any Credit Party.

Section 3.08     Subsidiaries. Schedule 3.08 sets forth as of the Closing Date a list of all Credit Parties and the percentage ownership interest of each Credit Party therein. The shares of capital stock or other ownership interests so indicated on Schedule 3.08 are fully paid and non-assessable and are owned by the applicable Credit Party free and clear of all Liens (other than Permitted Equity Liens).

Section 3.09     Litigation; Compliance with Laws.

(a)            As of the Closing Date, except for the Chapter 11 Cases and as set forth in Schedule 3.09, there are no actions, suits, investigations or proceedings at law or in equity or by or before any Governmental Authority now pending or, to the knowledge of the Company, threatened against the Company or any of the Restricted Subsidiaries or any business, property or rights of any such Person (i) that involve any Credit Document or (ii) in each case, which could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(b)            Neither of the Company nor any of the Restricted Subsidiaries or any of their respective material properties or assets is (i) in violation of, nor will the continued operation of their material properties and assets as currently conducted violate, any law, rule or regulation (other than those covered by Section 3.11, 3.12, 3.14, 3.16, 3.17, 3.23, 3.24 or 3.26, which laws, rules and regulations are addressed in those Sections) or (ii) is in default with respect to any judgment, writ, injunction, decree or order of any Governmental Authority (including without limitation the USA PATRIOT Act), where such violation or default could reasonably be expected to result in a Material Adverse Effect.

Section 3.10     No Default. No Default or Event of Default has occurred and is continuing.

Section 3.11     Federal Reserve Regulations.

(a)            Neither of the Company nor any of the Restricted Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

(b)            No part of the proceeds of any Loan or Note will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including by the Company or any Restricted Subsidiary in violation of Regulation T, U or X of the Board.

Section 3.12     Investment Company Act. Neither of the Company nor any of the Restricted Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

Section 3.13     Use of Proceeds. Subject to the Orders, the proceeds of the Term Loans and the Notes will be used in accordance with and as provided in the Approved Budget (subject to permitted variances).

Section 3.14     Taxes. Subject to the terms of the applicable Orders, the Company and each of the Restricted Subsidiaries has filed or caused to be filed all Federal, state, local and foreign Tax returns required to have been filed by it and has paid or caused to be paid all Taxes due and payable by it (whether or not shown on any Tax return) and all assessments received by it, except (a) Taxes that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted that operate to suspend the collection of such contested Tax and for which the Company or such Restricted Subsidiary, as applicable, shall have set aside on its books adequate reserves in accordance with GAAP or (b) in each case, to the extent the failure to do so could not reasonably be expected to result in a Material Adverse Effect, the imposition of a material Lien on any Collateral (other than any Lien permitted by Section 6.02) or the payment of which has been stayed by the commencement of the Chapter 11 Cases. There is no proposed written Tax assessment against the Company or any of the Restricted Subsidiaries that would, if made, have a Material Adverse Effect, which is not being actively contested by such Person in good faith and by appropriate proceedings.

Section 3.15     No Material Misstatements.

(a)            As of the Closing Date, no written information, report, financial statement, exhibit or schedule furnished by or on behalf of the Company or any other Credit Party to each Co-Administrative Agent or any DIP Creditor in connection with the negotiation of any Credit Document or included therein or delivered pursuant thereto, including the Chapter 11 Cases (excluding the projections, forecasts, projections, other forward-looking information and information of a general economic or industry specific nature), when furnished and taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading.

(b)            As of the Closing Date, to the extent a Beneficial Ownership Certification is required to be delivered pursuant to the Beneficial Ownership Regulation, the information included in such Beneficial Ownership Certification is true and correct in all respects.

Section 3.16     Employee Benefit Plans. Except as could not reasonably be expected to have a Material Adverse Effect, none of the Company or any of its Subsidiaries or any ERISA Affiliate has incurred or is reasonably expected to incur any liability under (a) any Plan, (b) any Multiemployer Plan or (c) any Employee Benefit Plan.

Section 3.17     Environmental Matters.

(a)            Except as set forth in Schedule 3.17 or as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (i) the Company and each Restricted Subsidiary is and, within the period of all applicable statute of limitations, have been in compliance with applicable Environmental Laws; including all obligations to obtain, maintain, renew and comply with all Environmental Permits required for their respective businesses, properties or operations; (ii) neither of the Company nor any of the Restricted Subsidiaries has received any notice of violation or non-compliance pursuant to Environmental Laws or any other notice of any Environmental Liability, nor, to the knowledge of the Company, is any such notice pending or threatened to be issued by any Governmental Authority or other Person; (iii) there are no consent decrees, consent orders or administrative orders (or other similar administrative or judicial obligations) under Environmental Laws related to any of the Company or the Restricted Subsidiaries or their businesses, properties or operations that remain outstanding; and (iv) there is or has been no condition, circumstance, action, activity or event that could reasonably be expected to result in noncompliance with Environmental Law or any Environmental Liability.

(b)            Except as set forth in Schedule 3.17 or as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (i) none of the properties currently owned or operated by or on behalf of the Company or any of its Restricted Subsidiaries is listed or proposed for listing on the NPL or on the CERCLIS or any analogous state or local list nor, to the knowledge of the Company, is any property formerly owned or operated by or on behalf of the Company or any of the Restricted Subsidiaries listed or proposed for listing on any such list; (ii) there are no and have never been any surface impoundments, pits, sumps or lagoons, or landfills or dumps, in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by or on behalf of the Company or any of its Restricted Subsidiaries or, to the knowledge of the Company, on any property formerly owned or operated by the Company or any of the Restricted Subsidiaries except for such impoundments, pits, sumps or lagoons, or landfills or dumps, that have been removed from service and remediated in compliance with Environmental Law; and (iii)  there has been no Release on, at or under any property currently or, to the knowledge of the Company, formerly owned or operated by the Company or any of the Restricted Subsidiaries, except as would not reasonably be expected to result in Environmental Liability to the Company or any of the Restricted Subsidiaries.

(c)            Except as set forth in Schedule 3.17 or as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (i) neither of the Company nor any of the Restricted Subsidiaries is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened Release of Hazardous Materials at, on or under any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law; and (ii) all Hazardous Materials generated, used, treated, handled or stored at, or, to the knowledge of the Company, transported to or from, any property currently or formerly owned or operated by the Company or any of the Restricted Subsidiaries are either currently managed, or have been disposed of, in compliance with Environmental Laws.

(d)            Except as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, neither of the Company nor any of the Restricted Subsidiaries has assumed or undertaken, whether by contract, operation of law or otherwise, any Environmental Liabilities of any other Person.

(e)            Except as otherwise would be subject to applicable privilege, the Company has made available to the Co-Administrative Agents true and correct copies of any material environmental reports, studies or similar documents in the custody or control of the Company or any of the Restricted Subsidiaries relating to the Company, the Restricted Subsidiaries, their properties or the operation of their businesses and prepared prior to the Closing Date.

Section 3.18     Insurance. Schedule 3.18 sets forth an accurate description of all insurance maintained by the Company or any Restricted Subsidiary or by the Company for any Restricted Subsidiary as of the Closing Date. As of the Closing Date, such insurance is in full force and effect and all premiums have been duly paid. The Company and any Restricted Subsidiary have insurance in such amounts and covering such risks and liabilities as are in accordance with customary industry practice in the Permitted Business.

Section 3.19     Security Documents. Upon entry of the Interim Order (and, if entered, the Final Order), the Liens granted thereunder by the Debtors to the Co-Administrative Agents on any Collateral shall be valid and automatically perfected with the priority set forth herein and in the Orders, and no filing or other action will be necessary to perfect or protect such Liens and security interests with respect to the Debtors’ Obligations under the Credit Documents and such Order.

Section 3.20     Real Property. Schedule 3.20 sets forth as of the Closing Date all material Real Property owned or leased by the Company and the Restricted Subsidiaries and the addresses thereof. The Company and the Restricted Subsidiaries own in fee all material owned Real Property set forth on Schedule 3.20. The Company and the Restricted Subsidiaries have valid leases in all the material leased Real Property set forth on Schedule 3.20.

Section 3.21     [Reserved].

Section 3.22     [Reserved].

Section 3.23     Anti-Terrorism Laws.

(a)            Neither of the Company nor any of the Restricted Subsidiaries nor any director, officer, agent or employee of any of the Company or any Restricted Subsidiary (in their capacities as such) is in violation of any Anti-Terrorism Law in any material respects.

(b)            Neither of the Company nor any of the Restricted Subsidiaries nor any director or officer of the Company or any Restricted Subsidiary acting in any capacity in connection with the Term Loans, the Notes, the Transactions or the other transactions hereunder, is any of the following (each a “Blocked Person”):

(i)            a Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224;

(ii)            a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224;

(iii)            a Person that commits, threatens or conspires to commit or supports “terrorism” (as defined in Executive Order No. 13224); or

(iv)            a Person that is named as a “specially designated national” on the most current list published by the United States Treasury Department’s Office of Foreign Asset Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list.

(c)            Neither of the Company nor any of the Restricted Subsidiaries nor any director or officer of the Company or any Restricted Subsidiary (acting in their capacities as such) (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person or (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224.

(d)            Neither of the Company nor any of the Subsidiaries nor any director or officer of the Company or any Subsidiary acting in any capacity in connection with the Term Loans, the Notes, the Transactions or the other transactions hereunder is a Sanctioned Person.

(e)            The Company has implemented and maintains in effect policies and procedures with the intention to promote and achieve compliance by the Company and the Subsidiaries and their respective directors, officers and employees (in their capacities as such) with Sanctions and Anti-Terrorism Laws in all material respects.

Section 3.24     Labor Matters. Except as could not reasonably be expected to result in a Material Adverse Effect, there are no strikes, lockouts, labor disputes or slowdowns pending or, to the knowledge of the Company, threatened against the Company or any of the Restricted Subsidiaries. The hours worked and payments made to employees of the Company or any of the Restricted Subsidiaries have not been in violation in any material respect of the Fair Labor Standards Act of 1938, as amended. Except as could not reasonably be expected to result in a Material Adverse Effect, the Company and the Restricted Subsidiaries are in compliance with all applicable laws relating to labor and employment matters.

Section 3.25     Intellectual Property; Licenses, Etc.. The Company and each of the Restricted Subsidiaries own, license or possess the valid right to use all Intellectual Property used in or reasonably necessary for the operation of their businesses as currently conducted, without conflict with the Intellectual Property rights of any Person, in each case, except, individually or in the aggregate, as could not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Company, no Intellectual Property, advertising, product, process, method, substance, part or other material used by the Company or any Restricted Subsidiary, or the operation of its business as currently conducted, infringes upon, misappropriates or violates any Intellectual Property rights held by any Person except for such infringements, misappropriations or violations, individually or in the aggregate, which could not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any of the Intellectual Property of the Company or any Restricted Subsidiary is pending or, to the knowledge of the Company, threatened against the Company or any Restricted Subsidiary, which claim or litigation, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 3.26     Anti-Corruption Laws. Neither of the Company nor any Restricted Subsidiary nor any director, officer, agent or employee of such Person (in their capacities as such) is aware of or has taken any action, directly or indirectly, that would result in a material violation by such persons (in their capacities as a director, officer, agent or employee of such Person) of the FCPA or the UK Bribery Act. The Company and the Restricted Subsidiaries have conducted their businesses in compliance with the UK Bribery Act and the FCPA in all material respects and will maintain policies and procedures designed to promote and achieve compliance with such laws in all material respects.

Section 3.27     Budget Variance Report. Each Budget Variance Report delivered pursuant to Section 5.09 is true, complete and correct in all material respects for the period covered thereby as of the date such Budget Variance Report is delivered.

Section 3.28     Chapter 11 Cases; Orders.

(a)            The Chapter 11 Cases were commenced on the Petition Date and sufficient notice thereof was given for (i) the motion seeking approval of the Credit Documents, the Interim Order and Final Order, (ii) the hearing for the entry of the Interim Order and (iii) the hearing for the entry of the Final Order. The Credit Parties that are Debtors shall give, on a timely basis as specified in the Interim Order or the Final Order, as applicable, all notices required to be given to all parties specified in the Interim Order or Final Order, as applicable.

(b)            After the entry of the Interim Order, and pursuant to and to the extent permitted in the Orders, as applicable, the Obligations of the Debtors will constitute allowed Superpriority Claims in the Chapter 11 Cases having priority over all administrative expense claims and unsecured claims against the Debtors now existing or hereafter arising, of any kind whatsoever, including all administrative expense claims of the kind specified in sections 105, 326, 330, 331, 503(b), 506(c), 507(a), 507(b), 546(c), 726, 1114 or any other provision of the Bankruptcy Code or otherwise, as provided under section 364(c)(l) of the Bankruptcy Code, subject and subordinate to (i) the Carve Out and (ii) the priorities set forth in the Interim Order or Final Order, as applicable.

(c)            The Interim Order (with respect to the period on and after entry of the Interim Order and prior to entry of the Final Order) or the Final Order (with respect to the period on and after entry of the Final Order), as the case may be, is in full force and effect and has not been reversed, stayed (whether by statutory stay or otherwise), vacated, or, without the Required DIP Creditors’ consent, subsequently modified or amended. The Credit Parties are in compliance in all material respects with the Orders.

(d)            Notwithstanding the provisions of section 362 of the Bankruptcy Code, and subject to the applicable provisions of the Interim Order or the Final Order, as the case may be, upon the Maturity Date (whether by acceleration or otherwise), the Co-Administrative Agents, the Collateral Agent and the DIP Creditors shall be entitled to immediate Payment in Full and to enforce the remedies provided for hereunder or under applicable laws, without further notice, motion or application to, hearing before, or order from, the Court (other than as set forth in the Interim or the Final Order, as the case may be).

Section 3.29     Private Offering by the Company. Other than in connection with the syndication of the Sponsor Allocated Portion, neither the Company nor any of its Subsidiaries nor anyone acting on its or their behalf has offered the Notes or any similar Securities for sale to, or made any general solicitation of any offer to buy the Notes or any similar Securities from, or otherwise approached or negotiated in respect thereof with, any Person other than the DIP Notes Creditors, each of which has been offered the Notes at a private sale for investment and not pursuant to a distribution or underwritten offering. Assuming the accuracy of the representations and warranties in Section 3.33, the offer, sale and issuance of the Notes pursuant hereto are exempt from the registration requirements of the Securities Act provided by Section 4(a)(2) thereof; and it is not necessary to qualify this Agreement in respect of the Notes under the Trust Indenture Act.

Section 3.30     Rule 144A Eligibility. At the applicable Closing, the Notes will not be of the same class as Securities listed on a national securities exchange registered under Section 6 of the Exchange Act or quoted in an automated inter-dealer quotation system.

Section 3.31     No Integration. Neither the Company nor any of its Subsidiaries has, directly or through any agent, sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any Security that is or will be integrated with the sale of the Notes.

Section 3.32     No Broker’s Fees. Neither the Company any of its Subsidiaries is a party to any contract, agreement or understanding with any person (other than this Agreement) that would give rise to a valid claim against it or the DIP Notes Creditors for a brokerage commission, finder’s fee or like payment in connection with the transactions contemplated by this Agreement or any of the Credit Documents.

Section 3.33     Representation of the DIP Notes Creditors.

(a)            Each DIP Notes Creditor represents, for itself, that it is purchasing the Notes to be purchased by it solely for its own account and not as nominee or agent for any other Person and not with a view to, or for offer or sale in connection with, any distribution thereof (within the meaning of the Securities Act) that would be in violation of the securities laws of the United States or any state thereof, without prejudice, however, to each DIP Notes Creditor’s right at all times to sell or otherwise dispose of all or any part of such Notes pursuant to a registration statement under the Securities Act or pursuant to an exemption from the registration requirements of the Securities Act, subject to the terms of this Agreement.

(b)            Each DIP Notes Creditor further represents, agrees and acknowledges, for itself, that it:

(i)            is knowledgeable, sophisticated and experienced in business and financial matters;

(ii)            has previously invested in Securities similar to the Notes;

(iii)            is able to bear the economic risk of its investment in the Notes and is currently able to afford the complete loss of such investment;

(iv)            is an “accredited investor” as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act or an entity in which all of the equity investors are such institutional accredited investors and/or a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act, and was not formed for the specific purpose of investing in the Notes;

(v)            did not employ any broker or finder in connection with the transactions contemplated in this Agreement;

(vi)            understands that:

(A)            the Notes have not been registered under the Securities Act and are being issued by the Company in transactions exempt from the registration requirements of the Securities Act and the Notes will not be registered under the Securities Act or any state or blue sky law; and

(B)            the Notes may not be offered or sold except pursuant to an effective registration statement under the Securities Act or pursuant to an applicable exemption from registration under the Securities Act, subject to the terms relating to the restriction on sales in this Agreement;

(vii)            further understands that the exemption from registration afforded by Rule 144 and Rule 144A (the provisions of which are known to the DIP Notes Creditor) promulgated under the Securities Act depends on the satisfaction of various conditions, which conditions may not be satisfied with respect to the Notes from time to time, or at any time, and that, if applicable, Rule 144 may afford the basis for sales only in limited amounts; and

(viii)            has had access to all information that it believes is necessary, sufficient or appropriate in connection with its purchase of the Notes, has made an independent decision to purchase the Notes based on the information concerning the business and financial condition of the Group, and other information available to it, which it has determined is adequate for that purpose.

Article IV

Conditions of Lending

The obligations of the DIP Creditors to make Initial Term Loans and/or purchase Initial Notes hereunder are subject to the satisfaction of the following conditions:

Section 4.01     Conditions to Closing Date. The obligation of each Initial DIP Creditor to make Initial Term Loans and/or purchase Initial Notes, as applicable, on the Closing Date shall be subject to satisfaction or written waiver by the Required DIP Creditors of the following conditions precedent:

(a)            Credit Agreement and Credit Documents. The Co-Administrative Agents shall have received counterparts of this Agreement and each other Credit Document (other than any Credit Document to be delivered pursuant to Section 5.15 or Notes to be delivered in accordance with the applicable provisions hereof) from each Credit Party party thereto, dated as of the Closing Date, signed on behalf of such party or written evidence satisfactory to the Co-Administrative Agents (which may include telecopy or other electronic transmission of a signed signature page of this Agreement and each such other Credit Document) that such party has signed a counterpart of this Agreement and each such other Credit Document;

(b)            Representations and Warranties. The representations and warranties set forth in Article III and in each other Credit Document shall be true and correct in all material respects on and as of the Closing Date (except in the case of any representation and warranty that expressly relates to a given date or period, such representation and warranty shall be true and correct in all material respects as of the respective date or for the respective period, as the case may be); provided that if any representations and warranties are qualified by or subject to a “material adverse effect”, “material adverse change” or similar term or qualification, the definition thereof shall be a Material Adverse Effect for purposes of any such representations and warranties made or deemed made on, or as of, the Closing Date (or any date prior thereto).

(c)            Responsible Officer’s Certificate. The Co-Administrative Agents shall have received a certificate dated as of the Closing Date and executed by a Responsible Officer of each of the Credit Parties, certifying:

(i)            that (A) attached thereto is (1) a true and complete copy of the articles or certificate of incorporation or other comparable organizational document of such Credit Party, certified by the relevant authority of the jurisdiction of organization of such Credit Party and (2) a true and complete copy of the bylaws, operating or comparable governing document of such Credit Party and (B) such documents or agreements have not been amended (except as otherwise attached to such certificate and certified therein as being the only amendments thereto as of such date);

(ii)            that attached thereto is a true and complete copy of resolutions or written consents of its equityholders or Board of Directors, as the case may be, authorizing the execution, delivery and performance of this Agreement and the other Credit Documents to which it is a party, and that such resolutions or written consents have not been modified, rescinded or amended and are in full force and effect without amendment, modification or rescission;

(iii)            as to the incumbency and genuineness of the signature of the officers, directors, managers or other authorized signatories of each Credit Party executing this Agreement and the other Credit Documents to which it is a party; and

(iv)            if requested by a DIP Notes Creditor to the Credit Parties and Co-Administrative Agents prior to the Closing Date, any other matters of fact as such DIP Notes Creditor may reasonably specify to enable such DIP Notes Creditor to determine whether a purchase of the Initial Notes is permitted by applicable law.

(d)            Closing Certificate. The Co-Administrative Agents shall have received a customary closing certificate, dated as of the Closing Date and signed by a Responsible Officer of the Company on behalf of each Credit Party, confirming compliance with the conditions precedent set forth in Sections 4.01(b), (i), (k), (o), (p), (q), (r) and (t).

(e)            Good Standing Certificate. The Co-Administrative Agents shall have received a certificate as of a recent date of the good standing (or equivalent) of each of the Credit Parties under the laws of its jurisdiction of organization from the relevant authority of its jurisdiction of organization.

(f)            Legal Opinion.     The Co-Administrative Agents shall have received, on behalf of themselves, the Collateral Agent, and the DIP Creditors, the favorable written opinion of Vinson & Elkins LLP, counsel for the Credit Parties in form and substance reasonably satisfactory to the DIP Creditors, dated the Closing Date and addressed to the Co-Administrative Agents, the Collateral Agent, and the DIP Creditors.

(g)            Security Documents. The Co-Administrative Agents and the Collateral Agent shall have received, on or before the Closing Date, all documents and instruments, including Uniform Commercial Code financing statements required by Law or reasonably requested by the Required DIP Creditors (to the extent required by the Guarantee and Collateral Agreement) to be filed, registered, published or recorded to create or perfect the Liens intended to be created under the Credit Documents and all such documents and instruments shall have been so filed, registered, published or recorded or other arrangements reasonably satisfactory to the Required DIP Creditors for such filing, registration, publication or recordation shall have been made.

(h)            [Reserved].

(i)            Material Adverse Effect. Since the Petition Date, no Material Adverse Effect shall have occurred.

(j)            Fees and Expenses. (i) The Credit Parties shall have paid all fees, premiums, expenses and other amounts due and payable on the Closing Date to the extent invoiced at least three Business Days prior to such date from any of the Credit Parties to the Co-Administrative Agents or any DIP Creditor under the Restructuring Support Agreement or any Credit Document, including all fees payable to each Co-Administrative Agent and any DIP Creditor with respect to the DIP Facility and agreed in writing with the Company or any other Credit Party and (ii) the Co-Administrative Agents, the Collateral Agent and the DIP Creditors shall have been reimbursed for all reasonable and documented out-of-pocket expenses (including the reasonable and documented out-of-pocket fees, charges and disbursements of each of (A)  McDermott Will & Emery LLP, as counsel to the Co-Administrative Agents and the Collateral Agent, and (B) the Ad Hoc Group Advisors), required to be reimbursed or paid by the Company hereunder or under any other Credit Document.

(k)            No Default or Event of Default. At the time of and immediately after giving effect to the Borrowings of the Initial Term Loans and the Initial Notes on the Closing Date, no Default or Event of Default shall have occurred and be continuing.

(l)            Borrowing Request; Request Notice. The Co-Administrative Agents shall have received (i) a Borrowing Request with respect to the Initial Term Loans in accordance with Section 2.03(a) and (ii) a Request Notice with respect to the Initial Notes in accordance with Section 2.01(a)(ii) and Section 2.03.

(m)          PATRIOT Act. The Co-Administrative Agents and the DIP Creditors shall have received all information with respect to the Credit Parties reasonably requested by such DIP Creditor in writing at least seven Business Days prior to the Closing Date under applicable “know-your-customer” and anti-money laundering rules and regulations, including, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”) and, to the extent the Company qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to the Company, including for the avoidance of doubt, a duly executed IRS Form W-9.

(n)            Lien Searches. The Co-Administrative Agents shall have received copies of a recent Lien and judgment search in each jurisdiction reasonably requested by the Required DIP Creditors at least five (5) Business Days prior to the Closing Date with respect to the Credit Parties.

(o)            Petition Date. The Petition Date shall have occurred, and the Company and each other Credit Party as of the Closing Date shall be a debtor and a debtor-in-possession in the Chapter 11 Cases.

(p)            No Dismissal or Conversion. The Chapter 11 Cases shall not have been dismissed or converted to cases under chapter 7 of the Bankruptcy Code.

(q)            Interim Order. The Interim Order Entry Date shall have occurred and the Interim Order shall be in full force and effect and shall not have been vacated or reversed, shall not be subject to any stay, and shall not have been modified or amended in any respect without the consent of the Required DIP Creditors and (solely with respect to its own rights, obligations, liabilities, duties and treatment) the Co-Administrative Agents, and the Debtors shall be in compliance with the Interim Order.

(r)            First Day Orders. All First Day Orders intended to be entered by the Bankruptcy Court at or immediately after the Debtors’ “first day” hearing shall have been entered by the Bankruptcy Court, shall be Approved Bankruptcy Court Orders and shall be in full force and effect.

(s)            Initial Budget. The Co-Administrative Agents shall have received the Initial Budget.

(t)            No Appointment. No trustee under chapter 7 or chapter 11 of the Bankruptcy Code or examiner with expanded powers shall have been appointed in any of the Chapter 11 Cases.

(u)            Restructuring Support Agreement. The Restructuring Support Agreement shall not have been terminated and shall be in full force and effect with no notice of termination, breach, default, event of default, or similar notice having been delivered by or to any signatory thereto (to the extent such breach, default, event of default, or similar notice has not been cured or waived in accordance with the terms of the Restructuring Support Agreement).

(v)            Milestones. All applicable Milestones designated for satisfaction prior to the Closing Date shall have been accomplished in accordance with the terms herein (unless waived or extended by the requisite parties in accordance with the Restructuring Support Agreement)

(w)           Purchase Permitted By Applicable Law, Etc. On the Closing Date, or on any other date on which Initial Notes are actually purchased and issued hereunder, each DIP Notes Creditor’s purchase of Initial Notes shall (a) be permitted by the laws and regulations of each jurisdiction to which such DIP Notes Creditor is subject, without recourse to provisions (such as section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment and (b) not violate any applicable law or regulation (including Regulation T, U or X of the Board of Governors of the Federal Reserve System). If requested by such DIP Notes Creditor, such DIP Notes Creditor shall have received an Officer’s Certificate from the Company certifying as to such matters of fact as such DIP Notes Creditor may reasonably specify to enable such DIP Notes Creditor to determine whether such purchase is so permitted.

For purposes of determining compliance with the conditions specified in this Section 4.01, each DIP Creditor shall be deemed to have consented to, approved or accepted or to be satisfied with the satisfaction of each condition above unless an officer of each Co-Administrative Agent responsible for the transactions contemplated by the Credit Documents shall have received notice from such DIP Creditor prior to the Closing Date specifying its objection thereto and such DIP Creditor shall not have made available to the Co-Administrative Agents such DIP Creditor’s ratable portion of the Notes or Term Loans (whether directly, or via the fronting arrangement with the DIP Fronting Creditor).

Section 4.02     Conditions to a Delayed Draw Borrowing Date. The obligation of each DIP Creditor to make Delayed Draw Term Loans or to purchase Delayed Draw Notes on a Delayed Draw Borrowing Date shall be subject to satisfaction or written waiver by the Required DIP Creditors of the following conditions precedent:

(a)            Closing Date; Delayed Draw Commitment Termination Date. The Closing Date shall have occurred and the Delayed Draw Borrowing Date shall not occur after the Delayed Draw Commitment Termination Date.

(b)            Borrowing Request; Request Notice. The Co-Administrative Agents and the DIP Creditors shall have received (i) a Borrowing Request with respect to the Delayed Draw Term Loans in accordance with Section 2.03(a) and (ii) a Request Notice with respect to the Delayed Draw Notes in accordance with Section 2.01(a)(ii).

(c)            Representations and Warranties. The representations and warranties set forth in Article III and each other Credit Document shall be true and correct in all material respects on and as of the Delayed Draw Borrowing Date (except in the case of any representation and warranty that expressly relates to a given date or period, such representation and warranty shall be true and correct in all material respects as of the respective date or for the respective period, as the case may be); provided that if any representations and warranties are qualified by or subject to a “material adverse effect”, “material adverse change” or similar term or qualification, the definition thereof shall be a Material Adverse Effect for purposes of any such representations and warranties made or deemed made on, or as of, the Closing Date (or any date prior thereto).

(d)            No Default or Event of Default. At the time of and immediately after giving effect to the Borrowing of the Delayed Draw Term Loans and/or the Delayed Draw Notes, no Default or Event of Default shall have occurred and be continuing or would result therefrom.

(e)            Final Order. The Final Order Entry Date shall have occurred at least three (3) Business Days prior to the Delayed Draw Borrowing Date (or such earlier date to which the Required DIP Creditors may agree), and the Final Order shall be in full force and effect and shall not have been vacated or reversed, and shall not be subject to any stay.

(f)            Second Day Orders. All other material “second day orders” intended to be entered on or prior to the Final Order Entry Date and any order establishing material procedures for the administration of the Chapter 11 Cases, shall have been entered by the Bankruptcy Court, shall be Approved Bankruptcy Court Orders and shall be in full force and effect.

(g)            Restructuring Support Agreement. The Restructuring Support Agreement shall not have been terminated and shall be in full force and effect with no notice of termination, breach, default, event of default, or similar notice having been delivered by or to any signatory thereto (to the extent such breach, default, event of default, or similar notice has not been cured or waived in accordance with the terms of the Restructuring Support Agreement).

(h)            Perfection. The Collateral Agent, for the benefit of the Secured Parties, shall have valid, binding, enforceable, non-avoidable, and automatically and fully and perfected Liens on, and security interests, in the Collateral, in each case, having the priorities set forth in the Orders and subject only to the payment in full in cash of any amounts due under the Carve Out.

(i)            No Dismissal or Conversion. The Chapter 11 Cases shall not have been dismissed or converted to cases under chapter 7 of the Bankruptcy Code.

(j)            No Appointment. No trustee under chapter 7 or chapter 11 of the Bankruptcy Code or examiner with expanded powers shall have been appointed in any of the Chapter 11 Cases.

(k)            Budgets. The Co-Administrative Agents and the Specified Ad Hoc Group Advisors shall have received (i) an Updated Budget for the most recent 13-week period for which an Updated Budget shall have been required to be delivered pursuant to Section 5.09(a) and (ii) all Budget Variance Reports then required to be delivered pursuant to Section 5.09(b).

(l)            Milestones. All applicable Milestones designated for satisfaction prior to the Delayed Draw Borrowing Date shall have been accomplished in accordance with the terms herein (unless waived or extended by the requisite parties in accordance with the Restructuring Support Agreement).

(m)          Purchase Permitted By Applicable Law, Etc. On the Delayed Draw Notes Closing Date, each DIP Notes Creditor’s purchase of Delayed Draw Notes shall (a) be permitted by the laws and regulations of each jurisdiction to which such DIP Notes Creditor is subject, without recourse to provisions (such as section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (b) not violate any applicable law or regulation (including Regulation T, U or X of the Board of Governors of the Federal Reserve System) and (c) not subject such DIP Notes Creditor to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof; provided, that clause (c) shall not take into account any changes in income tax rates after the date hereof. If requested by such DIP Notes Creditor, such DIP Notes Creditor shall have received an Officer’s Certificate from the Company certifying as to such matters of fact as such DIP Notes Creditor may reasonably specify to enable such DIP Notes Creditor to determine whether such purchase is so permitted.

(n)            Fronting Arrangement. All Initial Term Loans and Delayed Draw Term Loan Commitments (other than any Initial Term Loans and Delayed Draw Term Loan Commitments held by the Specified Initial DIP Creditors) shall have been assigned from the DIP Fronting Creditor to the Commitment Parties (other than the Specified Initial DIP Creditors) as set forth in the DIP Commitment Letter.

Article V

Affirmative Covenants

The Company covenants and agrees with each DIP Creditor that so long as this Agreement shall remain in effect (other than pursuant to Section 9.02) and until the Commitments have been terminated and the principal of and interest on each Loan, each Note, all Fees and Premiums and all other expenses or amounts payable under any Credit Document (other than contingent reimbursement and indemnification obligations to the extent no unsatisfied claim with respect thereto has been asserted) have been paid in full (the occurrence of the foregoing a “Payment in Full”), unless the Required DIP Creditors shall otherwise consent in writing, the Company will, and will cause each of the Restricted Subsidiaries (and, in the case of Section 5.01(d), each of the Subsidiaries) to:

Section 5.01     Existence; Compliance with Laws; Businesses and Properties. Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except as otherwise expressly permitted under Section 6.05.

(a)            Except, in each case, where the failure to do so could not reasonably be expected to result in a Material Adverse Effect, (i) do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, franchises, authorizations, patents, copyrights, trademarks and trade names material to the conduct of its business; (ii) maintain and operate such business in substantially the manner in which it is presently conducted and operated and (iii) at all times maintain and preserve all property material to the conduct of such business and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto in accordance, in all material respects, with Prudent Industry Practices.

(b)            Except, in each case, where the failure to do so could not reasonably be expected to result in a Material Adverse Effect, comply with all applicable laws, rules, regulations and orders, including, without limitation, applicable laws, rules, regulations and orders regarding any loans, advances, mortgage or promissory note arrangements with employees or agents, the Bankruptcy Code, ERISA, the Racketeer Influenced and Corrupt Organizations chapter of the Organized Crime Control Act of 1970, Environmental Laws, Anti-Terrorism Laws, the FCPA and any other applicable anti-corruption or anti-money laundering laws.

(c)            Maintain in effect the policies and procedures with respect to Sanctions and Anti-Terrorism Laws specified in Section 3.23(e).

Section 5.02     Insurance.

(a)            To the extent commercially reasonably available, maintain such insurance, to such extent and against such risks, including fire and other risks insured against by extended coverage, as is customary with companies in the same or similar businesses operating in the same or similar locations, including comprehensive general liability insurance against claims for bodily injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by it.

(b)            Subject to the provisions of Section 5.15 and other than as may be contemplated by the Interim Order or the Final Order, as applicable, cause all such policies covering any Collateral to be endorsed or otherwise amended to include a customary lender’s loss payable endorsement, in form and substance reasonably satisfactory to the Co-Administrative Agents and the Collateral Agent, which endorsement shall provide that, from and after the Closing Date, if the insurance carrier shall have received written notice from the Co-Administrative Agents or the Collateral Agent of the occurrence of an Event of Default, the insurance carrier shall pay all proceeds otherwise payable to the Company under such policies directly to the Collateral Agent; cause all such policies to provide that none of the Company, the Co-Administrative Agents, the Collateral Agent nor any other party shall be a coinsurer thereunder and to contain a “Replacement Cost Endorsement”, without any deduction for depreciation, and such other provisions as the Collateral Agent may reasonably require (at the written direction of the Required DIP Creditors) from time to time to protect its interests; deliver original or certified copies of all such policies to the Collateral Agent; cause each such policy to provide that it shall not be canceled, modified or not renewed (i) by reason of nonpayment of premium upon not less than ten (10) days’ prior written notice thereof by the insurer to the Collateral Agent (giving the Collateral Agent the right to cure defaults in the payment of premiums) or (ii) for any other reason upon not less than 30 days’ prior written notice thereof by the insurer to the Collateral Agent.

Section 5.03     Taxes. Subject to Bankruptcy Law, the terms of the applicable Order and any required approval by the Bankruptcy Court, discharge or cause to be paid and discharged promptly when due all material Taxes before the same shall become delinquent or in default; provided that such payment and discharge shall not be required with respect to any such Tax (a) so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings promptly instituted and diligently conducted and the Company or the applicable Restricted Subsidiary shall have set aside on its books adequate reserves with respect thereto in accordance with GAAP and such contest operates to suspend collection of the contested obligation or Tax and enforcement of a Lien or (b) to the extent the failure to do so could not reasonably be expected to result in a Material Adverse Effect or the imposition of a Lien on Collateral not permitted hereunder.

Section 5.04     Financial Statements, Reports, etc..

(a)            Furnish to the Co-Administrative Agents, which shall furnish to the DIP Creditors in accordance with Section 9.01:

(i)            within (x) 180 days after the end of the fiscal year ended December 31, 2023, (y) 90 days after the end of each other fiscal year, the Company’s consolidated balance sheet and related statements of income, partners’ equity and cash flows showing the financial condition of the Company and its consolidated Subsidiaries as of the close of such fiscal year and the results of its operations and the operations of such Subsidiaries during such year, together with comparative figures for the immediately preceding fiscal year, all audited by independent public accountants of recognized national standing and accompanied by an opinion of such accountants to the effect that such consolidated financial statements fairly present the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in all material respects in accordance with GAAP consistently applied, together with a customary “management discussion and analysis” provision and (z) solely with respect to the fiscal year ended December 31, 2023, 90 days after the end of such fiscal year, the Company’s unaudited consolidated balance sheet and related statements of income, partners’ equity and cash flows (which statements, for the avoidance of doubt, will be absent footnote disclosure) showing the financial condition of the Company and its consolidated Subsidiaries as of the close of such fiscal year and the results of its operations and the operations of such Subsidiaries during such year, together with comparative figures for the immediately preceding fiscal year, all certified by one of its Financial Officers as fairly presenting the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in all material respects in accordance with GAAP consistently applied, subject to normal year-end audit adjustments, together with a customary “management discussion and analysis” provision;

(ii)            within 60 days (or, solely with respect to the fiscal quarter ending March 31, 2024, 90 days) after the end of each fiscal quarter (other than the final fiscal quarter of any fiscal year) (commencing with the fiscal quarter ending March 31, 2024), the Company’s consolidated balance sheet and related statements of income, partners’ equity and cash flows showing the financial condition of the Company and its consolidated Subsidiaries as of the close of such fiscal quarter and the results of its operations and the operations of such Subsidiaries during such fiscal quarter and the then elapsed portion of the fiscal year, and comparative figures for the same periods in the immediately preceding fiscal year, all certified by one of its Financial Officers as fairly presenting the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in all material respects in accordance with GAAP consistently applied, subject to normal year-end audit adjustments, together with a customary “management discussion and analysis” provision;

(iii)            [reserved];

(iv)            as soon as available, and in any event within 45 days after the end of each fiscal month of each fiscal year (other than any fiscal month that is also a fiscal quarter-end) (commencing with the fiscal month ending April 30, 2024), its monthly operating reports;

(v)            promptly after the request by any Co-Administrative Agent or any DIP Creditor, all documentation and other information that such Co-Administrative Agent or such DIP Creditor reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and the Beneficial Ownership Regulation;

(vi)            promptly after the occurrence thereof, notice of any change in the information provided in the mostly recently delivered Beneficial Ownership Certification (if any) that would result in a change to the list of beneficial owners identified in parts (c) or (d) of such Certification;

(vii)            [reserved]; and

(viii)            promptly, from time to time, such other information regarding the operations, business affairs and financial condition of the Company or any Restricted Subsidiary, or compliance with the terms of any Credit Document, as the Co-Administrative Agents or any DIP Creditor may reasonably request.

Information required to be delivered pursuant to Section 5.04(a)(i), (ii) and (iv) above shall be deemed to have been delivered on such Business Day that the Company delivers written notice to the Co-Administrative Agents that such information, or one or more annual or quarterly reports containing such information, is available on the website of the Securities Exchange Commission at http://www.sec.gov.

(b)            [Reserved].

(c)            The financial statements delivered pursuant to Section 5.04(a)(i), (ii) and (iv) above shall be accompanied by a Compliance Certificate.

Section 5.05     Litigation and Other Notices. Promptly after obtaining actual knowledge thereof by any Responsible Officer of the Company or any Restricted Subsidiary, furnish to the Co-Administrative Agents (which shall furnish to each DIP Creditor), written notice of the following:

(a)            (i) any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto or (ii) any material breach of, or default under, the Restructuring Support Agreement or the Orders;

(b)            the filing or commencement of any action, investigation, enforcement action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority, against the Company or any Restricted Subsidiary, that could reasonably be expected to result in a Material Adverse Effect;

(c)            any development that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect.

Section 5.06     Information Regarding Collateral. Furnish to the Co-Administrative Agents written notice of, (1) within 15 Business Days (or such longer period as agreed to by the Co-Administrative Agents) after, any change in the Company’s or any other Credit Party’s (i) legal name, (ii) identity or corporate structure or (iii) Federal Taxpayer Identification Number and (2) at least 10 Business Days (or such shorter period as agreed to by the Co-Administrative Agents) prior to, any change in the jurisdiction of organization or formation of the Company or any other Credit Party.

Section 5.07     Maintaining Records; Access to Properties and Inspections. Keep proper books of record and account, in reasonable detail, accurately and fairly reflecting in all material respects in conformity with GAAP and all requirements of law all dealings and transactions in relation to its business and activities. At the expense of the Company, the Company will, and will cause the Restricted Subsidiaries to, permit any representatives and independent contractors designated by the Co-Administrative Agents to visit and inspect the financial records and the properties of such Person at reasonable times during normal business hours and as often as reasonably requested after reasonable prior notice and to make extracts from and copies of such financial records, and permit any representatives and independent contractors designated by the Co-Administrative Agents to discuss the affairs, finances and condition of such Person with the officers thereof and independent accountants therefor, except as would jeopardize applicable privileges or other similar protections; provided that (i) the Co-Administrative Agents may only exercise such right of inspection once per calendar year and (ii) notwithstanding clause (i) above, when an Event of Default exists, each Co-Administrative Agent or any DIP Creditor (or any of their representatives or independent contractors) may do any of the foregoing at any time during normal business hours upon reasonable notice to the Company.

Section 5.08     Use of Proceeds. The Company shall use the proceeds of the Term Loans and the Notes solely for the purposes described in Section 3.13 and in a manner consistent with Section 3.23. In addition, the Company will not request any Borrowing, and the Company shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing (a) in violation of the FCPA or the UK Bribery Act, (b) to fund or finance any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country or (c) in violation of any Sanctions applicable to any Credit Party.

Section 5.09     Other Business and Financial Information. The Company shall deliver,

(a)            to the Specified Ad Hoc Group Advisors and the Co-Administrative Agents and each member of the Ad Hoc Group that is a Private-Side DIP Creditor, not later than 5:00 p.m. on every fourth Friday occurring after the Petition Date (each, an “Updated Budget Delivery Date”), commencing with the Friday of the fifth full calendar week occurring after the Petition Date, a Budget for the rolling 13-week period commencing on the Saturday immediately preceding the applicable Updated Budget Delivery Date (each, an “Updated Budget”), in form and substance acceptable to the Required DIP Creditors; provided that:

(i)            such Updated Budget shall be deemed acceptable to the Required DIP Creditors if the Required DIP Creditors have not responded (which response may be provided by email by the Specified Ad Hoc Group Advisors to the Company and the Co-Administrative Agents) to such Updated Budget within three Business Days after receipt by the Specified Ad Hoc Group Advisors of such Updated Budget; provided that if the Required DIP Creditors have not objected in writing (which objection may be provided by email by the Specified Ad Hoc Group Advisors to the Company and the Co-Administrative Agents) to such Updated Budget within three Business Days after receipt by the Specified Ad Hoc Group Advisors of such Updated Budget such Updated Budget shall be deemed acceptable to the Required DIP Creditors;

(ii)            the failure of any Updated Budget to be accepted by the Required DIP Creditors shall not be deemed to be a violation of this Section 6.02(f) and no Default or Event of Default shall result from any objection by the Required DIP Creditors to any Updated Budget and if no Updated Budget is accepted or deemed accepted by the Required DIP Creditors any favorable variance from prior Approved Budgets may be carried forward; and

(iii)            for the avoidance of doubt, upon (and subject to) the acceptance (or deemed acceptance) by the Required DIP Creditors of any Updated Budget (and at no time prior thereto), such Updated Budget shall constitute the “Approved Budget”;

(b)            to the Specified Ad Hoc Group Advisors and each member of the Ad Hoc Group that is a Private-Side DIP Creditor, not later than 5:00 p.m. on every Friday occurring after the Petition Date, commencing with the Friday of the fifth full calendar week occurring after the Petition Date, a Budget Variance Report for the most recently ended Budget Variance Test Period;

(c)            to the Specified Ad Hoc Group Advisors and each member of the Ad Hoc Group that is a Private-Side DIP Creditor, not later than 5:00 p.m. on every Friday occurring after the Closing Date, commencing with the Friday of the second full week after the Petition Date, a certificate of a Responsible Officer on behalf of the Company certifying the amount of Liquidity as of the Friday immediately preceding such delivery date;

(d)            to the Specified Ad Hoc Group Advisors and each member of the Ad Hoc Group that is a Private-Side DIP Creditor, not later than 5:00 p.m. on every Friday occurring after the Closing Date, commencing with the Friday of the second full week after the Petition Date, a critical vendor report and contract negotiation report in customary form which shall be reasonably acceptable to the Specified Ad Hoc Group Advisors;

(e)            to the Specified Ad Hoc Group Advisors and each member of the Ad Hoc Group that is a Private-Side DIP Creditor, on every Updated Budget Delivery Date and without limiting any information to be provided pursuant to the foregoing Section 5.09(a), professional fee details for the applicable Budget Variance Test Period for each advisor to the Debtors and each other advisor or professional to which the Debtors are paying or are projected to pay with estate funds, broken down by advisor/professional (as and to the extent reported to the Debtors), actual fees, expenses and disbursements on an accrual basis and on a cash paid basis during the applicable Budget Variance Test Period, with a comparison for each such advisor or professional to the projected fees, expenses and disbursements on an accrual basis and on a cash paid basis, respectively, for such advisor or professional for such Budget Variance Test Period; provided that the comparison for each advisor to the Debtors is to be supported with a reasonably detailed explanation of variances to the previous budget;

(f)            to the Specified Ad Hoc Group Advisors and each member of the Ad Hoc Group that is a Private-Side DIP Creditor copies of all written formal board reports, minutes, consents, actions taken without a meeting, and other written board presentations summarizing the Company’s financial and operating performance that the Company provides to its directors (or equivalent members of the governing body), each such delivery to be made within one business day of the delivery of such materials to such directors or governing body members; provided, however, that the Company may redact any portion of such documents to the extent that the Company’s counsel believes in good faith that doing so is necessary or appropriate to (i) preserve the Company’s privilege respecting such documents or (ii) protect against any actual or perceived conflict involving the Ad Hoc Group or the applicable member thereof; provided, further, that the Specified Ad Hoc Group Advisors and each Ad Hoc Group member agreeing to receive such information agrees that neither the Company nor any of its Related Parties shall have any obligation to publicly disclose or otherwise cleanse any information delivered pursuant to this clause (f); and

(g)            such other information about the business or financial condition of the Company or any of its Restricted Subsidiaries as the Co-Administrative Agents or the Required DIP Creditors (or the Specified Ad Hoc Group Advisors on behalf of the Required DIP Creditors) may from time to time reasonably request.

Notwithstanding anything herein to the contrary, the information provided pursuant to this Section 5.09 will not be made available on the “public” side of the Platform but may be made available on the “private” side of the Platform and any DIP Creditor who elects to receive confidential information in its capacity as a DIP Creditor and that is not an Affiliated DIP Creditor (each, a “Private-Side DIP Creditor”) may, upon request, receive any of the information delivered to the Specified Ad Hoc Group Advisors pursuant to this Section 5.09. For the avoidance of doubt, each Private-Side DIP Creditor acknowledges and agrees that, except as may be otherwise agreed in writing by any Debtor, neither the Company nor any of its Related Parties shall have any obligation to publicly disclose or otherwise cleanse any information delivered pursuant to this Section 5.09.

Section 5.10     Employee Benefits. Comply with the applicable provisions of ERISA and the Code which relate to Employee Benefit Plans except, in each case, where a failure to do so could not reasonably be expected to result in a Material Adverse Effect and  furnish to the Co-Administrative Agents within ten (10) Business Days after any Responsible Officer of the Company knows or has reason to know that any ERISA Event has occurred that, alone or together with any other ERISA Event then existing, resulted or could reasonably be expected to result in liability of the Company or any Restricted Subsidiary or any ERISA Affiliate in an aggregate amount exceeding the Materiality Threshold, a statement of a Responsible Officer of the Company or such ERISA Affiliate setting forth details as to such ERISA Event and the action, if any, that the Company or such ERISA Affiliate proposes to take with respect thereto.

Section 5.11     Compliance with Environmental Laws. Comply in all material respects and take all commercially reasonable measures to cause all lessees, invitees and any other Persons operating or occupying its properties to comply in all material respects with all applicable Environmental Laws and Environmental Permits; obtain and renew all material Environmental Permits necessary for its operations and properties; and conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in compliance in all material respects with the applicable requirements of all Environmental Laws, in each case, unless such non-compliance would not result in, or could not reasonably be expected to result in, a Material Adverse Effect; provided, however, that neither of the Company nor any of the Restricted Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper administrative or judicial proceedings, appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP, and the failure to undertake or the delay in performance of such action could not reasonably be expected to result in a material Environmental Liability.

Section 5.12     Preparation of Environmental Reports. If a Default caused by reason of a breach of Section 3.17 or Section 5.11 shall have occurred and be continuing for more than 20 days after the Company or any Restricted Subsidiary has actual knowledge of such facts and circumstances constituting such breach without the Company or any Restricted Subsidiary commencing activities reasonably likely to cure such Default, at the written request of the Required DIP Creditors through the Co-Administrative Agents, provide to the Co-Administrative Agents within 45 days after such request (if such Default is then continuing), at the expense of the Company, a report regarding the matters which are the subject of such Default prepared by an environmental consulting firm reasonably acceptable to the Co-Administrative Agents and indicating the presence or absence of Hazardous Materials and the estimated cost of any compliance or remedial action in connection with such Default; without limiting the generality of the foregoing, if the Co-Administrative Agents determines at any time that a material risk exists that any such report will not be provided within the time referred to above, the Co-Administrative Agents may retain an environmental consulting firm to prepare such report at the expense of the Company, and the Company hereby grants and agrees to cause any Restricted Subsidiary that owns or leases any property described in such request to grant the Co-Administrative Agents, the DIP Creditors, such firm and any agents or representatives thereof a non-exclusive license, subject to the rights of tenants or necessary consent of landlords, to enter onto their respective properties to undertake such an assessment. Such license shall terminate at the earliest of (i) the date on which such Default is cured or (ii) the date on which all Obligations have been paid in full and all Commitments shall have terminated.

Section 5.13     Further Assurances; Additional Guarantees and Collateral.

(a)            Execute any and all further documents, financing statements, agreements and instruments, and take all further action (including filing Uniform Commercial Code and other financing statements, and (at the request of the Required DIP Creditors) Mortgages and deeds of trust) that may be required under applicable Law, or that the Required DIP Creditors, the Co-Administrative Agents or the Collateral Agent may reasonably request, in order to effectuate the transactions contemplated by the Credit Documents and in order to grant, preserve, protect and perfect the validity and first priority of the security interests created or intended to be created by the Security Documents.

(b)            [reserved].

(c)            In the event that any Person becomes a Subsidiary (other than an Excluded Subsidiary) of the Company, after the Closing Date, the Company shall (a) within 5 days after such event (or such longer period of time reasonably acceptable to the Collateral Agent (at the written direction of the Required DIP Creditors)), cause such Subsidiary (other than an Excluded Subsidiary) to become a Guarantor and a Grantor (as defined in the Guarantee and Collateral Agreement) under the Guarantee and Collateral Agreement by executing and delivering to the Collateral Agent a counterpart agreement or supplement to the Guarantee and Collateral Agreement in accordance with its terms, and (b) within 5 days after such event (or such longer period of time reasonably acceptable to the Collateral Agent), take all such actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments, agreements, and certificates reasonably requested by the Collateral Agent, including those which are similar to those described in Sections 4.01(c), (g) and, if requested by the Co-Administrative Agents, (f) hereof, Schedule 5.15 hereof and Section 5.1 of the Guarantee and Collateral Agreement. In the event that any Person becomes a First-Tier Foreign Subsidiary or FSHCO after the Closing Date the Company shall, and shall cause each Wholly Owned Domestic Subsidiary (other than an Excluded Subsidiary) that owns the Equity Interests of such Subsidiary to, within 5 days of such event (or such longer period of time reasonably acceptable to the Collateral Agent), deliver all such documents, instruments, agreements, and certificates as are similar to those described in Sections 4.01(c), (g) and, if requested by the Co-Administrative Agents, (f) hereof (with respect to the Equity Interests described below), and the Company shall take, and shall cause each such Wholly Owned Domestic Subsidiary (other than an Excluded Subsidiary) to take, all of the actions referred to in Section 4.01(g) hereof necessary to become a Debtor under the Cases and to grant and to perfect a Lien in favor of Collateral Agent, for the benefit of the Secured Parties, under the Guarantee and Collateral Agreement, or, at the option of the Collateral Agent, under a security or pledge agreement under the law of the jurisdiction of organization of the pledged Person, in not more than 65% of the voting, and 100% of the non-voting Equity Interests of such First-Tier Foreign Subsidiary or FSHCO. With respect to each such Subsidiary, the Company shall, within 5 days of such event (or such longer period of time reasonably acceptable to the Co-Administrative Agents and the Collateral Agent), send to Co-Administrative Agents written notice setting forth with respect to such Person (i) the date on which such Person became a Subsidiary (that is not an Excluded Subsidiary) of the Company and (ii) all of the data required to be set forth in Schedules 3.01 and 3.08 with respect to all Subsidiaries, and such written notice shall be deemed to supplement Schedules 3.01 and 3.08 for all purposes hereof. Notwithstanding anything to the contrary herein or in any other Credit Document, neither the Company nor any of its Subsidiaries shall be required to grant a Lien on any Equity Interests constituting Excluded Property (as defined in the Guarantee and Collateral Agreement).

(d)            In the event that any Credit Party acquires any Real Property, then the Company shall, or shall cause such Subsidiary to, within 30 days of request made by the Collateral Agent (acting on the written instructions of the Required DIP Creditors) (or such longer period of time reasonably acceptable to the Collateral Agent (acting on the written instructions of the Required DIP Creditors)), take all such actions and execute and deliver, or cause to be executed and delivered, all such Mortgages, documents, instruments, agreements, opinions and certificates, including those which are reasonably requested by the Collateral Agent (acting on the written instructions of the Required DIP Creditors) with respect to each such Real Property, that the Collateral Agent shall reasonably request to create or confirm the creation in favor of the Collateral Agent, for the benefit of the Secured Parties, a valid and, subject to any filing and/or recording referred to herein, perfected first priority (subject only to Permitted Encumbrances) security interest in such Real Property. In addition to the foregoing, the Company shall, at the request of the Collateral Agent (acting on the written instructions of the Required DIP Creditors), deliver, from time to time, to the Collateral Agent such appraisals as are required by applicable law or regulation of Real Property with respect to which the Collateral Agent has been granted a Lien.

Section 5.14     [Reserved].

Section 5.15     Certain Post-Closing Obligations. Execute and deliver the documents and complete the tasks set forth on Schedule 5.15, in each case within the time limits specified therein (or such longer period of time approved in writing by the Required DIP Creditors (which may be provided by the Specified Ad Hoc Group Advisors via email to the Company and the Co-Administrative Agents)).

Section 5.16     Certain Bankruptcy Matters (Compliance with Orders). The Credit Parties that are Debtors shall comply in all material respects:

(a)            after entry thereof, with all of the requirements and obligations set forth in the Orders, as each such order is amended and in effect from time to time in accordance with this Agreement;

(b)            after entry thereof, with each order of the type referred to in clause (b) of the definition of “Approved Bankruptcy Court Order”, as each such order is amended and in effect in accordance with this Agreement (including, for the avoidance of doubt, the requirements set forth in clause (b) of the definition of “Approved Bankruptcy Court Order”); and

(c)            after entry thereof, the First Day Orders (to the extent not covered by clause (a) or (b) above) and the orders approving the Debtors’ “second day” relief, as each such order is amended and in effect in accordance with this Agreement (including, for the avoidance of doubt, the requirements set forth in clause (c) of the definition of “Approved Bankruptcy Court Order”);

provided that, notwithstanding anything herein to the contrary, any actions taken to enforce any rights or remedies arising from a breach of this Section 5.16 shall be subject to any requirements in the Orders requiring a ruling or entry of an order of the Bankruptcy Court.

Section 5.17     Bankruptcy Notices.

(a)            The Company will furnish to Davis Polk (for delivery to the Co-Administrative Agents and to each DIP Creditor), to the extent reasonably practicable, prior to filing with the Bankruptcy Court, the Final Order and all other proposed orders and pleadings specifically relating to the Term Loans, the Notes and the Credit Documents, including, but not limited to those relating to any other financing or use of Cash Collateral other than as set forth in the Approved Budget, any sale or other disposition of Collateral outside the ordinary course having a value in excess of $1,000,000, cash management, adequate protection, any Chapter 11 Plan and/or any disclosure statement.

(b)            The Company will furnish to Davis Polk all other filings, motions, pleadings, other papers and notices to be filed with the Bankruptcy Court that are required to be furnished to any Specified Ad Hoc Group Advisor pursuant to the Restructuring Support Agreement and at the time set forth therein.

(c)            The Company will furnish to the Specified Ad Hoc Group Advisors upon request copies of any informational packages provided to potential bidders, draft agency agreements, purchase agreements, status reports and updated information related to the sale of any assets or any other transaction in excess of $1,000,000 and copies of any such bids and any updates, modifications or supplements to such information and materials; provided that any DIP Creditor that is a potential bidder shall not receive such information and materials; provided, further, that such information (or a portion thereof) may be provided to the Specified Ad Hoc Group Advisors on a professional eyes only basis.]

Section 5.18     Certain Case Milestones. Each Credit Party shall use commercially reasonable efforts to implement the applicable terms of the Restructuring Support Agreement in accordance with the milestones set forth on Schedule 5.18 hereto (the “Milestones”) (which, to the extent such date (including any extension thereof), does not consist of a certain date, shall be calculated in accordance with Bankruptcy Rule 9006 of the Bankruptcy Rules) unless waived or extended in accordance with the Restructuring Support Agreement.

Section 5.19     Conference Calls.

(a)            The Company (including the Chief Executive Officer of the Company or, as reasonably acceptable to the Required DIP Creditors, at least one other senior member of the Company’s management team) shall, and shall cause its financial advisors to, participate in a teleconference with members of the Ad Hoc Group and the Specified Ad Hoc Group Advisors, at reasonable times to be mutually and reasonably agreed from time to time (and no less frequently than once every week or as otherwise agreed by the Company and the Required DIP Creditors) between the Company and the Specified Ad Hoc Group Advisors, to review the most recently delivered Budget Variance Reports and the financial and operational performance of the Company and its Subsidiaries and the progress of the Chapter 11 Cases and the Restructuring.

(b)            The Company shall cause its financial advisors to participate in a teleconference with members of the Ad Hoc Group and the Specified Ad Hoc Group Advisors at reasonable times to be mutually and reasonably agreed from time to time (and no less frequently than once every week) between the Company and the Specified Ad Hoc Group Advisors, to review the most recently delivered Budget Variance Reports and the financial and operational performance of the Company and their Subsidiaries.

(c)            Any member of the Ad Hoc Group that is a Private-Side DIP Creditor may, upon request, participate in any teleconference pursuant to this Section 5.19 and any member of the Ad-Hoc Group that is a Private-Side DIP Creditor who decides to so participate acknowledges and agrees that neither the Company nor any of its Related Parties shall have any obligation to publicly disclose or otherwise cleanse any information disclosed in any teleconference pursuant to this Section 5.19.

Section 5.20     Priority of Liens and Claims. Each Credit Party hereby covenants, represents and warrants that, upon entry of the Interim Order (and when applicable, the Final Order), its Obligations hereunder and under the other Credit Documents, in each case shall have the priority as provided in the Orders.

Section 5.21     Maintenance of Ratings. The Company shall use commercially reasonable efforts to obtain not later than 60 days after the Closing Date and thereafter maintain public corporate credit and public corporate family ratings with respect to the Company and a public rating of the DIP Facility from one of Fitch, S&P and Moody’s; provided that, in no event shall the Company be required to maintain any specific rating with such agencies.

Article VI

Negative Covenants

The Company covenants and agrees with each DIP Creditor that so long as this Agreement shall remain in effect (other than pursuant to Section 9.02) and until a Payment in Full has occurred, unless the Required DIP Creditors shall otherwise consent in writing, the Company will not, nor will it cause or permit any of the Restricted Subsidiaries to:

Section 6.01     Indebtedness. Incur, create, assume or permit to exist any Indebtedness, except:

(a)            Indebtedness existing on the Petition Date (other than any Prepetition Indebtedness) that is set forth on Schedule 6.01 (but no refinancing thereof);

(b)            Indebtedness created hereunder and under the other Credit Documents;

(c)            intercompany Indebtedness of the Company and the Restricted Subsidiaries to the extent permitted by Sections 6.04(a)(i), (a)(ii), (b), or (p); provided that such Indebtedness shall be unsecured and, if owed by a Credit Party to a Person other than a Credit Party, subordinated to the Obligations pursuant to an Affiliate Subordination Agreement; provided, further, that, notwithstanding anything to the contrary herein, no intercompany Indebtedness of the Company and the Restricted Subsidiaries shall receive administrative or priority treatment in any plan proposed by the Debtors in the Chapter 11 Cases except as agreed by the Debtors and the Required DIP Creditors;

(d)            Indebtedness of the Company or any Restricted Subsidiary incurred in the ordinary course of business to finance the acquisition, construction or improvement of any fixed or capital assets, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that (i) such Indebtedness is incurred prior to simultaneous with such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this Section 6.01(d), when combined with the aggregate principal amount of all Indebtedness outstanding under this Section 6.01(d) and all Capital Lease Obligations and Synthetic Lease Obligations outstanding under Section 6.01(e) shall not exceed $2,500,000 at any time;

(e)            Capital Lease Obligations and Synthetic Lease Obligations incurred in the ordinary course of business in an aggregate principal amount, when combined with the aggregate principal amount of all Indebtedness outstanding under Section 6.01(d) and this Section 6.01(e), shall not exceed $2,500,000 at any time;

(f)            Indebtedness owed to (including obligations in respect of letters of credit for the benefit of) any Person providing worker’s compensation, health, disability or other employee benefits or property, casualty or liability insurance pursuant to reimbursement or indemnification obligations to such Person, in each case, incurred in the ordinary course of business;

(g)            Prepetition Indebtedness in an aggregate outstanding principal amount not to exceed the aggregate principal amount outstanding on the Petition Date;

(h)            Indebtedness providing for the re-issuance, replacement or extension of the Specified Letters of Credit (with respect to each Specified Letter of Credit in a face amount not to exceed the face amount thereof as of the Petition Date) and the cash collateralization thereof in an amount not to exceed $1,500,000;

(i)             the Guarantee by any Credit Party of Indebtedness of any other Credit Party that was permitted to be incurred by another provision of this Section 6.01; provided that if the Indebtedness being guaranteed is subordinated to the Obligations, then the guarantee shall be subordinated to the same extent as the Indebtedness guaranteed;

(j)             [reserved];

(k)            Indebtedness (i) arising from the honoring by a bank or other financial institution of a check, draft, payment order or other debit drawn, presented or issued against insufficient funds in the ordinary course of business, provided that if such Indebtedness exceeds $100,000, such Indebtedness is extinguished within ten Business Days of its incurrence or (ii) arising under any treasury or cash management or similar services provided by a bank or other financial institution to the Credit Parties in the ordinary course of business;

(l)            [reserved];

(m)          [reserved];

(n)           [reserved];

(o)           [reserved];

(p)            Indebtedness consisting of the financing of insurance premiums in the ordinary course of business;

(q)            cash management Obligations and other Indebtedness in respect of netting services, automatic clearing house arrangements, employees’ credit or purchase cards, overdraft protections and similar arrangements in each case incurred in the ordinary course of business; and

(r)            other Indebtedness of the Company or the Restricted Subsidiaries in an aggregate principal amount not to exceed $1,000,000 at any time.

The accrual of interest and the payment in kind of interest in the form of capitalized obligations or the payment of dividends on any Disqualified Stock in the form of additional Disqualified Stock will not be deemed to be an incurrence of Indebtedness for purposes of this Section 6.01.

Section 6.02     Liens. Create, incur, assume or permit to exist any Lien on any property or assets (including Equity Interests or other securities of any Person, including any Restricted Subsidiary, but excluding the Company) now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except:

(a)            Liens on property or assets of the Company and its Restricted Subsidiaries existing on the Petition Date and set forth on Schedule 6.02; provided that such Liens shall secure only those obligations which they secure on the Petition Date;

(b)            any Lien created under the Credit Documents;

(c)            [reserved];

(d)            Liens for Taxes not yet due or which are being contested in compliance with Section 5.03;

(e)            carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlord’s or other like Liens arising in the ordinary course of business and securing obligations that are not overdue for a period of more than 45 days or which are being contested in good faith by appropriate proceedings;

(f)            pledges and deposits made in connection with worker’s compensation, unemployment insurance and other social security laws or regulations;

(g)            Liens or deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases (other than Capital Lease Obligations), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(h)            subject to the facts and conditions as set forth in clause (4) of the certificate delivered pursuant to Section 4.02(l), (i) zoning restrictions, building and land use laws, ordinances, orders, decrees, restrictions or any other conditions imposed by any Governmental Authority, easements, rights-of-way, covenants, restrictions on use of real property and other similar encumbrances, including encumbrances to title, oil, gas and other mineral interests, reservations, royalty interests and leases, and encroachments, title imperfections, and other minor defects or irregularities in title, and (ii) licenses, sublicenses, leases or subleases entered into in the ordinary course of business, which, in the case of each of clauses (i) and (ii), do not materially detract from the use of the property subject thereto or interfere with the ordinary conduct of the business of the Company or any of the Restricted Subsidiaries;

(i)            purchase money security interests in real property, improvements thereto or equipment hereafter acquired (or, in the case of improvements, constructed) by the Company or any Restricted Subsidiary and Liens in respect of Capital Lease Obligations and Synthetic Lease Obligations of the Company or any Restricted Subsidiary; provided that (i) such security interests secure Indebtedness permitted by Section 6.01(d) or (e), as applicable, (ii) such security interests are incurred, and the Indebtedness secured thereby is created, prior to or contemporaneous with such acquisition (or construction), (iii) the Indebtedness secured thereby does not exceed the lesser of the cost or the fair market value of such real property, improvements or equipment at the time of such acquisition (or construction) and (iv) such security interests do not apply to any other property or assets of the Company or any Restricted Subsidiary;

(j)            judgment Liens securing judgments not constituting an Event of Default under Article VII or securing appeal or other bonds relating to such judgments;

(k)            [reserved];

(l)            Liens and customary rights of set-off, revocation, refund or chargeback and similar rights under deposit, disbursement, concentration, cash or treasury management or similar agreements or under the Uniform Commercial Code or other applicable law in favor of any bank or other financial institution at which the Company or a Restricted Subsidiary maintains a deposit account in the ordinary course of business; provided that such Lien, customary rights of set-off, revocation, refund, chargeback or similar rights is limited to such deposit account and the funds, checks and other items deposited therein;

(m)            Liens on cash collateral in an amount not to exceed $1,500,000 to secure obligations with respect to the Specified Letters of Credit and/or the underlying obligations with respect to the Specified Letters of Credit;

(n)            Liens arising solely from precautionary Uniform Commercial Code financing statement filings with respect to operating leases or consignment arrangements;

(o)            any interest or title of a lessor under any operating lease entered into by the Company or any Subsidiary in the ordinary course of its business and covering only the assets so leased;

(p)            Liens in favor of a Governmental Authority arising in connection with any condemnation or eminent domain proceeding by such Governmental Authority which does not otherwise constitute a Default or Event of Default;

(q)            security deposits paid to landlords in the ordinary course of business securing leases and subleases permitted hereunder;

(r)            Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Company or any Restricted Subsidiary (as purchaser or consignee);

(s)            Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the important of goods;

(t)            Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(u)            Liens or pledges of deposits of cash or cash equivalents securing deductibles, self-insurance, co-payment, co-insurance, retentions or similar obligations to providers of property, casualty or liability insurance in the ordinary course of business;

(v)            any interest or title of a lessor or sublessor under any lease of real estate not prohibited hereunder pursuant to which any Credit Party has a leasehold interest;

(w)           [reserved];

(x)            [reserved];

(y)            Liens in favor of providers of Indebtedness on the escrowed proceeds of such Indebtedness that are subject to an escrow or similar arrangement and Liens on cash deposited in an account along with such escrowed proceeds to pre-fund the payment of interest in respect of such Indebtedness during the applicable escrow period;

(z)            other Liens securing liabilities permitted hereunder in an aggregate amount not to exceed $1,000,000 at any time;

(aa)          Liens on Equity Interests in a joint venture securing obligations of such joint venture so long as the assets of such joint venture do not constitute Collateral; and

(bb)         Liens granted pursuant to any Order (including Liens granted to provide adequate protection and the Carve Out).

Section 6.03     Sale and Lease-Back Transactions. Enter into any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

Section 6.04     Investments. Make any Investment in any other Person, except:

(a)            (i) Investments in Credit Parties, (ii) Investments by Restricted Subsidiaries that are not Credit Parties in other Restricted Subsidiaries that are not Credit Parties and (iii) Investments existing on the Closing Date that are described on Schedule 6.04(a);

(b)            Investments by Credit Parties in Restricted Subsidiaries that are not Credit Parties (i)  up to an amount which, when added to all such Investments made pursuant to this clause (i), would not exceed $100,000 or (ii) for the purpose of funding operating expenses (including but not limited to employee salary and office expenses) of such Restricted Subsidiaries (and their Subsidiaries) in an aggregate amount for all such Investments made pursuant to this clause (ii) not to exceed $5,000,000 from the Closing Date to the Maturity Date;

(c)            Permitted Investments;

(d)            Investments in EWH JV, including payments made on behalf of EWH JV, as contemplated by and in a manner consistent with the then applicable Approved Budget subject to any variance which does not violate Section 6.12;

(e)            any guarantees by the Company and the Restricted Subsidiaries of the operating or commercial obligations (to the extent not constituting Indebtedness) of the Company or any Credit Party incurred in the ordinary course of business;

(f)            Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the granting of trade credit in the ordinary course of business, and investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(g)            [reserved];

(h)            [reserved];

(i)            (i) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business, (ii) Investments by the Company and the Restricted Subsidiaries in prepaid expenses, negotiable instruments held for collection, lease, worker’s compensation, performance and other similar deposits provided to third parties in the ordinary course of business and insurance claim receivables and (iii) the Transactions;

(j)            [reserved];

(k)            to the extent not prohibited by applicable law, loans and advances to officers, directors, managers, consultants and employees of the Company or its Subsidiaries in an aggregate amount not to exceed $50,000 at any time for travel, entertainment, relocation and other business purposes in the ordinary course of business;

(l)            Investments in the form of seller “take-back” notes and other non-cash consideration in connection with a Disposition permitted by Section 6.05;

(m)            [reserved];

(n)            [reserved];

(o)            [reserved]; and

(p)            in addition to Investments permitted by paragraphs (a) through (o) above, other Investments by the Company or any Restricted Subsidiary up to an amount which, when added to all such Investments made pursuant to this Section 6.04(p) then outstanding, would not exceed $1,000,000.

Notwithstanding the foregoing, no Investments may be made by the Company or a Restricted Subsidiary that results, directly or indirectly, in any Person that is not a Credit Party owning or holding Material Intellectual Property.

For purposes of determining compliance with this Section 6.04: (i)  Investments which are capital contributions or purchases of Equity Interests or are purchases of assets (other than Equity Interests) shall be valued at the amount (or, in the case of any Investment made with property other than cash, the fair market value of such property as determined by the Company in good faith) actually contributed or paid (including any assumption of Indebtedness) to purchase such Equity Interests or other assets as of the date of such contribution or payment less, in the case of capital contributions and Equity Interests, returns on and of such Investment; and (ii) Investments which are loans, advances or extensions of credit shall be valued at the principal amount of such loan, advance or extension of credit outstanding as of the date of determination.

Accrual of interest or dividends, the accretion of accreted value and the payment of interest or dividends in the form of additional Investments will not be deemed to be the making of an Investment for purposes of this Section 6.04.

Section 6.05     Mergers, Consolidations and Sales of Assets.

(a)            Merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of the assets (whether now owned or hereafter acquired) of the Company or any Restricted Subsidiary.

(b)            Make any Disposition or a Restricted Payment permitted by Section 6.06(a)), except:

(i)            Dispositions of damaged, obsolete, surplus or worn out property, or property no longer used or useful in the business, whether now owned or hereafter acquired, in the ordinary course of business;

(ii)            Dispositions of inventory, goods held for sale, cash and Permitted Investments in the ordinary course of business;

(iii)            licensing, sublicensing, abandonment or other Dispositions of intellectual property rights in the ordinary course of business; provided that no such Disposition of intellectual property may be made by the Company or any Restricted Subsidiary that results, directly or indirectly, in any Person that is not a Credit Party owning or holding Material Intellectual Property;

(iv)            Dispositions of property (other than Equity Interests or all or substantially all of the assets of the Company or a Restricted Subsidiary) to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(v)            the sale or other transfer of products, services or accounts receivable in the ordinary course of business;

(vi)           Dispositions of property among the Credit Parties in the ordinary course of business;

(vii)          leases and subleases of property and real property and licenses and sublicenses thereof, in each case in the ordinary course of business;

(viii)         [reserved];

(ix)            Dispositions by Restricted Subsidiaries that are not Credit Parties to (a) other Restricted Subsidiaries that are not Credit Parties or (b) Credit Parties, in each case, in the ordinary course of business;

(x)            the sale or discount without recourse of accounts receivable in connection with the compromise or collection thereof;

(xi)            leases of real property owned in fee that do not interfere in any material respect with the business of the Company or the applicable Restricted Subsidiary conducted at such location;

(xii)            any condemnation or eminent domain proceedings affecting real property;

(xiii)            trade-ins to vendors;

(xiv)            [reserved];

(xv)            transfers of property subject to any settlement of, or payment in respect of, any property or casualty insurance claim;

(xvi)            [reserved];

(xvii)           granting of easements, rights-of-way, permits, licenses, restrictions or the like with respect to Real Property, in each case, which do not interfere in any material respect with the ordinary course of business of the Company and the Restricted Subsidiaries; and

(xviii)          Dispositions by the Company and any Restricted Subsidiary not otherwise permitted under this Section 6.05; provided that (1) (x) both immediately before and after the time on which the definitive agreements for such Disposition are entered into, no Default or Event of Default shall have occurred and be continuing and (y) at the time of such transaction, no Default or Event of Default shall have occurred and be continuing, (2) the Net Cash Proceeds of such Disposition are applied in accordance with the requirements of Section 2.13, (3) no less than 100% of the consideration received for such Disposition shall be paid in cash, (4) the fair market value of all assets subject to such Dispositions shall not exceed $2,500,000 in the aggregate.

Section 6.06     Restricted Payments; Restrictive Agreements.

(a)            Make any Restricted Payment; provided that:

(i)            each Restricted Subsidiary may make Restricted Payments to any other Restricted Subsidiary, or any other Person that owns a direct Equity Interest in such Restricted Subsidiary, ratably according to their respective holdings of the type, class or ranking of Equity Interest in respect of which such Restricted Payment is being made or in a manner more favorable to the Company and the Restricted Subsidiaries;

(b)            Make or offer to make any optional or voluntary payment, prepayment, repurchase or redemption of or otherwise optionally or voluntarily defease or segregate funds with respect to Prepetition Indebtedness or Subordinated Indebtedness other than (A) as permitted by the Orders, (B) as permitted by any Approved Bankruptcy Court Order and consistent with the Approved Budget (subject to permitted variances) or (C) as permitted by any other order of the Bankruptcy Court in amounts satisfactory to the Required DIP Creditors; provided that, in the case of clauses (A) and (B) the amount thereof shall not be in excess of the amounts set forth for such payments in the Approved Budget (subject to permitted variances).

(c)            Enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (i) the ability of the Company or any Credit Party to create, incur or permit to exist any Lien upon any of its property or assets that would otherwise constitute Collateral to secure the Obligations, or (ii) the ability of any Restricted Subsidiary to pay dividends or other distributions with respect to any of its Equity Interests, to make or repay loans or advances to the Company or any other Restricted Subsidiary or to transfer property to the Company; provided that (A) the foregoing shall not apply to restrictions and conditions imposed by law, by any Credit Document, (B) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Restricted Subsidiary or other assets pending such sale or other disposition, provided such restrictions and conditions apply only to the Restricted Subsidiary or other assets that are to be sold and such sale is permitted hereunder, (C) clause (i) of the foregoing shall not apply to restrictions or conditions imposed by any documentation relating to secured Indebtedness permitted by Section 6.01(a), (d), (e), (g) and (i) (solely in respect of guarantees of other Indebtedness permitted under Section 6.01(a), (d), (e) and (g)) in each case, to the extent limited to the assets subject to Liens securing such Indebtedness (D) the foregoing shall not apply to customary provisions in leases, licenses and other contracts restricting the assignment thereof,(E) the foregoing shall not apply to customary provisions in joint venture agreements or agreements governing property held with a common owner and other similar agreements or arrangements relating solely to such joint venture or property, and (F) the foregoing shall not apply to restrictions or conditions imposed by applicable Law.

Notwithstanding the foregoing, no Restricted Payment may be made by the Company or a Restricted Subsidiary that results, directly or indirectly, in any Person that is not a Credit Party owning or holding Material Intellectual Property.

Section 6.07     Transactions with Affiliates. Sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, whether or not in the ordinary course of business, other than (i) on terms and conditions not less favorable to the Company or such Restricted Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (ii) [reserved], (iii) transactions between and among the Credit Parties, (iv) compensation arrangements, consulting contracts, collective bargaining agreements, benefit plans, programs or indemnification obligations, or any other similar arrangement, for or with general partners, current or former employees, officers, directors or consultants in the ordinary course of business, (v) payments, compensation, performance of indemnification or contribution obligations, and the making or cancellation of loans in the ordinary course of business to any such general partner, employees, officers, directors or consultants, (vi) any issuance, grant or award of stock, options, other equity related interests or other equity securities to any such employees, officers, directors or consultants, (vii) the payment of reasonable directors’ fees or expenses to directors of the Company, any Restricted Subsidiary or any Riverstone Entity (as determined in good faith by the Company, such Restricted Subsidiary or such Riverstone Entity in the ordinary course of business), (viii) a Restricted Payment permitted by Section 6.06(a), (ix) the execution, delivery and performance (as applicable) of the Transactions and the Credit Documents, all transactions in connection therewith (including but not limited to the financing thereof), and all fees and expenses paid or payable in connection therewith, (x) any issuance or sale of Qualified Capital Stock of the Company otherwise permitted hereunder or any capital contributions to the Company, (xi) [reserved], (xii) [reserved], (xiii) any non-material transactions with an Affiliate for the purchase of goods, products, parts and services entered into in the ordinary course of business, (xiv) [reserved], (xv) the transactions listed in Schedule 6.07, (xvi) transactions otherwise permitted hereunder with a Person that is an Affiliate of any Credit Party solely because any Credit Party owns, directly or indirectly, an Equity Interest in, or otherwise controls, such Person, (xvii) transactions between and among Credit Parties and Affiliates which are not Credit Parties on terms and conditions not less favorable to the relevant Credit Party than could be obtained on an arm’s-length basis from unrelated third parties and (xviii) transactions among Restricted Subsidiaries which are not Credit Parties.

Section 6.08     Business of the Company and Restricted Subsidiaries. Engage at any time in any business or business activity other than a Permitted Business.

Section 6.09     Amendment to Other Indebtedness; Organizational Documents; Assignment of Drax Contract; Payment of Other Indebtedness. Permit any waiver, supplement, modification or amendment of any indenture, instrument or agreement pursuant to which any Prepetition Indebtedness, Subordinated Indebtedness or any unsecured Indebtedness of the Company or any Restricted Subsidiary is outstanding if the effect of such waiver, supplement, modification or amendment, taken as a whole, would be materially adverse to the Company, any Restricted Subsidiary or the DIP Creditors, consent to any amendment, supplement, waiver or other modification or change of its Organizational Documents in any manner if the effect thereof, taken as a whole, would be materially adverse to the DIP Creditors or transfer or assign the Drax Contract to any Person that is not a Wholly Owned Domestic Subsidiary all of the Equity Interests of which have been pledged by a Credit Party to the Collateral Agent.

Section 6.10     Liquidity Covenant. The Company shall not permit Liquidity at any time beginning on the sixth (6th) Business Day following the entry of the Final Order to be less than $30,000,000.

Section 6.11     Fiscal Year. Change its fiscal year-end from December 31.

Section 6.12     Budget Variance Covenant. On each Budget Variance Test Date (commencing with the delivery of the Budget Variance Report for the Budget Variance Test Period ending on April 12, 2024), the Company shall not permit net cash flow for such Budget Variance Test Period (excluding the effects of (i) proceeds of non-ordinary course asset sales unless approved by the Required DIP Creditors, (ii) shortfalls in receipts as a result of an MGT plant shutdown or termination of the MGT Contract, (iii) a loss of access to funding related to the flow of receipts from EWH JV to the Debtors and (iv) subject to the proviso below, professional fee disbursements) to have a shortfall with an absolute value of more than the greater of $2,000,000 and 15.0% of the forecasted net cash flow for such Budget Variance Test Period in the applicable Approved Budget.; provided that (i) in the event the Ad Hoc Group or the Ad Hoc Group Advisors has filed a notice on the Bankruptcy Court docket in the Chapter 11 Cases indicating an objection to proposed or requested Company Retained Professionals Disbursements with respect to any advisor or professional of any of the Debtors, the Company Retained Professionals Disbursements with respect to such advisor or professional shall be included in such calculation and variance test, unless and until such time as the objection has been withdrawn by or on behalf of the Ad Hoc Group or is otherwise resolved, or the fees and expenses subject to such objection have, notwithstanding such objection, been approved pursuant to an order issued by the Bankruptcy Court and (ii) if and to the extent any Company Retained Professionals Disbursements are included in the variance calculation pursuant to this proviso with respect to any advisor or professional, any favorable variances with respect to the Company Retained Professionals Disbursements applicable or attributable to such advisor or professional from all periods prior to the applicable Budget Variance Test Period (calculated on a cumulative, basis) may be carried forward into such applicable Budget Variance Test Period.

Section 6.13     Additional Bankruptcy Matters; DIP Funding Account No Credit Party shall, and no Credit Party shall permit any of its Restricted Subsidiaries to, without the Required DIP Creditors’ prior written consent, do any of the following:

(a)            assert, join, investigate, support or prosecute any claim or cause of action against any of the Secured Parties (in their capacities as such), unless such claim or cause of action is in connection with the enforcement of the Credit Documents against any of the Co-Administrative Agents or DIP Creditors;

(b)            reject or assume any obligations that arose prior to the Petition Date;

(c)            subject to the terms of the Orders, object to, contest, delay, prevent or interfere with in any material manner the exercise of rights and remedies by the Co-Administrative Agents, the Collateral Agent or the DIP Creditors with respect to the Collateral following the occurrence, and during the continuance of a Default or an Event of Default; or

(d)            directly or indirectly transfer or allow to be transferred any amounts from the DIP Funding Account during any calendar week to (i) any account subject to the control of the Prepetition Agent, (ii) any account which receives payment of accounts receivable which are subject to a first lien in favor of the Prepetition Agent, or (iii) any other account which is not subject to an exclusive Lien held by the Collateral Agent for the benefit of the Secured Parties, if the cumulative amount of such transfers (for all of such transfers made after the Petition Date) exceeds the sum of (x) $5,000,000, (y) amounts previously transferred from the DIP Funding Account to any accounts referenced in clauses (i) through (iii) above in a manner permitted by and pursuant to this Section 6.13(d) which amounts have been expended or otherwise spent in a manner consistent with the then applicable Approved Budget and (z) the amount which the Credit Parties determine in good faith will be expended or otherwise spent during such calendar week and/or the following calendar week in a manner consistent with the then applicable Approved Budget.

Section 6.14     Additional Subsidiaries Except as described on Schedule 6.15, the Credit Parties shall not, nor shall they permit any of their Restricted Subsidiaries to, create or acquire any Subsidiary without the prior written consent of the Required DIP Creditors (which may be provided via email to the Company and the Co-Administrative Agents).

Section 6.15     Executive Compensation. The Company shall not, nor shall the Company permit any of its Restricted Subsidiaries to, enter into, any material key employee retention plan, any new or amended agreement regarding executive compensation, or other material executive compensation arrangement, in each case, outside the ordinary course of business without the prior consent of the Required DIP Creditors.

Section 6.16     Subrogation. No Credit Party shall, and no Credit Party shall permit any of its Restricted Subsidiaries to, assert any right of subrogation or contribution against any other Debtors until the payment in full in cash of all the Obligations (other than contingent indemnity obligations with respect to then unasserted claims).

Article VII

Events of Default

In case of the happening of any of the following events (“Events of Default”):

(a)            any representation or warranty made or deemed made in or in connection with any Credit Document or the borrowings or the issuances hereunder, or any representation, warranty, statement or information contained in any certificate or financial statements furnished by or on behalf of the Credit Parties pursuant to the requirements of any Credit Documents shall prove to have been incorrect in any material respect when so made, deemed made or furnished;

(b)            default shall be made in the payment of any principal of any Loan or any Note when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

(c)            default shall be made in the payment of (i) any interest on any Loan or any Note when and as the same shall become due and payable, and such default shall continue unremedied for a period of three (3) Business Days or (ii) any Fee or any other amount (other than an amount referred to in clause (b) or (c)(i) above, under any Credit Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five (5) Business Days;

(d)            default shall be made in the due observance or performance by the Company or any Restricted Subsidiary of any covenant, condition or agreement contained in Section 5.01(a), 5.04(a)(i), (ii) or (iv), 5.05, 5.08, 5.09, 5.15 5.16, 5.18, 5.19, 5.20 or in Article VI;

(e)            default shall be made in the due observance or performance by the Company or any Restricted Subsidiary of any covenant, condition or agreement contained in any Credit Document (other than those specified in clause (b), (c) or (d) above) and such default shall continue unremedied for a period of 30 days after the earlier of (i) notice thereof from the Co-Administrative Agents or Required DIP Creditors to the Company (which notice shall also be given at the request of any DIP Creditor) or (ii) knowledge thereof by the Company or any other Credit Party;

(f)            (i) the Company or any Restricted Subsidiary shall fail to pay any principal or interest, regardless of amount, due in respect of any Material Indebtedness (other than Prepetition Indebtedness), when and as the same shall become due and payable (after giving effect to all applicable grace or cure periods), or (ii) any other event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (after giving effect to all applicable grace or cure periods) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (ii) shall not apply to (A) any Indebtedness incurred prior to the Petition Date so long as the remedies under such Indebtedness are subject to the automatic stay applicable under section 362 of the Bankruptcy Code or (B) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness or a casualty event or condemnation in relation thereto;

(g)            other than in connection with the Chapter 11 Cases, an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Company or any Restricted Subsidiary that is not a Debtor, or of a substantial part of the property or assets of the Company or a Material Restricted Subsidiary that is not a Debtor, under the Bankruptcy Code or any other Debtor Relief Law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any Restricted Subsidiary that is not a Debtor or for a substantial part of the property or assets of the Company or a Material Restricted Subsidiary that is not a Debtor or (iii) the winding-up or liquidation of the Company or any Restricted Subsidiary that is not a Debtor; and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered; provided that this clause (g) shall not apply to the extent that (A) with respect to the case of any Restricted Subsidiary that is not a Debtor, within five Business Days after the commencement thereof, such case becomes jointly administered with the Chapter 11 Cases and (B) each of the Interim Order and/or Final Order (as applicable) are made applicable to such Restricted Subsidiary hereunder on terms and conditions reasonably satisfactory to the Required DIP Creditors.

(h)            other than in connection with the Chapter 11 Cases, the Company or any Restricted Subsidiary that is not a Debtor shall (i) voluntarily commence any proceeding or file any petition seeking relief under the Bankruptcy Code or any other Debtor Relief Law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in clause (g) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any Restricted Subsidiary that is not a Debtor or for a substantial part of the property or assets of the Company or any Restricted Subsidiary that is not a Debtor, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (vii) take any corporate or other organizational action for the purpose of effecting any of the foregoing; provided that the foregoing clauses (h)(i) through (iii) shall not apply to the extent that (A) with respect to the case of any Restricted Subsidiary that is not a Debtor, within five Business Days after the commencement thereof, such case becomes jointly administered with the Chapter 11 Cases and (B) each of the Interim Order and/or Final Order (as applicable) are made applicable to such Restricted Subsidiary hereunder on terms and conditions reasonably satisfactory to the Required DIP Creditors.

(i)            except for any order fixing the amount of any claim in the Chapter 11 Cases, one or more judgments shall be rendered against the Company or any Restricted Subsidiary and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of the Company or any Restricted Subsidiary to enforce any such judgment and such judgment either (i) is for the payment of money in an aggregate amount in excess of the Materiality Threshold not covered by insurance (it being understood that if an amount in excess of the Materiality Threshold is to be considered to be covered by insurance, a claim shall have been submitted to the applicable insurance provider and it shall not have denied or contested coverage) or (ii) is for injunctive relief and could reasonably be expected to result in a Material Adverse Effect;

(j)            an ERISA Event shall have occurred that when taken together with all other such ERISA Events, resulted or could reasonably be expected to result in liability of any Credit Party or their respective ERISA Affiliates in an aggregate amount exceeding the Materiality Threshold;

(k)            any Guarantee under the Guarantee and Collateral Agreement for any reason shall cease to be in full force and effect (other than in accordance with its terms), or any Guarantor shall deny in writing that it has any further liability under the Guarantee and Collateral Agreement (other than as a result of the discharge of such Guarantor in accordance with the terms of the Credit Documents);

(l)            any security interest purported to be created by any Security Document or the Order shall cease to be, or shall be asserted by any Credit Party not to be, a valid, perfected, first priority (except as otherwise expressly provided in this Agreement or such Security Document or such Order) security interest in a material portion of the Collateral, except (i) as a result of the sale or other disposition of the applicable Collateral in a transaction permitted under the Credit Documents or the Orders or (ii) as a result of the Collateral Agent’s failure to maintain possession of any stock certificates or other instruments delivered to it under the Security Documents or the Orders;

(m)            there shall have occurred a Change in Control;

(n)            there shall have occurred any amendment, supplement, waiver or other modification or change of or to the Bylaws in any manner if the effect thereof, taken as a whole, is materially adverse to the interests of the DIP Creditors in their capacities as such; or

(o)            The occurrence of any one or more of the following events:

(i)            the Bankruptcy Court shall enter an order dismissing any of the Chapter 11 Cases, converting any of the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code, which order, in each case, has not been reversed, stayed, or vacated within five (5) Business Days of the entry of such order, any Credit Party (or any Subsidiary) shall file a motion or other pleading seeking entry of such an order, in each case, without the consent of the Required DIP Creditors (which may be provided via email from the Specified Ad Hoc Group Advisors to the Company and the Co-Administrative Agents);

(ii)            a trustee or a responsible officer having expanded powers (beyond those set forth under sections 1106(a)(3) and (4) of the Bankruptcy Code under Bankruptcy Code section 1104 (other than a fee examiner), or any similar person is appointed or elected in any of the Chapter 11 Cases, any Credit Party (or any Subsidiary thereof) applies for, consents to, or fails to contest in, any such appointment, or the Bankruptcy Court shall have entered an order providing for such appointment, which order, in each case, has not been reversed, stayed, or vacated within five (5) Business Days of the entry of such order, in each case without the prior written consent of the Required DIP Creditors (which may be provided via email from the Specified Ad Hoc Group Advisors to the Company and the Co-Administrative Agents);

(iii)            (A) the Bankruptcy Court shall enter an order, or any Credit Party (or any Subsidiary thereof) shall file an application, motion or other pleading seeking entry of an order, staying, reversing, amending, supplementing, vacating or otherwise modifying the Interim Order or the Final Order, or Company or any of its Subsidiaries shall apply for authority to do so without the prior written consent of the Co-Administrative Agents (at the written direction of the Required DIP Creditors) or the Required DIP Creditors (in each case, which may be provided via email from the Specified Ad Hoc Group Advisors to the Company and the Co-Administrative Agents), as applicable, or (B) the Interim Order or the Final Order, as applicable, shall cease to be in full force and effect;

(iv)            the Bankruptcy Court shall enter an order in any of the Chapter 11 Cases confirming a Chapter 11 Plan that is not an Acceptable Plan of Reorganization;

(v)            (A) the Bankruptcy Court shall enter an order in any of the Chapter 11 Cases denying or terminating use of Cash Collateral by the Credit Parties that are Debtors; (B) the termination of the right of any Credit Party that is a Debtor to use any Cash Collateral under the Orders or the Cash Management Order; or (C) any other event that terminates the Credit Parties’ right to use Cash Collateral and, in each case under this clause (v), the Debtors have not otherwise obtained authorization to use Cash Collateral pursuant to an order with the prior written consent of the Co-Administrative Agents (at the written direction of the Required DIP Creditors) or the Required DIP Creditors (in each case which may be provided via email from the Specified Ad Hoc Group Advisors to the Company and the Co-Administrative Agents);

(vi)            any of the Credit Parties or any of their Subsidiaries shall commence, join in, assist, support or otherwise participate as an adverse party in any suit or other proceeding against the Co-Administrative Agents, Collateral Agent or the DIP Creditors (in each case, in their capacities as such) with respect to the Debtors’ stipulations, admissions, agreements and releases contained in the Orders, the invalidation, subordination or other challenging of the Superpriority Claims and Liens granted to secure the Obligations or any other rights granted to the Co-Administrative Agents, Collateral Agent or the DIP Creditors in the Orders or this Agreement or with respect to any relief under section 506(c) of the Bankruptcy Code with respect to any Collateral, in each case, without the prior written consent of the Required DIP Creditors (which may be provided via email from the Specified Ad Hoc Group Advisors to the Company and the Co-Administrative Agents); provided that the Debtors shall not be precluded from contesting whether an Event of Default has occurred and is continuing;

(vii)            the Bankruptcy Court shall enter an order in any of the Chapter 11 Cases (other than the Cash Management Order and any Approved Bankruptcy Court Order) granting authority to use Cash Collateral or to obtain financing under section 364 of the Bankruptcy Code (other than with respect to the DIP Facility, in each case, without the express written consent of the Required DIP Creditors (which may be provided via email from the Specified Ad Hoc Group Advisors to the Company and the Co-Administrative Agents));

(viii)            the Bankruptcy Court shall enter an order in any of the Chapter 11 Cases (other than any Approved Bankruptcy Court Order) granting adequate protection to any other Person (which, for the avoidance of doubt, shall not apply to any payments made pursuant to any Order or any First Day Order acceptable to the Required DIP Creditors);

(ix)            the filing or support of any pleading by any Credit Party (or any of its Restricted Subsidiaries) seeking, or otherwise consenting to, any of the matters set forth in clauses (i) through (viii) above otherwise seeking relief that, if granted, could otherwise be reasonably expected to result in the occurrence of an Event of Default;

(x)            other than as permitted by the Orders or any other Approved Bankruptcy Court Order, the Bankruptcy Court shall enter an order granting any superpriority administrative expense claim (other than the Carve-Out) in the Chapter 11 Cases pursuant to section 364(c)(1) of the Bankruptcy Code pari passu with or senior to the claims of the Co-Administrative Agents and the DIP Creditors, or the filing by any Credit Party (or any of its Restricted Subsidiaries) of a motion or application seeking entry of such an order;

(xi)            noncompliance by any Credit Party or any of its Restricted Subsidiaries with the terms of the Interim Order or the Final Order in any material respects;

(xii)            the filing of a motion, pleading or proceeding by any Credit Party or any of its Subsidiaries that could reasonably be expected to result in a material impairment of the rights or interests of the DIP Creditors in their capacities as holders of Prepetition Indebtedness without the prior written consent of the Required DIP Creditors (which may be provided via email from the Specified Ad Hoc Group Advisors to the Company and the Co-Administrative Agents);

(xiii)            other than as expressly permitted by Section 6(d) of the Restructuring Support Agreement, the filing of, public announcement relating to, support for or making a written proposal or counterproposal to any party regarding (or, in each case, failing to provide adequate notice to the Ad Hoc Group Advisors at least five (5) Business Days prior to taking such action) by any Credit Party or any of its Subsidiaries of a Chapter 11 Plan that is not an Acceptable Plan of Reorganization;

(xiv)            the Prepetition 2026 Indenture, the Prepetition AL Indenture, the Prepetition MS Indenture, or the Prepetition Credit Agreement are challenged by any Credit Party or any of its Subsidiaries;

(xv)            any Credit Party (or any of its Restricted Subsidiaries) shall file a motion, without the Required DIP Creditors’ written consent, seeking authority to sell all or substantially all of its assets or consummate a sale of assets of the Credit Parties or any of its Restricted Subsidiaries that are Debtors or the Collateral having a value in excess of $1,000,000 and not otherwise permitted hereunder in a transaction, in each case that is not approved by the Required DIP Creditors;

(xvi)            a default occurs under any lease or leases by a Credit Party as lessee of any real or personal property regarding a failure to make a Post-Petition payment under which the aggregate rentals payable under such lease or all such leases in the aggregate exceed $$1,000,000, excluding (i) any defaults due to a Credit Party’s chapter 11 filing or (ii) any Bankruptcy Court approved rejection of such lease or leases under section 365 or 1110 of the Bankruptcy Code; or

(xvii)            the Restructuring Support Agreement shall have been terminated;

then, and in every such event (other than an event with respect to the Company or a Material Restricted Subsidiary described in paragraphs (g) or (h) above), and at any time thereafter during the continuance of such event (but subject to the Orders, including the Remedies Notice Period), the Co-Administrative Agents may, and at the written request of the Required DIP Creditors, shall, by notice to the Company, take any or all of the following actions, at the same or different times: terminate forthwith the Commitments and declare the Term Loans and Notes then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Term Loans and the Notes so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and Premiums and all other liabilities of the Company and the other Credit Parties accrued hereunder and under any other Credit Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Company and by the Company on behalf of its Restricted Subsidiaries, anything contained herein or in any other Credit Document to the contrary notwithstanding, and the Co-Administrative Agents and the Collateral Agent shall have the right to take all or any actions and exercise any remedies available under the Credit Documents or applicable law or in equity; and in any event with respect to the Company or a Restricted Subsidiary described in paragraphs (g) or (h) above, the Commitments shall automatically terminate and the principal of the Term Loans and the Notes then outstanding, together with accrued interest thereon and any unpaid accrued Fees and Premiums and all other liabilities of the Company and the other Credit Parties accrued hereunder and under any other Credit Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Company and by the Company on behalf of its Restricted Subsidiaries, anything contained herein or in any other Credit Document to the contrary notwithstanding, and the Co-Administrative Agents and the Collateral Agent shall have the right to take all or any actions and exercise any remedies available under the Credit Documents or applicable law or in equity.

Notwithstanding anything to the contrary herein, the enforcement of Liens on or remedies with respect to the Collateral and the exercise of all other remedies provided for in this Agreement and the other Credit Documents against any Debtor, shall be subject to the provisions of the Interim Order (and, when entered, the Final Order), including with respect to the Remedies Notice Period (as defined in the Orders).

Article VIII

The Co-Administrative Agents and the Collateral Agent; Etc.

Section 8.01     Appointment.

(a)            Each (i) DIP Creditor hereby irrevocably appoints Acquiom and Seaport as Co-Administrative Agents and (ii) Co-Administrative Agent and DIP Creditor hereby irrevocably appoints the Collateral Agent (the Co-Administrative Agents and the Collateral Agent are referred to collectively (or any two of them together) as “Agents”, and each is an “Agent”), in each case, to act as its agent hereunder and under the Credit Documents and authorizes each Agent to take such actions on its behalf and to exercise such powers as are expressly delegated to such Agent by the terms of the Credit Documents, together with such actions and powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, (i) the duties of the Co-Administrative Agents shall be mechanical and administrative in nature, the Co-Administrative Agents shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary, principal-agency, or trustee relationship with the Collateral Agent, any DIP Creditor or any other Secured Party (regardless of whether a Default or Event of Default has occurred and is continuing), and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Credit Document or otherwise exist against the Co-Administrative Agents and (ii) the duties of the Collateral Agent shall be mechanical and administrative in nature, the Collateral Agent shall not have any duties or responsibilities except those expressly set forth herein, or any fiduciary, principal-agency, or trustee relationship with any Co-Administrative Agent, any DIP Creditor, or any other Secured Party (regardless of whether a Default or Event of Default has occurred and is continuing), and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Credit Document or otherwise exist against the Collateral Agent. The appointment of Seaport as a Co-Administrative Agent is solely with respect to its capacity in processing assignments of the Term Loans and Notes under this Agreement and Seaport shall not be required to, or have any duty to or responsibility for, acting in any other capacities, without its prior written consent.

(b)            The provisions of this Article VIII are solely for the benefit of the Agents and the DIP Creditors, and the Credit Parties shall have no rights as a third-party beneficiary of any of such provisions. In performing its functions and duties hereunder, each Agent shall act solely as an agent of the DIP Creditors and does not assume and shall not be deemed to have assumed any obligation towards or relationship of fiduciary, agency or trust with or for the Company, the other Credit Parties, or any of their respective Subsidiaries. It is understood and agreed that the use of the term “agent” or “Agent” herein or in any other Credit Documents (or any other similar term) with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used as a matter of market custom, and is intended to create or reflect only a representative relationship between independent contracting parties. Without limiting the generality of the foregoing, the Agents are hereby expressly authorized to (i) execute any and all documents (including releases and the Security Documents (which Security Documents shall contain indemnity and expense reimbursement provisions for the benefit of the Agents party thereto that are no more onerous to the DIP Creditors than the provisions contained in the Security Documents as of the Closing Date and shall be binding on the DIP Creditors)) with respect to the Collateral and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Security Documents and (ii) negotiate, enforce or settle any claim, action or proceeding affecting the DIP Creditors in their capacity as such, at the written direction of the Required DIP Creditors, which negotiation, enforcement or settlement will be binding upon each DIP Creditor.

Section 8.02     Reliance by Agents.

(a)            Without limiting the generality of the foregoing, (a) no Agent shall be subject to any fiduciary, principal-agency, trustee relationship or other implied duties, regardless of whether a Default has occurred and is continuing, (b) no Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or under any Credit Document that such Agent is instructed in writing to exercise by the Required DIP Creditors (or such other number or percentage of the DIP Creditors as shall be necessary under the circumstances as provided for herein or in the other Credit Documents); provided that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, (i) may expose such Agent to liability or that is contrary to any Credit Document or applicable law, (ii) may create any obligation not expressly set forth in the Credit Documents or (iii) may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting DIP Creditor in violation of any Debtor Relief Law or it shall first have been indemnified to its satisfaction by the DIP Creditors against any and all liability and expense (other than liability and expense arising from its own gross negligence or willful misconduct) that may be incurred by it by reason of taking, continuing to take or omitting to take any such action, and (c) except as expressly set forth in the Credit Documents, no Agent shall have any duty to disclose, nor shall it be liable for the failure to disclose, any information relating to the Company, any of its Affiliates, or any of the Subsidiaries that is communicated to or obtained by the Person serving as Co-Administrative Agents and/or Collateral Agent or any of its Affiliates in any capacity.

Section 8.03     Exculpatory Provisions.

(a)            No Agent nor any of its Related Parties shall be liable for any action taken or not taken by it with the consent or at the request of the Required DIP Creditors (or such other number or percentage of the DIP Creditors as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances) (and such consent or request and such action or action not taken pursuant thereto shall be binding upon all the DIP Creditors) or in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and non-appealable judgment (which shall not include any action taken or omitted to be taken in accordance with clause (i), for which such Agent shall have no liability).

(b)            No Agent nor any of its Related Parties shall be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof is given to such Agent by the Company or a DIP Creditor, referring to this Agreement, stating that such notice is a “notice of default” and describing such Default or Event of Default. In the event that any Co-Administrative Agent receives such a notice, it shall give notice thereof to the DIP Creditors and, the other Co-Administrative Agent and the Collateral Agent. Each Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required DIP Creditors (or such other number or percentage of the DIP Creditors as shall be necessary, or as such Agent shall believe in good faith shall be necessary) (subject to the provisos set forth in Section 8.04(c)).

(c)            No Agent nor any of its Related Parties shall be responsible for or have any duty to ascertain or inquire into (i) any recital, statement, warranty or representation made in or in connection with this Agreement or any other Credit Document, (ii) the contents of any certificate, report, statement or other document delivered, referred to, provided for, or delivered hereunder or thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein, the use of proceeds of the Loans and/or the Notes, or the occurrence of any Default or Event of Default, (iv) the execution, validity, enforceability, effectiveness, genuineness, collectability or sufficiency of any Credit Document or any other agreement, instrument or document, or the creation, preservation, perfection, maintenance or continuation of perfection, or priority of any Lien created or purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral, (vi) whether the Collateral exists, is owned by the Company, another Credit Party or any of their Subsidiaries or Affiliates, is cared for, protected, or insured or has been encumbered, or meets the eligibility criteria applicable in respect thereof, (vii) the financial condition or business affairs of any Credit Party or any other Person liable for the payment of any Obligations or (viii) the satisfaction of any condition set forth in Article IV or elsewhere in any Credit Document, other than to confirm receipt of items expressly required to be delivered to such Agent. No Agent shall be under any duty or obligation to inspect the properties, books or records of any Credit Party or any Affiliate thereof.

(d)            No Agent nor any of its Related Parties shall, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Credit Parties or any of their Affiliates that is communicated to or obtained by any Person serving as an Agent or any of its Related Parties in any capacity.

(e)            Nothing in this Agreement or any other Credit Document shall require any Agent or its Related Parties to expend or risk their own funds or otherwise incur any financial liability in the performance of any duties or in the exercise of any rights or powers hereunder.

(f)            No Agent shall be responsible or liable for any failure or delay in the performance of its obligations under this Agreement or any other Credit Document, in each case, arising out of or caused, directly or indirectly, by circumstances beyond its control, including without limitation, any act or provision of any present or future law or regulation or governmental authority; acts of God; earthquakes; fires; floods; wars; terrorism; civil or military disturbances; sabotage; epidemics; pandemics; riots; interruptions, loss or malfunctions of utilities, computer (hardware or software) or communications service; accidents; labor disputes; acts of civil or military authority or governmental actions; or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility.

(g)            For the avoidance of doubt, and without limiting the other protections set forth in this Article VIII, with respect to any determination, designation, or judgment to be made by any Agent herein or in the other Credit Documents, such Agent shall be entitled to request that the Required DIP Creditors (or such other number or percentage of the DIP Creditors as shall be necessary, or as such Agent shall believe in good faith shall be necessary) make or confirm such determination, designation, or judgment.

Section 8.04     Reliance by Agents.

(a)            Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document, facsimile or other writing (including any electronic message, Internet or intranet website posting or other distribution) reasonably believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person or by acting upon any representation or warranty made or demand to be made hereunder or under any other Credit Document. Each Agent may also rely upon any statement made to it orally or by telephone and reasonably believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan or the purchase of a Note that by its terms must be fulfilled to the satisfaction of a DIP Creditor, each Agent may presume that such condition is satisfactory to such DIP Creditor unless such Agent shall have received notice to the contrary from such DIP Creditor prior to the making of such Loan or the purchase of such Note. Each Agent may consult with legal counsel (who may be counsel for the Credit Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

(b)            Each Co-Administrative Agent may deem and treat the DIP Creditors specified in the DIP Term Loan Creditor Register, Participant Register, SPV Register and/or DIP Notes Creditor Register, as applicable, with respect to any amount owing hereunder as the owner thereof for all purposes unless such amount shall have assigned in accordance with Section 9.04 (and, with respect to Notes, Section 10.02).

(c)            Each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Credit Document unless it shall first receive such direction, advice or concurrence of the Required DIP Creditors (or such other number or percentage of the DIP Creditors as shall be necessary, or as such Agent shall believe in good faith shall be necessary) and such certifications as it deems appropriate, provided that such Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may (i) expose such Agent to liability or that is contrary to any Credit Document or applicable Law or (ii) be in violation of the automatic stay under any requirement of law relating to bankruptcy, insolvency, reorganization, or relief of debtors; provided, further, that if such Agent so requests, it shall first be indemnified to its satisfaction (including reasonable advances as may be requested by such Agent) by the DIP Creditors against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such directed action; provided, further, that such Agent may seek clarification or further direction prior to taking any such directed action and may refrain from acting until such clarification or further direction has been provided. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Credit Documents in accordance with a request of the Required DIP Creditors (or such other number or percentage of the DIP Creditors as shall be necessary, or as such Agent shall believe in good faith shall be necessary), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the DIP Creditors and all future holders of the Loans and/or Notes. Each Agent may also consult with and rely upon advice and statements of the Required DIP Creditors (or such other number or percentage of the DIP Creditors as shall be necessary, or as such Agent shall believe in good faith to be necessary).

Section 8.05     Delegation of Duties. Each Agent may, in its discretion, perform any and all of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through their respective Related Parties (including its affiliates, agents, sub-agents, designees, employees or attorneys-in-fact), and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. All provisions of this Article VIII and Article IX (including Section 9.5) and all other rights, privileges, protections, immunities, and indemnities granted to each Agent hereunder and under the other Credit Documents shall apply to its Related Parties (including agents, sub-agents, designees, employees or attorneys-in-fact). No Agent shall be responsible for the negligence, fraud or misconduct of any agents, sub-agents, designees, or attorneys-in-fact selected by it with reasonable care. For the avoidance of doubt, the exculpatory and indemnification provisions of the preceding and succeeding paragraphs shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the DIP Facility as well as activities as Agent.

Section 8.06     Successor Agents.

(a)            Each Agent may resign at any time by providing written notice to the other Agents, DIP Creditors and the Company and the Required DIP Creditors may, at any time, by providing written notice to the Company and the Agents, replace any Agent. Upon any such resignation or replacement, the Required DIP Creditors shall have the right, in consultation with the Company, to appoint a successor which shall be any financial institution. If no successor shall have been so appointed by the Required DIP Creditors and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation or the Required DIP Creditors have given notice of the replacement of such Agent, then the retiring or replaced Agent may, on behalf of the DIP Creditors, appoint a successor Agent which. If no successor Agent has been appointed pursuant to the immediately preceding sentence by the 30th day after the date such notice of resignation was given by such Agent or notice of replacement was given by the Required DIP Creditors, such Agent’s resignation or replacement, as applicable, shall nonetheless become effective and such Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents (except that in the case of any collateral security held by the Collateral Agent on behalf of Secured Parties under any of the Credit Documents, the retiring or replaced Collateral Agent shall continue to hold such collateral security as nominee until such time as a successor Collateral Agent is appointed) and the DIP Creditors shall thereafter perform all the duties of such Agent hereunder and/or under any other Credit Document until such time, if any, as the Required DIP Creditors appoint a successor Administrative Agent and/or Collateral Agent, as the case may be. Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring or replaced Agent, and the retiring or replaced Agent shall be discharged from its duties and obligations hereunder (if not already discharged therefrom as provided above).

(b)            Upon the acceptance of a successor’s appointment as Agent hereunder, and upon the execution and filing or recording of such amendments to the applicable Credit Documents, financing statements, or amendments thereto, and such amendments or supplements to the Mortgages and such other instruments or notices, as may be necessary or desirable, or as the Required DIP Creditors may request, in order to (i) reflect any such new Agent’s role and (ii) in the case of a successor Collateral Agent, continue the perfection of the Liens granted or purported to be granted by the Security Documents, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired or replaced) Agent, and the retiring (or retired or replaced) Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents (if not already discharged therefrom as provided above in this Article VIII). The Credit Parties shall promptly execute all documents and instruments necessary to convey all rights and interests of the retiring or replaced Agent under this Agreement, the Credit Documents and all related documents and instruments to any successor Agent. The fees payable by the Company to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After an Agent’s resignation or replacement hereunder, the provisions of this Article VIII and Article IX (including Section 9.5) and all other rights, privileges, protections, immunities, and indemnities granted to such Agent hereunder and under the other Credit Documents shall continue in effect for the benefit of such retiring or replaced Agent, its sub-agents and their respective Related Parties shall inure to its benefit as to any actions taken or omitted to be taken by it (i) while it was Agent under this Agreement and the other Credit Documents and (ii) with respect to the transition to its successor Agent.

(c)            Any corporation or association into which Acquiom or Seaport, as applicable, may be converted or merged, or with which it may be consolidated, or to which it may sell or transfer all or substantially all of its corporate trust business and assets as a whole or substantially as a whole, or any corporation or association resulting from any such conversion, sale, merger, consolidation or transfer to which Acquiom or Seaport, as applicable, is a party, will be and become a successor to Acquiom or Seaport, as applicable, as a Co-Administrative Agent and/or the Collateral Agent, as applicable, hereunder and the other Credit Documents and will have and succeed to the rights, privileges, protections, immunities, and indemnities of the applicable Agent(s), upon five (5) Business Days’ written notice to the Company, but without the execution or filing of any other instrument or paper or the performance of any further act.

Section 8.07     Non-Reliance on Agents and Other DIP Creditors. Each DIP Creditor expressly acknowledges that neither the Agents nor any of their officers, directors, employees, agent, attorneys-in-fact or Related Parties has made any representation or warranty to it and that no act by any Agent or any such Person hereinafter taken, including any review of the affairs of any Credit Party, shall be deemed to constitute any representation or warranty by any of the Agents to any DIP Creditor. Each DIP Creditor also expressly represents and warrants that it has, independently and without reliance upon the Agents or any other DIP Creditor or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, prospects, operations, properties, financial and other condition and creditworthiness of the Credit Parties and made its own decision to enter into this Agreement and extend credit to the Credit Parties hereunder. Each DIP Creditor acknowledges that it will, independently and without reliance upon the Agents or any other DIP Creditor or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own credit analysis, appraisals and decisions in taking or not taking action hereunder and under the other Credit Documents and to make such investigation as it deems necessary to inform itself as to the business, prospects, operations, properties, financial and other condition and creditworthiness of the Credit Parties. Each DIP Creditor agrees that it will not assert any claim against any Agent based on an alleged breach of fiduciary duty by such Agent in connection with this Agreement, the other Credit Documents, or the transactions contemplated hereunder and thereunder. Except for notices, reports, and other documents expressly required to be furnished to the DIP Creditors by the Co-Administrative Agents hereunder, no Agent shall have any duty or responsibility to provide any DIP Creditor with any credit or other information concerning the business, assets, operations, properties, financial condition, prospects or creditworthiness of any Credit Party that may come into the possession of such Agent or any of its Related Parties.

Section 8.08     Indemnification.

(a)            To the extent that the Company fails to pay any amount required to be paid by it to the Co-Administrative Agents, the Collateral Agent or any other Protected Person under Section 9.05(a) or (b), each DIP Creditor severally agrees to indemnify each Agent and each of their Related Parties in their capacity as such (to the extent not reimbursed by the Credit Parties and without limiting the obligation of the Credit Parties to do so), ratably according to the amount of Loans, Notes and/or Commitments they hold on the date on which indemnification is sought (or, if indemnification is sought after the date upon which the applicable Loans, Notes and/or Commitments shall have been paid in full, ratably in accordance with the amount of such Loans, Notes and/or Commitments they held in effect immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (including at any time following the payment of the Loans and the Notes) be imposed on, incurred by or asserted against an Agent in any way relating to or arising out of the applicable Term Loans, Notes and/or Commitments, this Agreement, any of the other Credit Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by any Agent under or in connection with any of the foregoing; provided that no DIP Creditor shall be liable to an Agent for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction; provided, further, that no action taken by any Agent in accordance with the written direction of the Required DIP Creditors (or such other number or percentage of the DIP Creditors as shall be required by the Credit Documents) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 8.08. In the case of any investigation, litigation or proceeding giving rise to any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time occur (including at any time following the payment of the Loans and the Notes), this Section 8.08 applies whether any such investigation, litigation or proceeding is brought by any DIP Creditor or any other Person. Without limitation of the foregoing, each DIP Creditor shall reimburse each Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including attorneys’ fees) incurred by such Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice rendered in respect of rights or responsibilities under, this Agreement, any other Credit Document, or any document contemplated by or referred to herein, to the extent that such Agent is not reimbursed for such expenses by or on behalf of the Company or the other Credit Parties; provided that such reimbursement by the DIP Creditors shall not affect the Company’s or the other Credit Parties’ continuing reimbursement obligations with respect thereto. If any indemnity furnished to any Agent for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, in no event shall this sentence require any DIP Creditor to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such DIP Creditor’s pro rata portion thereof; and provided, further, this sentence shall not be deemed to require any DIP Creditor to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement resulting from such Agent’s gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction; provided, further, that no action taken by any Agent in accordance with the written direction of the Required DIP Creditors (or such other number or percentage of the DIP Creditors as shall be required by the Credit Documents) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 8.08. The indemnity provided to each Agent under this Section 8.08 shall also apply to such Agent’s respective Affiliates, directors, officers, members, controlling persons, employees, trustees, investment advisors, sub agents, representatives, counsel and other advisors and agents and successors.

(b)            The provisions of this Section 8.08 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Term Loans or of any of the Notes, the expiration or termination of the Commitments, the invalidity or unenforceability of any term or provision of this Agreement or any other Credit Document, or any investigation made by or on behalf of the Co-Administrative Agents, the Collateral Agent, or any DIP Creditor. All amounts due under this Section 8.08 shall be payable on demand therefor.

(c)            In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to the Company or any of its Subsidiaries, each Agent (irrespective of whether the principal of any Loan or Note shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether such Agent shall have made any demand on the Credit Parties) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise (a) file a verified statement pursuant to rule 2019 of the Federal Rules of Bankruptcy Procedure that, in its sole opinion, complies with such rule’s disclosure requirements for entities representing more than one creditor; (b) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Notes and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the DIP Creditors, and the Agents (including any claim for the reasonable compensation, expenses, disbursements and advances of the DIP Creditors and the Agents and their respective agents and counsel and all other amounts due the DIP Creditors and Agents under Section 9.05) allowed in such judicial proceeding and (c) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same and, in either case, any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each DIP Creditor and each other Secured Party to make such payments to such Agent and, in the event that such Agent shall consent to the making of such payments directly to the DIP Creditors, to pay to such Agent any amount due for the reasonable compensation, expenses, disbursements and advances of such Agent and its agents and counsel, and any other amounts due such Agent under Section 9.05.

Section 8.09     Agents under Security Documents and Guarantee.

(a)            The Secured Parties irrevocably authorize the Collateral Agent, with the prior written consent of the Required DIP Creditors or such other number or percentage of DIP Creditors as shall be necessary pursuant to Section 9.08(b), (i) to release any Lien on any property granted to or held by the Collateral Agent under any Credit Document (x) upon termination of all Commitments and payment in full of all Obligations (other than contingent reimbursement and indemnification obligations to the extent no unsatisfied claim with respect thereto has been asserted), (y) that is (i) owned by, or is an Equity Interest in, a Restricted Subsidiary that (A) [reserved] or (B) ceases to be a Subsidiary as a result of a transaction permitted hereunder in accordance with the terms hereof (provided that, the release of any Lien pursuant to this subclause (B) on the property of or Equity Interests in any Person that was a Restricted Subsidiary on the Closing Date shall only be permitted if at the time such Person ceases to be a Subsidiary, (1) no Default or Event of Default has occurred and is continuing or would otherwise result therefrom, (2) both immediately before and after the time on which the definitive documentation for the transaction pursuant to which such Person shall cease to be a Subsidiary was entered and giving pro forma effect thereto, no Default or Event of Default shall have occurred and be continuing or result therefrom and (3) after giving pro forma effect to such release and the consummation of the transaction that causes such Person to cease to be a Subsidiary, the Company is deemed to have made a new Investment in such Person (which such Person shall, for purposes of determining the permissibility of such Investment, be deemed not to be a Credit Party) in an amount equal to the portion of the fair market value of the net assets of such Person attributable to the Company’s or any other Credit Party’s equity interest therein and such Investment is permitted pursuant to Section 6.04) or (ii) sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted under the Credit Documents, in each case to a Person that is not an Affiliate of the Company (other than sales to Affiliates as a result of a transaction permitted hereunder in accordance with the terms hereof), or (z) subject to Section 9.08, if approved, authorized or ratified in writing by the Required DIP Creditors or all DIP Creditors (as applicable); (ii) to subordinate any Lien on any property granted to or held by the Collateral Agent under any Credit Document to the holder of any Lien on such property that is permitted by Section 6.02(i); and (iii) release any Guarantor from its obligations under the Guarantee and Collateral Agreement or any other Security Documents if such Person ceases to be a Guarantor as a result of a transaction permitted hereunder (including the sale or other disposition of the Equity Interests of any Person or if such Guarantor ceases to be a Subsidiary pursuant to a transaction permitted hereunder in accordance with the terms hereof); provided that, such release pursuant to this clause (iii) of any Person that was a Guarantor on the Closing Date as a result of such Person ceasing to be a Subsidiary shall only be permitted if at the time such Person ceases to be a Subsidiary, (1) no Default or Event of Default has occurred and is continuing or would otherwise result therefrom, (2) both immediately before and after the time on which the definitive documentation for the transaction pursuant to which such Person shall cease to be a Subsidiary was entered and giving pro forma effect thereto, no Default or Event of Default shall have occurred and be continuing or result therefrom and (3) after giving pro forma effect to such release and the consummation of the transaction that causes such Person to cease to be a Subsidiary, the Company is deemed to have made a new Investment in such Person for purposes of Section 6.04 in an amount equal to the portion of the fair market value of the net assets of such Person attributable to the Company’s or any other Credit Party’s equity interest therein and such Investment is permitted pursuant to Section 6.04. Upon request by the Collateral Agent at any time, the Required DIP Creditors or such DIP Creditors required to authorize or approve the releases and subordination described herein will confirm in writing the Collateral Agent’s authority to release or subordinate its interest in particular types or items of property pursuant to this paragraph or to release any Guarantor from the obligations under the Guarantee and Collateral Agreement or any other Security Document. The Collateral Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Collateral Agent’s Lien thereon, or any certificate prepared by the Company in connection therewith, nor shall the Collateral Agent be responsible or liable to the DIP Creditors for any failure to monitor or maintain any portion of the Collateral. In each case as specified in this Article VIII, the Collateral Agent will (and each DIP Creditor will), at the Credit Parties’ expense, execute and deliver to the applicable Credit Party such documents as such Credit Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Security Documents or to subordinate its interest therein, and/or to release such Credit Party from its obligations under the Guaranty, in each case in accordance with the terms of the Credit Documents, this Agreement and this Article VIII.

(b)            The Collateral Agent shall have its own independent right to demand payment of the amounts payable by the Credit Parties under this Section 8.09, irrespective of any discharge of the Company’s or other Credit Parties’ obligations to pay those amounts to the DIP Creditors resulting from failure by them to take appropriate steps in insolvency proceedings affecting the Company or other Credit Parties to preserve their entitlement to be paid those amounts.

Section 8.10     Right to Realize on Collateral and Enforce Guarantee. Anything contained in any of the Credit Documents to the contrary notwithstanding, the Company, the Co-Administrative Agents, the Collateral Agent and each Secured Party hereby agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guarantee and Collateral Agreement or to take any other enforcement action hereunder or under any other Credit Document, it being understood and agreed that all powers, rights and remedies hereunder and under any of the Credit Documents may be exercised solely by the Co-Administrative Agents or the Collateral Agent, as applicable, for the benefit of the Secured Parties in accordance with the terms hereof and thereof and all powers, rights and remedies under the Security Documents may be exercised solely by the Collateral Agent for the benefit of the Secured Parties in accordance with the terms thereof, and (ii) in the event of a foreclosure or similar enforcement action by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition (including, without limitation, pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code), the Collateral Agent (or any DIP Creditor, except with respect to a “credit bid” pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code) may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Collateral Agent, as agent for and representative of the Secured Parties (but not any DIP Creditor or DIP Creditors in its or their respective individual capacities) shall be entitled, upon instructions from the Required DIP Creditors, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale or disposition, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Agent at such sale or other disposition.

Section 8.11     Withholding Tax. To the extent required by any applicable Law, any Agent may withhold from any payment to any DIP Creditor an amount equivalent to any applicable withholding Tax. If any payment has been made to any DIP Creditor by any Agent without the applicable withholding Tax being withheld from such payment and the any Agent has paid over the applicable withholding Tax to the IRS or any other Governmental Authority, or the IRS or any other Governmental Authority asserts a claim that the Co-Administrative Agents or any Agent did not properly withhold Tax from amounts paid to or for the account of any DIP Creditor because the appropriate form was not delivered or was not properly executed or because such DIP Creditor failed to notify the Co-Administrative Agents of a change in circumstance which rendered the exemption from, or reduction of, withholding Tax ineffective or for any other reason, such DIP Creditor shall indemnify the applicable Agents fully for all amounts paid, directly or indirectly, by such Agents as Tax, or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred, whether or not such Tax was correctly or legally imposed or asserted by the IRS or such other Governmental Authority. Each DIP Creditor hereby authorizes each Agent to set off and apply any and all amounts at any time owing to such DIP Creditor under this Agreement or any other DIP Loan Document against any amount due such Agent under this Article VIII.

Section 8.12     Agents in Their Individual Capacities. Each Person serving as a Co-Administrative Agent and/or the Collateral Agent in its individual capacity hereunder shall have the same rights and powers in its capacity as a DIP Creditor as any other DIP Creditor and may exercise the same as though it were not an Agent, and the term “DIP Creditor” or “DIP Creditors” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as an Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, make investments in, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with the Company or any Subsidiary or other Affiliate thereof (subject to securities law and other requirements of law) as if it were not an Agent hereunder and without any duty to account therefor to the DIP Creditors.

Section 8.13     Survival. The agreements in this Article VIII shall survive the resignation, removal or replacement of the Agents, any assignment of rights by, or the replacement of, a DIP Creditor, the repayment, satisfaction or discharge of any or all Obligations under this or any other Credit Document, and the termination of this Agreement or any other Credit Document.

Article IX

Miscellaneous

Section 9.01     Notices; Electronic Communications. Except in the case of notices and other communications expressly permitted to be given by telephone (and except for electronic communications provided below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, as follows:

(a)            if to the Company at 7272 Wisconsin Avenue, Suite 1800, Bethesda, Maryland 20814, Attention: Glenn Nunziata, Email: Glenn.Nunziata@envivabiomass.com, with a copy to Vinson & Elkins LLP, 1114 Avenue of the Americas, New York, New York 10036, Attention: Tzvi Werzberger, David Meyer and Jessica Peet, Email: twerzberger@velaw.com; dmeyer@velaw.com; jpeet@velaw.com;

(b)            if to Acquiom or Collateral Agent, to Acquiom Agency Services LLC, 950 17th Street, Suite 1400, Denver, Colorado 80202, Attention: Lisa Schutz, Email: lschutz@srsacquiom.com, with a copy (which shall not constitute notice) to McDermott Will & Emery LLP, One Vanderbilt Avenue, New York, NY 10017, Attention: Jonathan Levine and Samantha Koplik, Email: jlevine@mwe.com; skoplik@mwe.com;

(c)            if to Seaport, to Seaport Loan Products LLC, 360 Madison Ave., 22nd Floor, New York, NY 10017, Attention: Jonathan Silverman, General Counsel and Paul St. Mauro, Managing Director, Email: JSilverman@seaportglobal.com; PStMauro@seaportglobal.com, with a copy (which shall not constitute notice) to McDermott Will & Emery LLP, One Vanderbilt Avenue, New York, NY 10017, Attention: Jonathan Levine and Samantha Koplik, Email: jlevine@mwe.com; skoplik@mwe.com;

(d)            if to the DIP Fronting Creditor, to Barclays Bank PLC, 745 Seventh Avenue, New York, New York 10019, Attention: Erik Jerrard and Justin Wright, , Email: erik.jerrard@barclays.com and justin.wright@barclays.com, with a copy to Dentons US LLP , 1221 Avenue of the Americas, New York, NY 10020, Attention: Andrew J. Callahan and Robert Scheininger, Email: andrew.callahan@dentons.com and robert.scheininger@dentons.com; and

(e)            if to a DIP Creditor, to it at its address (or fax number) set forth in the administrative questionnaire delivered to the Co-Administrative Agents or in the Assignment and Acceptance or the Affiliated DIP Creditor Assignment and Acceptance, as applicable, pursuant to which such DIP Creditor shall have become a party hereto.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications, to the extent provided in the immediately following paragraph, shall be effective as provided in said paragraph.

Notices and other communications to the DIP Creditors hereunder may be delivered or furnished by electronic communication (including email and Internet or intranet websites) pursuant to procedures approved by the Co-Administrative Agents; provided that the foregoing shall not apply to notices to any DIP Creditor pursuant to Article II if such DIP Creditor has notified the Co-Administrative Agents that it is incapable of receiving notices under such Article II by electronic communication. The Co-Administrative Agents or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Co-Administrative Agents otherwise prescribes, (i) notices and other communications sent to an email address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its email address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient. Each DIP Creditor agrees to notify the Co-Administrative Agents in writing (including by electronic communication) from time to time of such DIP Creditor’s email address to which the foregoing notices may be sent by electronic transmission and that the foregoing notice may be sent to such email address.

Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the Co-Administrative Agents and the Company.

The Company agrees that the Co-Administrative Agents and the Collateral Agent may, but shall not be obligated to, make the Communications available to the DIP Creditors by posting the Communications on Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”). The Platform is provided “as is” and “as available.” The Co-Administrative Agents and the Collateral Agent and their respective Related Parties do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by the Co-Administrative Agents or the Collateral Agent or any of their respective Related Parties in connection with the Communications or the Platform. In no event shall the Co-Administrative Agents or the Collateral Agent or any of their respective Related Parties have any liability to the Company or any Subsidiary, any DIP Creditor or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Company’s, any Subsidiary’s or the Co-Administrative Agents’s or the Collateral Agent’s transmission of communications through the Platform, other than as a result of the gross negligence or willful misconduct of the Co-Administrative Agents or the Collateral Agent as determined by a court of competent jurisdiction in a final and non-appealable judgment. “Communications” means, collectively, any notice, demand, communication, information, document or other material that the Company or any Subsidiary provides to the Co-Administrative Agents or the Collateral Agent pursuant to any Credit Document or the transactions contemplated therein which is distributed to the Co-Administrative Agents or the Collateral Agent or to any DIP Creditor by means of electronic communications pursuant to this Section 9.01, including through the Platform.

The Company hereby acknowledges that (a) the Co-Administrative Agents will make available to the DIP Creditors materials and/or information provided by or on behalf of the Company hereunder (collectively, the “Company Materials”) by posting the Company Materials on the Platform and (b) certain of the DIP Creditors may be “public-side” DIP Creditors (i.e., DIP Creditors that do not wish to receive Material Non-Public Information with respect to the Company, any Subsidiary or any of their securities) (each, a “Public DIP Creditor”). The Company hereby agrees that (w) all Company Materials that are to be made available to Public DIP Creditors shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Company Materials “PUBLIC,” the Company shall be deemed to have authorized the Co-Administrative Agents, Collateral Agent, and DIP Creditors to treat such Company Materials as not containing any Material Non-Public Information with respect to the Company, any Subsidiary or any of their securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Company Materials constitute Information, they shall be treated as set forth in Section 9.16); (y) all Company Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor;” and (z) the Co-Administrative Agents and the Collateral Agent shall be entitled to treat the Company Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not marked as “Public Investor.” Notwithstanding the foregoing, the following Company Materials shall be marked “PUBLIC”, unless the Company notifies the Co-Administrative Agents promptly that any such document contains Material Non-Public Information: (1) the Credit Documents and (2) notification of changes in the terms of the Credit Documents.

The Co-Administrative Agents agree that the receipt of the Communications by the Co-Administrative Agents at their email addresses set forth above shall constitute effective delivery of the Communications to the Co-Administrative Agents for purposes of the Credit Documents. Each DIP Creditor agrees that receipt of notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such DIP Creditor for purposes of the Credit Documents. Each DIP Creditor agrees to notify the Co-Administrative Agents in writing (including by electronic communication) from time to time of such DIP Creditor’s email address to which the foregoing notice may be sent by electronic transmission and that the foregoing notice may be sent to such email address.

Nothing herein shall prejudice the right of the Co-Administrative Agents, the Collateral Agent, or any DIP Creditor to give any notice or other communication pursuant to any Credit Document in any other manner specified in such Credit Document.

Section 9.02     Survival of Agreement. All covenants, agreements, representations and warranties made by the Company herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Credit Document shall be considered to have been relied upon by the Agents, and the DIP Creditors and shall survive the making by the DIP Creditors of the Term Loans and the purchasing by the DIP Creditors of the Notes, regardless of any investigation made by the DIP Creditors or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any Note or any Fee or any other amount payable under this Agreement or any other Credit Document is outstanding and unpaid and so long as the Commitments have not been terminated. The provisions of Sections 2.14, 2.16, 2.20, 9.05 and Article VIII shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Term Loans or any of the Notes, the expiration of the Commitments, the invalidity or unenforceability of any term or provision of this Agreement or any other Credit Document, or any investigation made by or on behalf of the Co-Administrative Agents, the Collateral Agent, any DIP Creditor. Section 9.16 shall remain operative and in full force and effect until one year following the termination of this Agreement.

Section 9.03     Binding Effect. This Agreement shall become effective when it shall have been executed by the Company and the Co-Administrative Agents and when the Co-Administrative Agents shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto.

Section 9.04     Successors and Assigns.

(a)            The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (x) neither Company may delegate, assign or otherwise transfer any of its rights, duties or obligations hereunder without the prior written consent of each Agent, and each DIP Creditor and any such attempted transfer or assignment without such consent shall be null and void and (y) no DIP Creditor may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section 9.04, (ii) by way of participation in accordance with the provisions of paragraph (f) of this Section 9.04, or (iii) by way of pledge or assignment of a security interest subject to the provisions of paragraph (i) of this Section 9.04. Nothing in this Agreement or the other Credit Documents, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, the Protected Persons, Participants to the extent provided in paragraph (f) of this Section 9.04 and, to the extent expressly contemplated hereby, the Related Parties of each of the Co-Administrative Agents, the Collateral Agent, and the DIP Creditors) any legal or equitable right, remedy, obligation, liability or claim under or by reason of this Agreement or the other Credit Documents. For the avoidance of doubt, with respect to any assignments or other transfers of Notes, Section 10.02 shall supplement this Section 9.04 and, in the case of any conflict with any provision of this Section 9.04, supersede such provision.

(b)            Any DIP Creditor may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Term Loans and/or Notes outstanding at such time); provided that any such assignment shall be subject to the following conditions:

(i)            (A) in the case of an assignment of the entire remaining amount of the assigning DIP Creditor’s Commitment, and/or Term Loans, and/or Notes outstanding at such time (in each case with respect to any Class) or contemporaneous assignments to related Approved Funds that equal at least the amount specified in paragraph (b)(i)(B) of this Section 9.04 in the aggregate or in the case of an assignment to a DIP Creditor or an Affiliate of a DIP Creditor or an Approved Fund with respect to a DIP Creditor, and/or an assignment by the DIP Fronting Creditor, no minimum amount need be assigned and (B) in any case not described in paragraph (b)(i)(A) of this Section 9.04, the aggregate amount of the Commitment (which for this purpose includes Term Loans and Notes outstanding thereunder) or, if the applicable Commitment is not then in effect, the outstanding principal balance of the Loan and/or the Note of the assigning DIP Creditor subject to each such assignment, determined as of the date the Assignment and Acceptance (or Affiliated DIP Creditor Assignment and Acceptance) with respect to such assignment is delivered to the Co-Administrative Agents, shall not be less than $1,000,000 (which for the avoidance of doubt, may be comprised of any combination of Commitments, Term Loans and/or the Notes in a collective amount that is not less than $1,000,000) (or such lesser amounts if agreed between the Company and the Co-Administrative Agents) with respect to the Term Loan Commitments, the Term Loans, the Note Commitments and the Notes;

(ii)            except in the case of an assignment (A) to a DIP Creditor, an Affiliate of a DIP Creditor or an Approved Fund or (B) in connection with the Syndication, the prior written consent of each of the Co-Administrative Agents (such consent not to be unreasonably withheld or delayed) and, so long as no Default or Event of Default has occurred and is continuing, the Company shall have consented to such assignment (which consent shall not be unreasonably withheld or delayed, and provided that the Company shall be deemed to have consented to any such assignment unless the Company shall object thereto by written notice to the Co-Administrative Agents within ten (10) Business Days after having received notice thereof);

(iii)            each partial assignment shall be made as an assignment of a proportionate part of all the assigning DIP Creditor’s rights and obligations under this Agreement with respect to the Commitment, Term Loans and/or Notes assigned;

(iv)            [reserved];

(v)            the parties to each assignment shall either (A) execute and deliver to the Co-Administrative Agents an Assignment and Acceptance or an Affiliated DIP Creditor Assignment and Acceptance, as applicable, via an electronic settlement system acceptable to the Co-Administrative Agents or (B) if previously agreed with the Co-Administrative Agents, manually execute and deliver to the Co-Administrative Agents an Assignment and Acceptance or an Affiliated DIP Creditor Assignment and Acceptance, as applicable, in the case of clauses (A) and (B), together with a processing and recordation fee of $3,500; provided that (1) no such fee shall be payable in the event of an assignment by a DIP Creditor to an Affiliate or Approved Fund of such DIP Creditor or an assignment by the DIP Fronting Creditor to other DIP Term Loan Creditors in its capacity as DIP Fronting Creditor or to effectuate the Syndication and (2) only one such fee shall be payable in the event of related assignments to or from a DIP Creditor and one or more of such DIP Creditor’s Affiliates or Approved Funds. The assignee, if it is not a DIP Creditor, shall deliver to the Co-Administrative Agents an administrative questionnaire (in which the assignee shall designate one or more credit contacts to whom all syndicate-level information (which may contain Material Non-Public Information about the Company, any Subsidiary or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws) and all applicable Tax forms;

(vi)            no such assignment shall be made (A) to the Company or any of the Company’s Affiliates or Subsidiaries (other than an assignment to an Affiliated DIP Creditor pursuant to paragraph (k) of this Section 9.04) or (B) to any Defaulting DIP Creditor or any of its Subsidiaries, or to any Person who, upon becoming a DIP Creditor hereunder, would constitute any of the foregoing Persons described in this clause (B);

(vii)            no such assignment shall be made to a natural Person; and

(viii)            in connection with any assignment of rights and obligations of any Defaulting DIP Creditor hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Co-Administrative Agents in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or sub-participations, or other compensating actions, including funding, with the consent of the Company and the Co-Administrative Agents, the applicable pro rata share of Term Loans and/or Notes previously requested but not funded and/or purchased, as applicable, by the Defaulting DIP Creditor, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities (and accrued interest thereon) then owed by such Defaulting DIP Creditor to the Co-Administrative Agents, each other DIP Creditor hereunder and the Company and (y) acquire (and fund and/or purchase, as applicable) its full pro rata share of all Term Loans and/or Notes. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting DIP Creditor hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting DIP Creditor for all purposes of this Agreement until such compliance occurs; provided that any such transfer or exchange must be made in compliance with the federal securities laws of the United States, including the Securities Act or other applicable law.

Subject to acceptance and recording thereof by the Co-Administrative Agents pursuant to paragraph (e) of this Section 9.04, from and after the effective date specified in each Assignment and Acceptance or an Affiliated DIP Creditor Assignment and Acceptance, as applicable, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance or an Affiliated DIP Creditor Assignment and Acceptance, as applicable, have the rights and obligations of a DIP Creditor under this Agreement, and the assigning DIP Creditor thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance or an Affiliated DIP Creditor Assignment and Acceptance, as applicable, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance or an Affiliated DIP Creditor Assignment and Acceptance, as applicable, covering all of the assigning DIP Creditor’s rights and obligations under this Agreement, such DIP Creditor shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.14, 2.16, 2.20, and 9.05 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a DIP Creditor of rights or obligations under this Agreement that does not comply with this paragraph (b) of this Section 9.04 shall be treated for purposes of this Agreement as a sale by such DIP Creditor of a participation in such rights and obligations in accordance with paragraph (f) of this Section 9.04.

(c)            By executing and delivering an Assignment and Acceptance the assigning DIP Creditor thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) such assigning DIP Creditor warrants that it is the legal and Beneficial Owner of the interest being assigned thereby free and clear of any adverse claim and that its relevant Commitment, and the outstanding balances of its relevant Term Loans and/or Notes, in each case without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Acceptance or Affiliated DIP Creditor Assignment and Acceptance, as applicable, (ii) except as set forth in clause (i) above and clause (viii) below, such assigning DIP Creditor makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Credit Document or any other instrument or document furnished pursuant hereto, or the financial condition of the Company or any Subsidiary or the performance or observance by the Company or any Subsidiary of any of its obligations under this Agreement, any other Credit Document or any other instrument or document furnished pursuant hereto; (iii) such assignee represents and warrants that it is an Eligible Assignee legally authorized to enter into such Assignment and Acceptance or Affiliated DIP Creditor Assignment and Acceptance, as applicable; (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements referred to in Section 3.05(a) or delivered pursuant to Section 5.04 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance or Affiliated DIP Creditor Assignment and Acceptance, as applicable; (v) such assignee will independently and without reliance upon the Co-Administrative Agents, the Collateral Agent, such assigning DIP Creditor or any other DIP Creditor and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) such assignee appoints and authorizes the Co-Administrative Agents and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Co-Administrative Agents and the Collateral Agent, respectively, by the terms hereof, together with such powers as are reasonably incidental thereto; (vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a DIP Creditor; and (viii) solely in the case of an assignment of Notes, such assigning DIP Creditor shall certify that such Assignment and Acceptance has been effected in accordance with the terms and conditions of the Notes and in compliance with the federal securities laws of the United States, including the Securities Act or other applicable law.

(d)            The Co-Administrative Agents, acting solely for this purpose as a non-fiduciary agent of the Company (such agency being solely for tax purposes), shall maintain at one of their offices a copy of each Assignment and Acceptance and each Affiliated DIP Creditor Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the DIP Creditors, and the Commitment of, and principal amount (and stated interest) of the Term Loans owing to, each DIP Creditor pursuant to the terms hereof from time to time (the “DIP Term Loan Creditor Register”). The entries in the DIP Term Loan Creditor Register shall be conclusive absent manifest error, and the Company, the Co-Administrative Agents, the Collateral Agent and the DIP Creditors shall treat each Person whose name is recorded in the DIP Term Loan Creditor Register pursuant to the terms hereof as a DIP Creditor hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The DIP Term Loan Creditor Register shall be available for inspection by the Company, the Collateral Agent and any DIP Creditor (solely with respect to any entry related to such DIP Creditor’s Term Loans and Commitments, and only at the office of the Co-Administrative Agents), at any reasonable time and from time to time upon reasonable prior notice.

(e)            Upon their receipt of, and consent to, a duly completed Assignment and Acceptance or Affiliated DIP Creditor Assignment and Acceptance, as applicable, executed by an assigning DIP Creditor and an assignee, an administrative questionnaire completed in respect of the assignee (unless the assignee shall already be a DIP Creditor hereunder), the processing and recordation fee referred to in paragraph (b) above, if applicable, and, if required, the Company, the Co-Administrative Agents shall (i) accept such Assignment and Acceptance or Affiliated DIP Creditor Assignment and Acceptance, as applicable, and (ii) record the information contained therein in the DIP Term Loan Creditor Register. No assignment shall be effective unless it has been recorded in the DIP Term Loan Creditor Register as provided in this paragraph (e).

(f)            Any DIP Term Loan Creditor may at any time, without the consent of, or notice to, the Company, any other DIP Creditor, the Collateral Agent or the Co-Administrative Agents, sell participations to any Person (other than a natural Person or the Company or an Affiliate or Subsidiary) (each, a “Participant”) in all or a portion of such DIP Creditor’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and the Term Loans owing to it, but expressly excluding any Notes or Note Commitments); provided that (i) such DIP Term Loan Creditor’s obligations under this Agreement shall remain unchanged, (ii) such DIP Term Loan Creditor shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Company, the Co-Administrative Agents, and the DIP Creditors shall continue to deal solely and directly with such DIP Term Loan Creditor in connection with such DIP Creditor’s rights and obligations under this Agreement. For the avoidance of doubt, each DIP Term Loan Creditor shall be responsible for the indemnity under Section 9.05(c) regardless of the sale by it of any participations. Any agreement or instrument pursuant to which a DIP Term Loan Creditor sells such a participation shall provide that such DIP Term Loan Creditor shall retain the sole right to enforce the obligations of the Company relating to the Term Loans and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such DIP Term Loan Creditor will not, without the consent of the Participant, agree to any amendment, modification or waiver decreasing any fees payable to such Participant or the amount of principal of or the rate at which interest is payable on the Term Loans in which such Participant has an interest, extending any scheduled principal payment date or date fixed for the payment of interest or fees on the Term Loans or Commitments in which such Participant has an interest, increasing or extending the Commitments in which such Participant has an interest or releasing all or substantially all of the Collateral or any Guarantor (other than in connection with the disposition of such Guarantor in a transaction permitted by Section 6.05). The Company agrees that each Participant shall be entitled to the benefits of Sections 2.14, 2.16 and 2.20 (subject to the requirements and limitations set forth therein, including the requirements under Section 2.20(e) (it being understood that the documentation under Section 2.20(e) shall be delivered to the participating DIP Creditor)) to the same extent as if it were a DIP Creditor and had acquired its interest by assignment pursuant to paragraph (b) of this Section 9.04; provided that such Participant (A) agrees to be subject to the provisions of Section 2.21 as if it were an assignee under paragraph (b) of this Section 9.04 and (B) shall not be entitled to receive any greater payment under Sections 2.14, 2.16 or 2.20, with respect to any participation, than its participating DIP Creditor would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation or unless the sale of the participation to such Participant is made with the Company’s prior written consent. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.06 as though it were a DIP Creditor; provided that such Participant agrees to be subject to Section 2.18 as though it were a DIP Creditor. Each DIP Term Loan Creditor that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Company (such agency being solely for tax purposes), maintain at one or more of its offices a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Term Loans or other rights or obligations under the Credit Documents (each such register, a “Participant Register”); provided that no DIP Creditor shall have any obligation to disclose all or any portion of any Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any Term Loans or other rights or obligations under any Credit Document) to any Person except to the extent that such disclosure is necessary to establish that such Loan or other right or obligation is in registered form under Section 5f.103-1(c) of the U.S. Treasury Regulations. The entries in a Participant Register shall be conclusive absent manifest error, and such DIP Term Loan Creditor shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(g)            Notwithstanding anything herein to the contrary, any Participant or sub-participant of a Participant that (i) [reserved], (ii) has purchased a participation or a sub-participation, as applicable, in a minimum amount of $5,000,000, (iii) has been designated as a “Voting Participant” (a “Voting Participant”) in a notice (a “Voting Participant Notice”) sent by the relevant DIP Term Loan Creditor or Voting Participant (including any existing Voting Participant) to the Co-Administrative Agents and the Company and (iv) receives, prior to becoming a Voting Participant, the written consent of the Co-Administrative Agents and the Company (each such consent to be required only to the extent and under the circumstances it would be required if such Voting Participant were to become a DIP Term Loan Creditor pursuant to an assignment in accordance with Section 9.04(b) and only if such Participant or sub-participant of a Participant is not an existing Voting Participant), shall be entitled to vote as if such Voting Participant were a DIP Term Loan Creditor on all matters subject to a vote by the DIP Term Loan Creditors and the voting rights of the selling DIP Term Loan Creditor or Voting Participant (including any existing Voting Participant) shall be correspondingly reduced, on a dollar-for-dollar basis; provided, however, that if such Voting Participant has at any time failed to fund any portion of its participation or sub-participation when required to do so, then until such time as all amounts of its participation or sub-participation required to have been funded have been funded, such Voting Participant shall not be entitled to exercise its voting rights pursuant to the terms of this Section 9.04(g), and the voting rights of the selling DIP Term Loan Creditor or Voting Participant shall not be correspondingly reduced by the amount of such Voting Participant’s participation or sub-participation (but shall be subject to the provisions applicable to Defaulting DIP Creditors). To be effective, each Voting Participant Notice must, with respect to each Voting Participant, (A) state the full name, as well as all contact information required to be included by a prospective DIP Term Loan Creditor in an Assignment and Acceptance and (B) state the Dollar amount of the participation purchased by such Voting Participant. Any selling DIP Term Loan Creditor (including any existing Voting Participant) and any selling or purchasing Voting Participant shall notify the Co-Administrative Agents and the Company within three (3) Business Days of any termination, reduction or increase of the amount of such participation or sub-participation. The Company and the Co-Administrative Agents shall be entitled to conclusively rely on information contained in Voting Participant Notices and all other notices delivered pursuant hereto. The voting rights of each Voting Participant are solely for the benefit of such Voting Participant and shall not inure to any assignee, participant or sub-participant of such Voting Participant.

(h)            Any DIP Creditor or participant may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.04 (and, with respect to Notes, Section 10.02), disclose to the assignee or participant or proposed assignee or participant any information relating to the Company or the Subsidiaries furnished to such DIP Creditor by or on behalf of the Company or the Subsidiaries; provided that, prior to any such disclosure of Information or other information designated by the Company as confidential, each such assignee or participant or proposed assignee or participant shall execute an agreement whereby such assignee or participant shall agree (subject to customary exceptions) to preserve the confidentiality of such confidential information on terms no less restrictive than those applicable to the DIP Creditors pursuant to Section 9.16.

(i)            Any DIP Creditor may at any time pledge or assign or grant a security interest in all or any portion of its rights under this Agreement to secure obligations of such DIP Creditor, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any other central bank having jurisdiction over such DIP Creditor; provided that no such pledge or assignment shall release such DIP Creditor from any of its obligations hereunder or substitute any such pledgee or assignee for such DIP Creditor as a party hereto.

(j)            Notwithstanding anything to the contrary contained herein, any DIP Creditor (a “Granting DIP Creditor”) may grant to a special purpose funding vehicle (an “SPV”) the option to provide to the Company all or any part of any Loan that such Granting DIP Creditor would otherwise be obligated to make to the Company pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPV to make any Loan and (ii) if an SPV elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting DIP Creditor shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPV hereunder shall utilize the Commitment of the Granting DIP Creditor to the same extent, and as if, such Loan were made by such Granting DIP Creditor. Each party hereto hereby agrees that no SPV shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting DIP Creditor). The Company agrees that each SPV shall be entitled to the benefits of Sections 2.14, 2.16, and 2.20 (subject to the requirements and limitations set forth therein, including the requirements under Section 2.20(e)) to the same extent as if it were a DIP Creditor and had acquired its interest by assignment pursuant to Section 9.04(b) (and, with respect to the Notes, Section 10.02); provided that such SPV (A) agrees to be subject to the provisions of Section 2.21 as if it were an assignee under Section 9.04(b) (and, with respect to the Notes, Section 10.02) and (B) shall not be entitled to receive any greater payment under Sections 2.14, 2.16, and 2.20 than its Granting DIP Creditor would have been entitled to receive, unless the grant of such option to the SPV is made with the Company’s prior written consent. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPV, it will not institute against, or join any other Person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under any Debtor Relief Law. In addition, notwithstanding anything to the contrary contained in this Section 9.04, any SPV may (i)  without notice to, or the prior written consent of, the Company or the Co-Administrative Agents and without paying any processing fee therefor, assign all or a portion of its interests in any Term Loans and/or any Notes to the Granting DIP Creditor or to any financial institutions (consented to by the Company and Co-Administrative Agents) providing liquidity and/or credit support to or for the account of such SPV to support the funding or maintenance of Term Loans and/or Notes and (ii) disclose on a confidential basis any non-public information relating to its Term Loans and/or Notes to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPV. Each Granting DIP Creditor shall, acting solely for this purpose as a non-fiduciary agent of the Company (such agency being solely for tax purposes), maintain at one or more of its offices a register on which it enters the name and address of each SPV and the principal amounts (and stated interest) of each SPV’s interest in the Term Loans and/or Notes or other rights or obligations under the Credit Documents (each such register, an “SPV Register”); provided that no Granting DIP Creditor shall have any obligation to disclose all or any portion of any SPV Register (including the identity of any SPV or any information relating to an SPV’s interest in any Term Loans and/or Notes or other rights or obligations under any Credit Document) to any Person except to the extent that such disclosure is necessary to establish that such Loan and/or Note or other right or obligation is in registered form under Section 5f.103-1(c) of the U.S. Treasury Regulations. The entries in an SPV Register shall be conclusive absent manifest error.

(k)            Notwithstanding the foregoing or anything to the contrary set forth herein, so long as no Default or Event of Default has occurred and is continuing, any DIP Creditor may, at any time, assign all or a portion of its Term Loans, Notes and Commitments under this Agreement to an Eligible Assignee who is or will become, after such assignment is completed, an Affiliated DIP Creditor, and any Eligible Assignee that is or will become, after such transaction is consummated, an Affiliated DIP Creditor may make Term Loans, or Commitments, purchase Notes or purchase outstanding Term Loans, Notes or Commitments under this Agreement subject to the following limitations:

(i)            Affiliated DIP Creditors will not receive information provided solely to DIP Creditors by the Co-Administrative Agents, the Collateral Agent or any DIP Creditor and will not be permitted to attend, receive notice of or participate in meetings, including any conference calls or meetings, attended solely by DIP Creditors, the Co-Administrative Agents or the Collateral Agent;

(ii)            the aggregate amount of Term Loans, Notes and Commitments (after giving effect to their purchase) purchased or held by Affiliated DIP Creditors may not exceed 20% of the then outstanding aggregate principal amount of the Term Loans, Notes and Commitments;

(iii)            no Affiliated DIP Creditor shall be required to make any representation that it is not in possession of any Material Non-Public Information with respect to the Company or their Subsidiaries or their respective securities that has not been disclosed to the Co-Administrative Agents and DIP Creditors that are not Public DIP Creditors that may be material to a DIP Creditor’s decision to participate in such purchase or assignment as long as such Affiliated DIP Creditor shall, prior to such assignment or purchase, identify itself as an Affiliated DIP Creditor;

(iv)            all assignments by and to Affiliated DIP Creditors shall be documented with an Affiliated DIP Creditor Assignment and Acceptance;

(v)            upon request by the Co-Administrative Agents in connection with any amendment or waiver pursuant to Section 9.08, the Company hereby agrees to deliver a schedule reflecting, to the best of its knowledge, all Affiliated DIP Creditors within three (3) Business Days after written request therefor;

(vi)            the Co-Administrative Agents shall have no obligation or liability to monitor or review any Affiliated DIP Creditor’s compliance with this Section 9.04(k) and each Affiliated DIP Creditor hereby agrees not to make or bring any claim, in its capacity as DIP Creditor, against the Co-Administrative Agents, any other Agent or any DIP Creditor with respect to the duties and obligations of such Persons under this Agreement and the other Credit Documents;

(vii)            notwithstanding anything in Section 9.08 or the definition of “Required DIP Creditors” to the contrary, for purposes of determining whether the Required DIP Creditors have (1) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Credit Document or any departure by any Credit Party therefrom, (2) otherwise acted on any matter related to any Credit Document, or (3) directed or required any Agent or any DIP Creditor to undertake any action (or refrain from taking any action) with respect to or under any Credit Document, all Affiliated DIP Creditors shall be deemed to have voted in the same proportion as non-Affiliated DIP Creditors voting on such matter for purposes of calculating whether the Required DIP Creditors have taken any actions; provided that (x) such Affiliated DIP Creditor shall be permitted to vote if such amendment, waiver or modification by its terms disproportionately adversely affects such Affiliated DIP Creditor in its capacity as a DIP Creditor as compared to the other DIP Creditors, (y) no amendment, modification or waiver shall deprive any Affiliated DIP Creditor of its share of any payments which the DIP Creditors are entitled to share on a pro rata basis; and (z) such Affiliated DIP Creditor shall be permitted to vote if such amendment, modification or waiver would increase its commitment, extend or postpone the final maturity of its Term Loans and/or Notes or scheduled date of amortization of its Term Loans, reduce the principal, interest or fees applicable to its Term Loans and/or Notes or release all or substantially all of the value of the Guarantees or release Liens on all or substantially all of the Collateral; and

(viii)            notwithstanding anything in this Agreement or the other Credit Documents to the contrary, each Affiliated DIP Creditor hereby agrees that, in connection with the Chapter 11 Cases and, if any other proceeding under any Debtor Relief Law shall be commenced by or against the Company or any other Credit Party at a time when such DIP Creditor is an Affiliated DIP Creditor, such Affiliated DIP Creditor irrevocably authorizes and empowers the Co-Administrative Agents to vote on behalf of such Affiliated DIP Creditor with respect to the Term Loans and/or Notes held by such Affiliated DIP Creditor in the same proportion as non-Affiliated DIP Creditors voting on such matter; provided that such Affiliated DIP Creditor shall be entitled to vote in accordance with its sole discretion (and not in accordance with the direction of the Co-Administrative Agents) in connection with any plan of reorganization to the extent any such plan of reorganization proposes to treat any Obligations held by such Affiliated DIP Creditor in a manner that is less favorable in any material respect to such Affiliated DIP Creditor than the proposed treatment of similar Obligations held by DIP Creditors that are not Affiliates of the Company.

Section 9.05     Expenses; Indemnity.

(a)            The Company agrees to pay (i) all reasonable documented out-of-pocket expenses incurred by the Co-Administrative Agents and the Collateral Agent in connection with the syndication of the DIP Facility and the preparation, negotiation, execution, enforcement (whether through negotiations, legal proceedings or otherwise), delivery and administration of this Agreement and the other Credit Documents or in connection with any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions hereby or thereby contemplated shall be consummated), (ii) [reserved] and (iii) all out-of-pocket expenses incurred by the Co-Administrative Agents, the Collateral Agent, the DIP Fronting Creditor or the Required DIP Creditors in connection with the enforcement or protection of its rights in connection with this Agreement and the other Credit Documents (including in connection with any post-closing obligations) or in connection with the Term Loans made and Notes issued hereunder, including the reasonable and documented out-of-pocket costs and expenses of Evercore Group L.L.C. and limited, in the case of legal fees and expenses, to the reasonable and documented fees and out-of-pocket expenses of (1) McDermott Will & Emery LLP, as counsel for the Co-Administrative Agents and the Collateral Agent (and, if necessary, one local counsel to the Co-Administrative Agents and the Collateral Agent in any relevant jurisdiction and, solely in the case of an actual or perceived conflict of interest, one additional firm of outside legal counsel to the Co-Administrative Agents and the Collateral Agent (collectively, with McDermott Will & Emery LLP, “Agents’ Counsel”)), (2) Dentons US LLP, as counsel to the DIP Fronting Creditor, (3) Davis Polk, as counsel to the Required DIP Creditors, (4) McGuireWoods LLP, as special counsel for the Required DIP Creditors, and (5) McCurdy Consulting Inc., as technical advisor to the Ad Hoc Group and any local, regulatory or other special counsel and any advisors or consultants engaged by or on behalf of the Ad Hoc Group in connection with the Restructuring; provided that any reasonable and documented out-of-pocket expenses incurred by any party hereto other than the Co-Administrative Agents, the Collateral Agent, the DIP Fronting Creditor, the Ad Hoc Group or the Required DIP Creditors shall be payable pursuant to this Section 9.05 only as and to the extent approved by the Required DIP Creditors; provided, further, that in no event shall any fees or expenses of any Affiliated DIP Creditor be payable pursuant to this Section 9.05.

(b)            The Company agrees to indemnify the Co-Administrative Agents, the Collateral Agent, each DIP Creditor (including, for the avoidance of doubt, the DIP Fronting Creditor) and each Related Party of any of the foregoing Persons (each such Person, an “Protected Person”) against, and to hold each Protected Person harmless from, any and all losses, claims, damages, liabilities, costs, Taxes and related expenses, including reasonable counsel fees, charges and disbursements (but limited, in the case of legal fees and expenses to the reasonable and documented fees and out-of-pocket expenses of (1) McDermott Will & Emery LLP, as counsel for the Co-Administrative Agents and the Collateral Agent (and, if necessary, one local counsel to the Co-Administrative Agents and the Collateral Agent in any relevant jurisdiction and, solely in the case of an actual or perceived conflict of interest, one additional firm of outside legal counsel to the Co-Administrative Agents and the Collateral Agent), (2) Dentons US LLP, as counsel to the DIP Fronting Creditor, (3) Davis Polk, as counsel to the Required DIP Creditors, (4) McGuireWoods LLP, as special counsel for the Required DIP Creditors, and (5) McCurdy Consulting Inc., as technical advisor to the Ad Hoc Group and any local, regulatory or other special counsel and any advisors or consultants engaged by or on behalf of the Ad Hoc Group in connection with the Restructuring, incurred by or asserted against any Protected Person arising out of, in any way connected with (including relating to the preparation, execution, performance or enforcement), or as a result of (i) the DIP Facility, the execution or delivery of this Agreement or any other Credit Document or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations hereunder or thereunder and, in their capacities hereunder or in connection with or related to this Agreement, the consummation of the Transactions and the other transactions contemplated thereby (including the syndication of the DIP Facility or any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of any Term Loans or Notes), (ii) the use of the proceeds or the proposed use of proceeds of the Term Loans or Notes, (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Protected Person is a party thereto (and regardless of whether such matter is initiated by a third party or by the Company, any other Credit Party or any of their respective Affiliates), (iv) any actual or alleged presence or Release of Hazardous Materials on any property currently or formerly owned, leased or operated by the Company or any of the Subsidiaries, or any Environmental Liability related in any way to the Company or any of the Subsidiaries or (v) otherwise in connection with the Chapter 11 Cases, the monitoring and administration thereof, the negotiation and implementation of an Acceptable Plan of Reorganization and any other matter, motion or order, bearing on the validity, priority and/or repayment of the Obligations in accordance with the terms hereof, including the reasonable, documented and invoiced fees, charges and disbursements of the Ad Hoc Group Advisors and Agents’ Counsel; provided that the indemnity under this Section 9.05(b) shall not, as to any Protected Person, be available (i) to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted primarily from the gross negligence or willful misconduct of such Protected Person or (ii) with respect to out-of-pocket expenses incurred by any DIP Creditor in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents or in connection with the Loans made hereunder (which matters shall be governed exclusively by Section 9.05(a)). This Section 9.05(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)            [reserved].

(d)            To the extent permitted by applicable Law, each party hereto agrees that it shall not assert, and hereby waives, any claim against any other party hereto or any Protected Person, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, in any way related to or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan, any Note, any act or omission or event occurring in connection therewith or the use of the proceeds thereof.

(e)            The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Term Loans or of any of the Notes, the expiration or termination of the Commitments, the invalidity or unenforceability of any term or provision of this Agreement or any other Credit Document, or any investigation made by or on behalf of the Co-Administrative Agents, the Collateral Agent, any DIP Creditor . All amounts due under this Section 9.05 shall be payable on written demand therefor.

Section 9.06     Right of Setoff. If an Event of Default shall have occurred and be continuing, each DIP Creditor, and each of their respective Affiliates who is owed Obligations is hereby authorized at any time and from time to time, except to the extent prohibited by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Person to or for the credit or the account of the Company or any other Credit Party against any of and all the obligations of the Company or any other Credit Party now or hereafter existing under this Agreement and other Credit Documents held by such DIP Creditor, irrespective of whether or not such DIP Creditor, such Affiliate shall have made any demand under this Agreement or any other Credit Document and although such obligations of the Company or such other Credit Party may be contingent or unmatured or are owed to a branch, office or Affiliate of such DIP Creditor different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting DIP Creditor shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Co-Administrative Agents for further application in accordance with the provisions of Section 2.22 and, pending such payment, shall be segregated by such Defaulting DIP Creditor from its other funds and deemed held in trust for the benefit of the Agents, and the DIP Creditors, and (y) the Defaulting DIP Creditor shall provide promptly to the Co-Administrative Agents a statement describing in reasonable detail the Obligations owing to such Defaulting DIP Creditor as to which it exercised such right of setoff. The rights of each DIP Creditor and their respective Affiliates under this Section 9.06 are in addition to other rights and remedies (including other rights of setoff) that such DIP Creditor or their respective Affiliates may have. Each DIP Creditor agrees to notify the Company and the Co-Administrative Agents promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 9.07     Applicable Law. THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT (EXCEPT, AS TO ANY OTHER CREDIT DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK AND, TO THE EXTENT APPLICABLE, THE BANKRUPTCY CODE, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK AND, TO THE EXTENT APPLICABLE, THE BANKRUPTCY CODE.

Section 9.08     Waivers; Amendments.

(a)            No failure or delay of the Co-Administrative Agents, the Collateral Agent, any DIP Creditor in exercising any power or right hereunder or under any other Credit Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Co-Administrative Agents, the Collateral Agent, and the DIP Creditors hereunder and under the other Credit Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Credit Document or consent to any departure by any Credit Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances.

(b)            Neither this Agreement, any other Credit Document (other than the Fee Letters) nor any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the applicable Credit Party or Credit Parties party thereto and the Required DIP Creditors or such other number or percentage of DIP Creditors as shall be necessary (or, as applicable, the Co-Administrative Agents or the Collateral Agent upon the written direction of the Required DIP Creditors or such other number or percentage of DIP Creditors as shall be necessary); provided that no such agreement shall (i) decrease the principal amount of, or extend the maturity of or any scheduled principal payment date or date for the payment or mandatory prepayment of any principal, interest or fees on any Loan or any Note, or forgive, waive or excuse any such payment or any part thereof, or decrease the rate of interest (other than the Default Rate) or fees on any Commitment, Loan or Note without the prior written consent of each DIP Creditor directly adversely affected thereby even if the effect of such waiver, amendment or modification would be to reduce the rate of interest on any Loan or Note or to reduce any fee payable hereunder, in each case, to the extent such interest or fee is not yet accrued, due and payable), (ii) increase or extend the Commitment or decrease the amount of or extend the date for payment of any Fees and Premiums or fees of any DIP Creditor without the prior written consent of such DIP Creditor, (iii) amend or modify the pro rata requirements of Section 2.17 and/or Section 2.13(f), the provisions of Section 7.2 of the Guarantee and Collateral Agreement, the provisions of clause (x) of the first sentence of Section 9.04(a) or the provisions of this Section 9.08, release any Guarantor (other than in connection with the disposition of such Guarantor in a transaction permitted by Section 6.05), release all or substantially all of the Collateral, subordinate the Obligations under this Agreement or any other Credit Document to any other Material Indebtedness or subordinate the Liens on all or substantially all of the Collateral securing the Obligations to any Lien on such Collateral securing any other Material Indebtedness, in each case, without the prior written consent of each DIP Creditor, (iv) [reserved], (v) change the provisions of any Credit Document in a manner that by its terms adversely affects the rights in respect of payments due to DIP Creditors holding Term Loans and/or Notes of one Class differently from the rights of DIP Creditors holding Term Loans and/or Notes of any other Class, as applicable, without the prior written consent of DIP Creditors holding a majority in interest of the outstanding Term Loans, Notes and unused Commitments of each adversely affected Class, (vi) modify the protections afforded to an SPV pursuant to the provisions of Section 9.04(j) without the written consent of such SPV, (vii)  reduce the percentage contained in the definition of the term “Required DIP Creditors” without the prior written consent of each DIP Creditor (it being understood that with the consent of the Required DIP Creditors, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required DIP Creditors on substantially the same basis as the Commitments on the Closing Date), (viii) impose any additional restrictions on any DIP Creditor’s ability to assign any of its rights or obligations hereunder (including any amendment to Section 9.04 or Section 10.02) without the prior written consent of the DIP Creditors adversely affected thereby, or (ix) waive, amend or modify the Superpriority Claim status of the DIP Creditors under the Orders or under any Credit Document without the prior written consent of the DIP Creditors adversely affected thereby; provided that, notwithstanding anything to the contrary herein, no Defaulting DIP Creditor shall have any right to consent to any such amendment, modification or waiver, other than any such amendment, modification or waiver which affects the rights or obligations of a Defaulting DIP Creditor differently than the rights or obligations of the other DIP Creditors or increases or extends the Commitment of, or forgives or decreases the principal amount of, or extends the maturity of any scheduled principal payment date or date for the payment of any interest on any Loan of, or Note held by, such Defaulting DIP Creditor; provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Co-Administrative Agents or the Collateral Agent hereunder or under any other Credit Document without the prior written consent of the Co-Administrative Agents or the Collateral Agent, as applicable.

(c)            Notwithstanding the foregoing, (i)  upon request by any Agent at any time, the Company shall provide such Agent with a certificate of a Responsible Officer of the Company certifying that the requested release is permitted under this Section 9.08 and (ii) upon request by any Agent at any time, the Required DIP Creditors (or such other number or percentage of the DIP Creditors as shall be necessary, or as such Agent shall believe in good faith shall be necessary) as it deems appropriate will confirm in writing such Agent’s authority to release any Guarantor or Collateral pursuant to this Section 9.08.

(d)            Notwithstanding the foregoing, (i) the Co-Administrative Agents, the Collateral Agent and/or the Company may amend any Credit Document to (1) cure any ambiguity, omission, mistake, defect or inconsistency or (2) make any change that would provide an additional right or benefit to the DIP Creditors (and which is not adverse to any DIP Creditor), so long as, in each case, such changes shall not be materially adverse to the DIP Creditors and the DIP Creditors shall have received at least five (5) Business Days’ prior written notice thereof and the Co-Administrative Agents shall not have received, within five (5) Business Days following the date of such notice to the DIP Creditors, written notice from the Required DIP Creditors stating that the Required DIP Creditors object to such amendment, and such Credit Document shall be duly executed by each of the Company and the applicable Agents and (ii) the Fee Letters may be amended by the parties thereto in accordance with its terms. Notwithstanding anything to the contrary contained herein, any such amendments shall become effective without any further consent of any other party to such Credit Document.

Section 9.09     Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan or any Note, together with all fees, charges and other amounts which are treated as interest on such Loan or Note under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the DIP Creditor holding such Loan or Note in accordance with applicable law, the rate of interest payable in respect of such Loan or Note hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan or Note but were not payable as a result of the operation of this Section 9.09 shall be cumulated and the interest and Charges payable to such DIP Creditor in respect of other Loans or Notes or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such DIP Creditor.

Section 9.10     Entire Agreement. This Agreement and the other Credit Documents constitute the entire contract among the parties relating to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof and thereof. Any other previous agreement among the parties with respect to the subject matter hereof and thereof is superseded by this Agreement and the other Credit Documents. Nothing in this Agreement or in the other Credit Documents, expressed or implied, is intended to confer upon any Person (other than the parties hereto and thereto, their respective successors and assigns permitted hereunder and, to the extent expressly contemplated hereby, the Protected Persons and the Related Parties of each of the Co-Administrative Agents, the Collateral Agent, and the DIP Creditors) any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Credit Documents.

Section 9.11     WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

Section 9.12     Severability. In the event any one or more of the provisions contained in this Agreement or in any other Credit Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 9.13     Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 9.03. Delivery of an executed signature page to this Agreement by facsimile transmission or in other electronic (e.g., “pdf” or “tif”) format shall be as effective as delivery of a manually signed counterpart of this Agreement. The words “execution,” “signed,” “signature,” and words of like import in any Credit Documents, Assignment and Acceptance or Affiliated DIP Creditor Assignment and Acceptance shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 9.14     Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

Section 9.15     Jurisdiction; Consent to Service of Process.

(a)            Each party hereto hereby irrevocably and unconditionally submits, for itself and its property (and, in the case of the Company, its Restricted Subsidiaries and their property) to the exclusive jurisdiction of the Bankruptcy Court and, if the Bankruptcy Court does not have, or abstains from jurisdiction, any New York State court or the Federal court of the Southern District of New York, in each case located in the Borough of Manhattan, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Credit Documents, or for recognition or enforcement of any judgment (except to the extent the Collateral Agent requires submission to any other jurisdiction in connection with the exercise of any rights under any Security Document or the enforcement of any judgment), and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding shall be heard and determined in such Bankruptcy Court and, if the Bankruptcy Court does not have, or abstains from jurisdiction, such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Credit Document shall affect any right that the Co-Administrative Agents, the Collateral Agent, or any DIP Creditor may otherwise have to bring any action or proceeding relating to this Agreement or the other Credit Documents against the Credit Parties or their properties in the courts of any jurisdiction.

(b)            Each party hereto hereby irrevocably and unconditionally waives, on behalf of itself and the other Credit Parties, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Credit Document in Bankruptcy Court and, if the Bankruptcy Court does not have, or abstains from jurisdiction, any New York State or Federal court referred to in paragraph (a) of this Section 9.15. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)            Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 9.16     Confidentiality. Each of the Co-Administrative Agents, the Collateral Agent, and the DIP Creditors (collectively, the “Restricted Persons” and, each a “Restricted Person”) agrees to maintain the confidentiality of the Information, except that Information may be disclosed (a) to each such Person and its and its Affiliates’ officers, directors, employees, controlling persons, and agents, including accountants, legal counsel and other advisors, including any numbering, administration or settlement service providers (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority or quasi-regulatory authority (such as the National Association of Insurance Commissioners), including audits or examinations conducted by bank accountants or any governmental bank authority exercising examination or regulatory authority, (c) to the extent required by applicable laws or regulations, pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law, rule or regulation or compulsory legal process or by any subpoena or similar legal process, (d) in connection with the exercise of any remedies hereunder or under the other Credit Documents or any suit, action or proceeding relating to the enforcement of its rights hereunder or thereunder, (e) subject to an agreement containing provisions substantially the same as those of this Section 9.16 or in accordance with standard syndication processes or customary market standards for dissemination of such Information, which shall in any event require “click through” or other affirmative actions on the part of the recipient to access such information, to (i) any actual or prospective assignee of or participant in any Loans, Notes or Commitments under this Agreement and the other Credit Documents, (ii) [reserved] or (iii) any other DIP Creditor, Agent or Affiliate of a DIP Creditor or Agent, (f) to rating agencies, (g) with the consent of the Company, (h) to the extent such Information was already in the possession of the Restricted Persons prior to any duty or other undertaking of confidentiality or is independently developed by such Restricted Person without the use of such Information, (i) to market data collectors, similar service providers to the lending industry, and service providers to the Agents and the DIP Creditors in connection with the administration and management of this Agreement, the other Credit Documents and the Commitments; provided that such Person is advised of the provisions of this Section 9.16, (j) to the extent such Information becomes publicly available or is received by such Person from a third party other than by reason of improper disclosure by such Restricted Person or any of its Affiliates or any related parties thereto in violation of any confidentiality obligations owing under this Section 9.16, (k) to any actual or potential credit provider, investor, or other entity in connection with a financing or securitization or proposed financing or securitization of all or a part of any amounts payable to or for the benefit of any DIP Creditor or its Affiliates under the Credit Documents so long the recipient agrees to keep such information confidential in a manner materially consistent with this Section 9.16, (l) to the Bankruptcy Court in connection with the approval of the Transactions or any other transactions related hereto, (m) to the extent that such Information is received by such Restricted Person from a third party that is not, to such Restricted Person’s knowledge, subject to confidentiality obligations owing to any Credit Party or any of their respective subsidiaries or affiliates, (n) to such Restricted Person’s Affiliates and to its and their respective Related Parties, independent auditors, and other experts or agents who need to know such Information in connection with providing the Loans, Notes or Commitments or action as an Agent hereunder and who are informed of the confidential nature of such Information and who are subject to customary confidentiality obligations of professional practice or who agree to be bound by the terms of this Section 9.16 (or confidentiality provisions at least as restrictive as those set forth in this Section 9.16 or (o) for purposes of establishing a “due diligence” defense; provided, unless specifically prohibited by applicable law or court order, each of the Co-Administrative Agents, the Collateral Agent, and the DIP Creditors shall make reasonable efforts to notify the Company of any request or disclosure pursuant to clause (c) above prior to disclosure thereof (except with respect to any audit or examination conducted by bank accountants or regulatory authority exercising examination or regulatory authority). “Information” shall mean all information received from the Company on a confidential basis and related to the Credit Parties or their respective businesses, other than any such information that was available to the Co-Administrative Agents, the Collateral Agent, or any DIP Creditor on a non-confidential basis prior to its disclosure by the Company; provided that, in the case of Information received from the Company after the Closing Date, such information shall be deemed confidential unless marked “PUBLIC” in accordance with Section 9.01. Any Person required to maintain the confidentiality of Information as provided in this Section 9.16 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord its own confidential information. Notwithstanding the foregoing, (i) Information shall not include, with respect to any Person, information available to it or its Affiliates on a non-confidential basis from a source other than the Company, (ii) each Agent shall not be responsible for compliance with this Section 9.16 by any Restricted Person (other than its officers, directors or employees), (iii) in no event shall any DIP Creditor or any Agent be obligated or required to return any materials furnished by the Company or any of its Subsidiaries and (iv) each Agent and each DIP Creditor may disclose the existence of this Agreement and the information about this Agreement to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the facilities, market data collectors, similar services providers to the lending industry, and service providers to the Agents and the DIP Creditors in connection with the administration, settlement and management of this Agreement and the other Credit Documents.

Section 9.17     DIP Creditor Action. Each DIP Creditor agrees that it shall not take or institute any action or proceeding, judicial or otherwise, for any right or remedy against any Credit Parties under any Credit Document (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any of the Credit Parties, unless expressly provided for herein or in any other Credit Document, without the prior written consent of the Co-Administrative Agents and the Collateral Agent. The provisions of this Section 9.17 are for the sole benefit of the Agents and the DIP Creditors and shall not afford any right to, or constitute a defense available to, any of the Credit Parties.

Section 9.18     USA PATRIOT Act Notice. Each DIP Creditor and the Co-Administrative Agents (for itself and not on behalf of any DIP Creditor) hereby notifies the Company that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Company and the other Credit Parties, which information includes the name and address of the Company and the other Credit Parties and other information that will allow such DIP Creditor or the Co-Administrative Agents, as applicable, to identify the Company and the other Credit Parties in accordance with the USA PATRIOT Act.

Section 9.19     No Fiduciary Duty. The Co-Administrative Agents, the Collateral Agent, each DIP Creditor and their Affiliates (collectively, solely for purposes of this paragraph, the “DIP Creditors”), may have economic interests that conflict with those of the Company and the Subsidiaries, equityholders and/or Affiliates.  The Company hereby agrees, on behalf of itself and each of the other Credit Parties, that nothing in the Credit Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any DIP Creditor, on the one hand, and the Company, the other Credit Parties, and their respective Subsidiaries, equityholders or Affiliates, on the other.  The Company acknowledges and agrees, on behalf of itself and each of the other Credit Parties, that (i) the transactions contemplated by the Credit Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the DIP Creditors, on the one hand, and the Credit Parties, on the other, (ii) in connection therewith and with the process leading thereto, (x) no DIP Creditor has assumed an advisory or fiduciary responsibility in favor of the Company, the other Credit Parties, their respective equityholders and/or Affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any DIP Creditor has advised, is currently advising or will advise the Company, the other Credit Parties, and their respective Subsidiaries, equityholders or Affiliates on other matters) or any other obligation to the Credit Parties except the obligations expressly set forth in the Credit Documents and (y) each DIP Creditor is acting solely as principal and not as the agent or fiduciary of the Company, the other Credit Parties, or their respective management, equityholders, creditors or any other Person, (iii) it has consulted its own legal and financial advisors to the extent it has deemed appropriate and it is responsible for making its own independent judgment with respect to the Transactions and the process leading thereto, and (iv) it will not claim that any Agent, or DIP Creditor has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to it in connection with such transaction or the process leading thereto, and agrees that each Agent or DIP Creditor shall have no liability (whether direct or indirect) in respect of such a claim or to any other Person asserting such a claim on its behalf.

Section 9.20     Affiliate Activities. The Company acknowledges that (1) the Agent and each DIP Creditor (and their respective subsidiaries and Affiliates) is a full service securities firm engaged, either directly or through Affiliates, in various activities, including securities trading, investment banking and financial advisory, investment management, principal investment, hedging, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals, (2) in the ordinary course of these activities, they may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and/or financial instruments (including bank loans) for their own respective accounts and for the accounts of their respective customers and may at any time hold long and short positions in such securities and/or instruments, (3) such investment and other activities may involve securities and instruments of the Company and their Subsidiaries and Affiliates, as well as of other entities and Persons and their Affiliates which may (i) be involved in transactions arising from or relating to the Transaction contemplated hereby and by the other Credit Documents, (ii) be customers or competitors of the Company and their Affiliates, or (iii) have other relationships with the Company and their Affiliates, (4) each Agent, and DIP Creditor (and their respective subsidiaries and Affiliates) may (i) provide investment banking, underwriting and financial advisory services to such other entities and Persons, or (ii) co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities of the Company and their Subsidiaries and Affiliates or such other entities and (5) the transactions contemplated by this Agreement and by the other Credit Documents may have a direct or indirect impact on the investments, securities or instruments referred to in this Section.

Section 9.21     Joint and Several Liability; Postponement of Subrogation.

(a)            The Obligations of the Company and the other Credit Parties hereunder and under the other Credit Documents shall be joint and several and, as such, the Company and the other Credit Parties shall be liable for all of such Obligations of the Company and each other Credit Party under this Agreement and the other Credit Documents. To the fullest extent permitted by law, the liability of the Company and each other Credit Party for the Obligations under this Agreement and the other Credit Documents of the Company and the other Credit Parties shall be absolute, unconditional and irrevocable, without regard to (i) the validity or enforceability of this Agreement or any other Credit Document, any of the Obligations hereunder or thereunder or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by any Secured Party, (ii) any defense, set-off or counterclaim which may at any time be available to or be asserted by the Company or any other Credit Party or any other Person against any Secured Party or (iii) any other circumstance whatsoever (with or without notice to or knowledge of the Company or any other Credit Party) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Company or each Credit Party for the Obligations hereunder or under any other Credit Document, or of the Company or any other Credit Party under this Section 9.21, in bankruptcy or in any other instance. The Company and each other Credit Party, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the Company and each other Credit Party, with respect to the payment and performance of all of the Obligations (including any Obligations arising under this Section 9.21), it being the intention of the parties hereto that all the Obligations shall be the joint and several Obligations of the Company and each other Credit Party without preferences or distinction among them.

(b)            Each Credit Party agrees that it will not exercise any rights which it may acquire by way of rights of subrogation under this Agreement, by any payments made hereunder or otherwise, until the prior payment in full in cash of all of the Obligations hereunder and under the other Credit Documents and the permanent termination of all Commitments. Any amount paid to the Company or any other Credit Party on account of any such subrogation rights prior to the payment in full in cash of all of the Obligations hereunder and under the other Credit Documents and the permanent termination of all Commitments shall be held in trust for the benefit of the Secured Parties and shall immediately be paid to the Co-Administrative Agents for the benefit of the Secured Parties and credited and applied against the Obligations of the Credit Parties, whether matured or unmatured, in such order as the Required DIP Creditors shall elect. In furtherance of the foregoing, for so long as any Obligations of the Company or any other Credit Party hereunder or any Commitments remain outstanding hereunder or under the other Credit Documents, the Credit Parties shall refrain from taking any action or commencing any proceeding against any other Credit Party (or any of its successors or assigns, whether in connection with a bankruptcy proceeding or otherwise) to recover any amounts in respect of payments made in respect of the Obligations hereunder or under the other Credit Documents of the Credit Party to any Secured Party.

(c)            The provisions of this Section 9.21 are made for the benefit of the Agents, the other Secured Parties and their respective successors and assigns, and may be enforced by it or them from time to time against any or all Credit Parties as often as occasion therefor may arise and without requirement on the part of any Agent, any other Secured Party or any of their respective successors or assigns first to marshal any of its or their claims or to exercise any of its or their rights against the Company or any other Credit Party or to exhaust any remedies available to it or them against the Company or any other Credit Party or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy. The provisions of this Section 9.21 shall remain in effect until all of the Obligations shall have been paid in full in accordance with the express terms of this Agreement. If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by any Agent or any other Secured Party upon the insolvency, bankruptcy or reorganization of the Company or any other Credit Party, or otherwise, the provisions of this Section 9.21 will forthwith be reinstated in effect, as though such payment had not been made.

(d)            Except as otherwise expressly provided in this Agreement, each Credit Party hereby waives notice of acceptance of its joint and several liability, notice of any Term Loans or Notes made or issued under or pursuant to this Agreement, notice of the occurrence of any Default, Event of Default, or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by any Agent or any other Secured Party under or in respect of any of the Obligations, any requirement of diligence or to mitigate damages and, generally, to the extent permitted by Law, all demands, notices and other formalities of every kind in connection with this Agreement (except as otherwise provided in this Agreement). Each Credit Party hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by any Agent or any other Secured Party at any time or times in respect of any default by any Credit Party in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by any Agent or any other Secured Party in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations or the addition, substitution or release, in whole or in part, of any Credit Party. Without limiting the generality of the foregoing, each Credit Party assents to any other action or delay in acting or failure to act on the part of any Agent or any other Secured Party with respect to the failure by any Credit Party to comply with any of its respective Obligations, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable Laws or regulations thereunder, which might, but for the provisions of this Section 9.21 afford grounds for terminating, discharging or relieving any Credit Party, in whole or in part, from any of its Obligations under this Section 9.21, it being the intention of any Credit Party that, so long as any of the Obligations hereunder remain unsatisfied, the Obligations of any Credit Party under this Section 9.21 shall not be discharged except by performance and then only to the extent of such performance. The Obligations of any Credit Party under this Section 9.21 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any Credit Party, any Agent or any other Secured Parties.

Section 9.22     Orders Control. To the extent that any specific provision hereof or in any other Credit Document is inconsistent with any of the Orders, the Interim Order or Final Order (as applicable) shall control.

Section 9.23     Certain ERISA Matters.

(a)            Each DIP Creditor (x) represents and warrants, as of the date such Person became a DIP Creditor party hereto, to, and (y) covenants, from the date such Person became a DIP Creditor party hereto to the date such Person ceases being a DIP Creditor party hereto, for the benefit of, the Co-Administrative Agents and not, for the avoidance of doubt, to or for the benefit of the Company or any other Credit Party, that at least one of the following is and will be true:

(i)            such DIP Creditor is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such DIP Creditor’s entrance into, participation in, administration of and performance of the Term Loans, the Notes, the Commitments or this Agreement;

(ii)            the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such DIP Creditor’s entrance into, participation in, administration of and performance of the Term Loans, the Notes, the Commitments and this Agreement;

(iii)            (A) such DIP Creditor is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such DIP Creditor to enter into, participate in, administer and perform the Term Loans, the Notes, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Term Loans, the Notes, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84- 14 and (D) to the best knowledge of such DIP Creditor, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such DIP Creditor’s entrance into, participation in, administration of and performance of the Term Loans, the Notes, the Commitments and this Agreement; or

(iv)            such other representation, warranty and covenant as may be agreed in writing between the Co-Administrative Agents (at the written direction of the Required DIP Creditors), in its sole discretion, and such DIP Creditor.

(b)            In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a DIP Creditor or (2) a DIP Creditor has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such DIP Creditor further (x) represents and warrants, as of the date such Person became a DIP Creditor party hereto, to, and (y) covenants, from the date such Person became a DIP Creditor party hereto to the date such Person ceases being a DIP Creditor party hereto, for the benefit of, the Co-Administrative Agents and not, for the avoidance of doubt, to or for the benefit of the Company or any other Credit Party, that the Co-Administrative Agents is not a fiduciary with respect to the assets of such DIP Creditor involved in such DIP Creditor’s entrance into, participation in, administration of and performance of the Term Loans, the Notes, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Co-Administrative Agents under this Agreement, any Credit Document or any documents related hereto or thereto).

Section 9.24     Substitution of DIP Notes Creditor. Notwithstanding anything to the contrary herein, including Section 9.08, each DIP Notes Creditor shall have the right to substitute any one of its Affiliates or another DIP Notes Creditor or any one of such other DIP Notes Creditor’s Affiliates or related funds or funds under common management or another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (a “Substitute DIP Notes Creditor”) as the DIP Notes Creditor of the Notes that it has agreed to purchase hereunder which have not been issued as of the date of the substitution, by written notice to the Company (substantially in the form set out in Exhibit S, which notice shall be signed by both such DIP Notes Creditor and such Substitute DIP Notes Creditor, shall contain such Substitute DIP Notes Creditor’s agreement to be bound by this Agreement and shall contain a confirmation by such Substitute DIP Notes Creditor of the accuracy with respect to it of the representations set forth in Section 3. For the avoidance of doubt, neither the DIP Notes Creditor or the Substitute DIP Notes Creditor shall be required to obtain the consent of the Company or any Agent in connection with the substitution under this Section 9.24. Upon receipt of such notice, any reference to such DIP Notes Creditor in this Agreement (other than in this Section 9.24), shall be deemed to refer to such Substitute DIP Notes Creditor in lieu of such Original DIP Notes Creditor. In the event that such Substitute DIP Notes Creditor is so substituted as a DIP Notes Creditor hereunder and such Substitute DIP Notes Creditor thereafter transfers to such Original DIP Notes Creditor all of the Notes then held by such Substitute DIP Notes Creditor, upon receipt by the Company of notice of such transfer, any reference to such Substitute DIP Notes Creditor as a “DIP Notes Creditor” in this Agreement (other than in this Section 9.24), shall no longer be deemed to refer to such Substitute DIP Notes Creditor, but shall refer to such Original DIP Notes Creditor, and such Original DIP Notes Creditor shall again have all the rights of an original holder of the Notes under this Agreement.

Article X

Registration; Exchange; Substitution of Notes

Section 10.01     Registration of Notes. The Company hereby irrevocably appoints the Co-Administrative Agents as Registrar to keep at the Acquiom’s office (as applicable) a register for the registration and registration of transfers of Notes (the “DIP Notes Creditor Register”) and to register and update the same, including to reflect the relevant information in accordance with the sale and purchase of Notes at each Closing. The name and address, date of registration of each holder, account details for payment, contact name, email address and phone number of each holder of Notes, the principal amount of each Class and Type of Notes issued to a holder and the date of its issue, the details of the date on which each Note is repaid, prepaid or cancelled and the same information in respect of each transferee of one or more Notes (including the date of each transfer, the names and addresses of all subsequent holders thereof), the date on which a person ceases to be a holder, and the principal amount of the Notes held by each holder shall be registered on the DIP Notes Creditor Register. Promptly upon the DIP Notes Creditor Register being updated for any holder, the Registrar shall give to the relevant holder a true, complete and correct copy of the updated DIP Notes Creditor Register in respect of such holder. If any holder of one or more Notes is a nominee, then (i) the name and address of the beneficial owner of such Note or Notes shall also be registered in such register as an owner and holder thereof and (ii) at any such beneficial owner’s option, either such beneficial owner or its nominee may execute any amendment, waiver or consent pursuant to this Agreement. Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary. The Company shall give to any holder, and any Registrar shall give to the Company and such holder (without any need to seek the Company’s consent), promptly upon request therefor, a true, complete and correct copy of the names and addresses held on the DIP Notes Creditor Register in respect of such holder. This paragraph shall be construed so that the obligations are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of U.S. Internal Revenue Code of 1986, as amended.

Section 10.02     Transfer and Exchange of Notes. Upon receipt of a written instrument of transfer substantially in the form set out in Exhibit O (an “Instrument of Transfer”) duly executed by the registered holder of a Note and each transferee and accompanied by the relevant name, address and other information for notices of each transferee of such Note or part thereof, within five (5) Business Days thereafter, the Registrar appointed by the Company (or, if no Registrar has been appointed, the Company) shall deliver, at the Company’s expense (except as provided below), one or more new Notes in exchange therefor in the form of electronic book-entry on the DIP Notes Creditor Register, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note, provided that any such transfer or exchange must be made in compliance with the federal securities laws of the United States, including the Securities Act or other applicable law. Each such new Note shall be payable to such Person as such holder may request and shall be evidenced by electronic book-entry in the DIP Notes Creditor Register maintained by the Registrar. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Company may, by notice to the Registrar, require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes provided that any such amount shall be owing by the transferee of the applicable Note following the effectuation of any transfer and shall not be a condition precedent to the effectiveness of such transfer. Notes shall not be transferred in denominations of less than $1, provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes, one Note may be in a denomination of less than $1. Neither the Registrar nor any holder shall be required to obtain the consent of the Company in connection with the transfer or exchange of any Note pursuant to this Section 10.02.

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ENVIVA INC.

/s/ James P. Geraghty
Name: James P. Geraghty
Title: Executive Vice President, Finance

ENVIVA GP, LLC

/s/ James P. Geraghty
Name: James P. Geraghty
Title: Executive Vice President, Finance

ENVIVA, LP

By: Enviva GP, LLC, as its sole general partner

/s/ James P. Geraghty
Name: James P. Geraghty
Title: Executive Vice President, Finance

ENVIVA PARTNERS FINANCE CORP.

/s/ James P. Geraghty
Name: James P. Geraghty
Title: Executive Vice President, Finance

ENVIVA PELLETS, LLC

/s/ James P. Geraghty
Name: James P. Geraghty
Title: Executive Vice President, Finance

[DIP Credit Agreement Signature Page]

ENVIVA ENERGY SERVICES, LLC

/s/ James P. Geraghty
Name: James P. Geraghty
Title: Executive Vice President, Finance

ENVIVA PELLETS WAYCROSS, LLC

/s/ James P. Geraghty
Name: James P. Geraghty
Title: Executive Vice President, Finance

ENVIVA PELLETS GREENWOOD, LLC

/s/ James P. Geraghty
Name: James P. Geraghty
Title: Executive Vice President, Finance

ENVIVA PELLETS LUCEDALE, LLC

/s/ James P. Geraghty
Name: James P. Geraghty
Title: Executive Vice President, Finance

ENVIVA PELLETS EPES, LLC

/s/ James P. Geraghty
Name: James P. Geraghty
Title: Executive Vice President, Finance

[DIP Credit Agreement Signature Page]

ENVIVA PELLETS EPES FINANCE COMPANY, LLC

/s/ James P. Geraghty
Name: James P. Geraghty
Title: Manager

ENVIVA PELLETS EPES HOLDINGS, LLC

/s/ James P. Geraghty
Name: James P. Geraghty
Title: Executive Vice President, Finance

ENVIVA HOLDINGS, LP

By: Enviva Holdings GP, LLC, as its sole general partner

/s/ James P. Geraghty
Name: James P. Geraghty
Title: Executive Vice President, Finance

ENVIVA AIRCRAFT HOLDINGS CORP.

/s/ James P. Geraghty
Name: James P. Geraghty
Title: Executive Vice President, Finance

ENVIVA MANAGEMENT COMPANY, LLC

/s/ James P. Geraghty
Name: James P. Geraghty
Title: Executive Vice President, Finance

[DIP Credit Agreement Signature Page]

ENVIVA SHIPPING HOLDINGS, LLC

/s/ James P. Geraghty
Name: James P. Geraghty
Title: Executive Vice President, Finance

ENVIVA PELLETS BOND, LLC

/s/ James P. Geraghty
Name: James P. Geraghty
Title: Executive Vice President, Finance

ENVIVA MLP INTERNATIONAL HOLDINGS LLC

/s/ James P. Geraghty
Name: James P. Geraghty
Title: Manager

ENVIVA PORT OF PASCAGOULA, LLC

/s/ James P. Geraghty
Name: James P. Geraghty
Title: Executive Vice President, Finance

ENVIVA HOLDINGS GP, LLC

/s/ James P. Geraghty
Name: James P. Geraghty
Title: Executive Vice President, Finance

[DIP Credit Agreement Signature Page]

ENVIVA DEVELOPMENT FINANCE COMPANY, LLC

/s/ James P. Geraghty
Name: James P. Geraghty
Title: Executive Vice President, Finance

[DIP Credit Agreement Signature Page]

ACQUIOM AGENCY SERVICES LLC,
as Co-Administrative Agent and Collateral Agent

By:	/s/ Lisa Schutz
Name: Lisa Schutz
Title: Director

[DIP Credit Agreement Signature Page]

SEAPORT LOAN PRODUCTS LLC,
as Co-Administrative Agent

By:	/s/ Jonathan Silverman
Name: Jonathan Silverman
Title: General Counsel

[DIP Credit Agreement Signature Page]

IN WITNESS WHEREOF, each of the undersigned has caused its duly authorized officer to execute and deliver this Agreement as of the date first set forth above.

BARCLAYS BANK PLC, as DIP Fronting Creditor

By:	/s/ Erik Jerrard
Name:	Erik Jerrard
Title:	Director

[DIP Credit Agreement Signature Page]

[Signatures of DIP Creditors on file with the Company]